     THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                        Pursuant to Rule 424(b)5
                                                      Registration No. 333-91815
                   SUBJECT TO COMPLETION, DATED JUNE 2, 2000

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 27, 2000)

                          9,000,000 FELINE PRIDES(SM)
   (CONSISTING OF [      ] INCOME PRIDES(SM) AND [      ] GROWTH PRIDES(SM))

                              [SEMCO ENERGY LOGO]

                                % TRUST PREFERRED SECURITIES

                             SEMCO CAPITAL TRUST II
                (LIQUIDATION AMOUNT $10 PER PREFERRED SECURITY)
                  FULLY AND UNCONDITIONALLY GUARANTEED TO THE
                EXTENT PROVIDED IN THIS PROSPECTUS SUPPLEMENT BY
                               SEMCO ENERGY, INC.
                            ------------------------
     This is an offering of 9,000,000 FELINE PRIDES(SM) by SEMCO Energy, Inc.
and [               ] separately offered and separately traded trust preferred securities of SEMCO Capital Trust II, a Delaware business trust wholly owned by us. The FELINE PRIDES consist of units referred to as Income PRIDES and Growth PRIDES. A component of both an Income PRIDES and a Growth PRIDES is a purchase contract pursuant to which you will agree to purchase from us shares of our common stock on August 16, 2003 as described in this prospectus supplement. In addition to the separately offered and separately traded trust preferred
securities, the trust is issuing [       ] trust preferred securities that will
initially be held as components of the Income PRIDES, unless and until substitution is made as described in this prospectus supplement.

     We will apply to list the Income PRIDES and the Growth PRIDES on the New York Stock Exchange, or NYSE, under the proposed symbols "SENPrI" and "SENPrG."
On [          ], 2000, the last reported sale price of our common stock on the
NYSE was $[       ] per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                                                PUBLIC OFFERING   UNDERWRITING   PROCEEDS TO SEMCO
                                                                   PRICE(1)       COMMISSIONS     ENERGY, INC.(2)
                                                                ---------------   ------------   -----------------
Per Income PRIDES...........................................       $                $                 $
Per Growth PRIDES...........................................
Per Trust Preferred Security................................
                                                                   --------         --------          -------
     Total..................................................       $                $                 $
                                                                   ========         ========          =======

---------------
(1) Plus, as applicable, accumulated distributions, interest and contract
    adjustment payments, if any, from [            ], 2000, if settlement occurs
    after that date.

(2) Before expenses and after deducting $[       ] used to purchase the treasury
    securities component of the Growth PRIDES.

     The underwriters may also purchase up to an additional 1,350,000 FELINE PRIDES, in any combination of Income PRIDES and Growth PRIDES, within 30 days of the date hereof in order to cover over-allotments, if any. The underwriters must purchase at least as many trust preferred securities as Growth PRIDES. If such option is exercised in full, the total underwriting commission and proceeds to
SEMCO will be $[       ] and $[       ], respectively.

     The securities will be ready for delivery in New York, New York, on or
about [            ], 2000.

     Following this offering of FELINE PRIDES, we intend to offer $160,000,000 aggregate principal amount of senior debt securities pursuant to a separate prospectus supplement. These two offerings are independent of each other and each offering may be consummated whether or not the other offering is consummated.
                            ------------------------
                              MERRILL LYNCH & CO.
BANC OF AMERICA SECURITIES LLC                         SALOMON SMITH BARNEY INC.
                            ------------------------
           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE [  ], 2000.

   "FELINE PRIDES," "Income PRIDES" and "Growth PRIDES" are service marks of
                           Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                       PROSPECTUS SUPPLEMENT
Forward-looking Statements..................................     S-3
Summary of the Offering.....................................     S-4
Risk Factors................................................    S-18
Use of Proceeds.............................................    S-23
Price Range of Common Stock and Dividend....................    S-23
Capitalization..............................................    S-24
Selected Financial Information..............................    S-24
Accounting Treatment........................................    S-25
Description of the FELINE PRIDES............................    S-25
Description of the Purchase Contracts.......................    S-29
Provisions of The Purchase Contract Agreement and the Pledge
  Agreement.................................................    S-38
Description of The Trust Preferred Securities...............    S-41
Description of the Guarantee................................    S-53
Description of the Senior Deferrable Notes..................    S-56
Effect of Obligations under the Senior Deferrable Notes and
  the Guarantee.............................................    S-61
Material Federal Income Tax Consequences....................    S-62
Erisa Considerations........................................    S-70
Underwriting................................................    S-72
Experts.....................................................    S-74
Legal Opinions..............................................    S-74
                             PROSPECTUS
Where You Can Find More Information.........................       2
Incorporation of Certain Documents by Reference.............       3
Cautionary Statement Regarding Forward-Looking
  Information...............................................       3
SEMCO Energy................................................       5
The Trusts..................................................      10
Use of Proceeds.............................................      11
Accounting Treatment Relating to Trust Securities...........      12
Consolidated Ratios of Earnings to Fixed Charges............      12
Description of Capital Stock................................      13
Description of Debt Securities..............................      16
Description of Trust Preferred Securities...................      29
Description of Trust Guarantees.............................      31
The Agreement as to Expenses and Liabilities................      33
Additional Description of Subordinated Debentures to be
  Issued to Trust...........................................      33
Effect of Obligations Under Subordinated Debentures and
  Trust Preferred Securities Guarantees.....................      38
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................      39
Plan of Distribution........................................      39
Legal Matters...............................................      40
Experts.....................................................      41

                          ----------------------------

     You should rely only on the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement and the accompanying Prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date. Unless the context otherwise requires, the terms "SEMCO," "we" and "our" refer to SEMCO Energy, Inc.

                           FORWARD-LOOKING STATEMENTS

     Statements contained in or incorporated by reference into this Prospectus Supplement or the accompanying Prospectus include forward-looking statements within meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve certain risks and uncertainties that may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following:

     - the effects of weather and other natural phenomena;

     - economic climate and growth in the geographic areas in which we do business;

     - the capital intensive nature of our businesses;

     - increased competition within the energy industry as well as from alternative forms of energy;

     - the timing and extent of changes in commodity prices for natural gas and propane;

     - the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates;

     - our ability to bid on and win construction, engineering and quality assurance contracts;

     - the impact of energy prices on the amount of projects and business available to the engineering business;

     - the nature, availability and projected profitability of potential investments available to us;

     - our ability to accomplish our financing objectives in a timely and cost-effective manner, in light of changing conditions in the capital markets and, in particular, the Company's ability to refinance in a timely and cost-effective manner, the short-term bridge-loan obtained to finance the acquisition of ENSTAR Natural Gas Company and Alaska Pipeline Company; and

     - our ability to operate and integrate acquired businesses in accordance with our plans.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                            SUMMARY OF THE OFFERING

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus.

                                  SEMCO ENERGY

     SEMCO is a diversified energy and infrastructure services company headquartered in southeastern Michigan. It was founded in 1950 as Southeastern Michigan Gas Company. SEMCO and its subsidiaries operate five business segments:
(1) gas distribution; (2) construction services; (3) engineering services; (4) propane, pipelines and storage; and (5) information technology services. The latter four segments are sometimes referred to together as the "diversified businesses."

GAS DISTRIBUTION

     SEMCO's gas distribution business segment operates in Michigan and Alaska. The Alaska-based operation, which consists of ENSTAR Natural Gas Company and Alaska Pipeline Company (together known as "ENSTAR"), was acquired on November 1, 1999 for approximately $290 million. The acquisition of ENSTAR was accounted for as a purchase and therefore, the charts below include the results of ENSTAR's operations since November 1, 1999.

     The Michigan gas distribution operation and ENSTAR are referred to together as the "gas distribution business." The Michigan gas distribution operation and ENSTAR Natural Gas Company operate as divisions of SEMCO.

     The gas distribution business distributes and transports natural gas to residential, commercial and industrial customers and is SEMCO's largest business segment. Set forth in the chart below is gas sales and transportation information for the past three years:

GAS SALES AND TRANSPORTATION REVENUE
               ($MM)                         VOLUME OF GAS SOLD AND TRANSPORTED
[GRAPH]                                                    (BCF)

                                                                                                          GAS TRANSPORTATION
                                         RESIDENTIAL SALES       COMMERCIAL SALES     INDUSTRIAL SALES         REVENUE
                                         -----------------       ----------------     ----------------    ------------------
1999                                           137.4                  38.5                   6.8                 22.4
1998                                           118.2                  42.0                   6.4                 14.8
1997                                           139.5                  66.6                  12.1                 13.2

                                                                         [GRAPH]

                                         RESIDENTIAL SALES        COMMERCIAL SALES     INDUSTRIAL SALES   GAS TRANSPORTATION
                                         -----------------        ----------------     ----------------   ------------------
1999                                           28.6                       8.9                    1.8               32.4
1998                                           21.9                       8.8                    1.5               23.8
1997                                           26.0                      13.5                    2.5               21.4

     The gas delivery system of the Michigan gas distribution operation included approximately 153 miles of gas transmission pipelines and 5,222 miles of gas distribution pipelines at December 31, 1999. The pipelines are located throughout the southern half of Michigan's lower peninsula and also in the central and western areas of Michigan's upper peninsula. At December 31, 1999, ENSTAR's gas delivery system included approximately 394 miles of gas transmission pipelines and 2,244 miles of gas distribution pipelines. ENSTAR's pipelines are located in Anchorage and other communities around the Cook Inlet area of Alaska.

     The gas distribution business owns underground gas storage facilities in Michigan with an aggregate working capacity of approximately 5.0 billion cubic feet ("Bcf"). In addition, it leases 6.5 Bcf of storage from Eaton Rapids Gas Storage System, which is partially owned by an affiliate, and 4.5 Bcf from non-affiliates in Michigan.

     GAS SALES -- Gas sales revenue is generated primarily through the sale and delivery of natural gas to residential and commercial customers. These customers use natural gas mainly for space heating purposes.

Consequently, weather has a significant impact on sales. Given the impact of weather on this business segment, most of its gas sales revenue is earned in the first and fourth quarters of the calendar year. Revenues from gas sales accounted for 50%, 26% and 28% of consolidated operating revenues in 1999, 1998 and 1997, respectively. If operating revenues from SEMCO's energy marketing business, which was sold effective March 31, 1999, are excluded, gas sales by the gas distribution business would have accounted for 66%, 68% and 88% of consolidated operating revenues for those three years.

     TRANSPORTATION -- The gas distribution business provides transportation services to its large-volume commercial and industrial customers. This service offers those customers the option of purchasing natural gas directly from producers or marketing companies while utilizing the gas distribution business' distribution network to transport the gas to their facilities.

     The Company's wholly owned subsidiary, Alaska Pipeline Company ("APC"), owns and operates the only natural gas transmission lines in its service area that are operated for utility purposes. APC's transmission system delivers natural gas from producing fields in southcentral Alaska to ENSTAR's Anchorage-based gas distribution system. APC's only customer is ENSTAR Natural Gas Company.

     Management is currently unaware of any significant bypass efforts by SEMCO's customers and would continue to address any such efforts by offering special services and contractual arrangements designed to retain these customers on SEMCO's system. Customers in ENSTAR's service territory are currently precluded from bypassing ENSTAR's transportation and distribution system due to the limited availability of gas transmission systems and the large distances between producing fields and the locations of current customers.

     CUSTOMER BASE -- At December 31, 1999, the Michigan gas distribution operation had approximately 255,000 customers. The largest concentration of customers, approximately 100,000, is located in southeastern Michigan. The Michigan customer base is diverse and includes residential, commercial and industrial customers. The average number of customers in Michigan has increased by an average of approximately 3% annually during the past three years.

     At December 31, 1999, ENSTAR had approximately 102,000 customers in and around the Anchorage, Alaska area. ENSTAR is the sole distributor of natural gas to the greater Anchorage metropolitan area, and its service area encompasses approximately 50% of the population of Alaska. ENSTAR has two types of customers: gas sales and transportation. The average number of customers at ENSTAR has increased by an average of approximately 3% annually during the past three years.

     GAS SUPPLY -- The gas distribution business has agreements with TransCanada Gas Services, Inc. ("TransCanada"), under which TransCanada provides SEMCO's natural gas requirements and manages the Company's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three year period that began April 1, 1999. The owned and leased storage capacity of the gas distribution business equals 35% to 40% of SEMCO's average annual gas sales volumes in Michigan.

     ENSTAR has a gas purchase contract (the "Marathon Contract") with Marathon Oil Company ("Marathon") that has been approved by the Regulatory Commission of Alaska ("RCA") and is a "requirements" contract with no specified daily deliverability or annual take-or-pay quantities. Marathon has agreed to deliver all of ENSTAR's gas requirements in excess of those provided for in other presently existing gas supply contracts, subject to certain exceptions, until the commitment has been exhausted.

     ENSTAR also has an RCA-approved gas purchase contract with the Municipality of Anchorage, Chevron U.S.A., Inc. and ARCO Alaska, Inc. (the "Beluga Contract") which provides for the delivery of up to approximately 220 Bcf of gas through the year 2009.

     RATES AND REGULATION -- The rates of gas distribution customers located in the City of Battle Creek, Michigan and surrounding communities are subject to the jurisdiction of the City Commission of Battle Creek. The Michigan Public Service Commission ("MPSC") authorizes the rates charged to all of the remaining Michigan customers. ENSTAR is subject to regulation by the RCA which has jurisdiction over, among other things, rates, accounting procedures, and standards of service. The RCA order approving

SEMCO's acquisition of ENSTAR provides that ENSTAR's existing rates remain in effect on an interim basis and requires SEMCO to file revenue requirement and cost of service information by July 1, 2000.

DIVERSIFIED BUSINESSES

     SEMCO's diversified businesses have grown during the past three years primarily through acquisitions. The following chart shows operating revenues for each of the diversified businesses, including intercompany revenues, for 1997 through 1999:

                   OPERATING REVENUES -- DIVERSIFIED BUSINESS
                       (INCLUDING INTERCOMPANY REVENUES)
[GRAPH]

                                                    CONSTRUCTION                 ENGINEERING          PROPANE, PIPELINE & STORAGE
                                                    ------------                 -----------          ---------------------------
1999                                                    58.27                       17.49                         6.28
1998                                                    25.90                       41.37                         4.85
1997                                                    13.21                        5.66                         3.03

CONSTRUCTION SERVICES

     SEMCO's construction services segment ("Construction Services") operates in the mid-western, southern and southeastern areas of the United States and has offices in Michigan, Kansas, Iowa, Georgia, and Texas. Its primary service is underground pipeline installation and replacement for the natural gas distribution industry. During 1999, the Company made four business acquisitions that not only expanded the geographic reach of Construction Services but also expanded underground construction service offerings in new industries such as telecommunications and water supply.

     Construction Services had operating revenues, excluding intercompany transactions, of $49,965,000, $16,621,000 and $7,484,000 in 1999, 1998 and 1997,
respectively. These operating revenues accounted for 17%, 7% and 3% of consolidated operating revenues, excluding energy marketing operating revenues, during those years.

     The natural gas construction services industry is comprised of a highly fragmented group of companies focused primarily on regional or local markets. The top six construction companies in the United States have less than 10% of the market. Approximately 30% of the market represents work done by utility companies' in-house construction operations with the remainder of the market being served by a large number of small and medium-size companies.

     Construction Services' business is seasonal in nature. Most of this segment's annual profits are made during the summer and fall months. Construction Services generally incurs losses during the winter months when underground construction is inhibited.

ENGINEERING SERVICES

     SEMCO's engineering services business segment ("Engineering Services") is comprised of two companies, Maverick Pipeline Services, Inc. ("Maverick") and Oilfield Materials Consultants, Inc.

("OMC"). Maverick was acquired in December 1997 and OMC was acquired in November 1998. Maverick purchased the assets and certain liabilities of Drafting Services, Inc. in September 1999 and Pinpoint Locators, Inc. in October 1999. These two businesses are being operated as divisions of Maverick.

     Engineering Services had operating revenues, excluding intercompany transactions, of $14,841,000, $40,937,00 and $5,660,000 in 1999, 1998 and 1997,
respectively. These operating revenues accounted for 5%, 17% and 2% of consolidated operating revenues, excluding energy marketing operating revenues, during those years.

     Engineering Services serves the natural gas distribution and transmission, oil products, exploration/production and telecommunication industries. The primary services provided include engineering design, distribution system design, construction project management, field surveys, global positioning surveys, inspection, testing, pipeline-mill quality assurance and full turn-key service. Although there has been a reduction in new engineering projects during the past two years, in part due to the downturn in oil prices in late 1998 and early 1999, management believes that the level of available projects will increase as a result of the recovery of oil prices in late 1999 and early 2000.

CONSOLIDATION OF CONSTRUCTION SERVICES AND ENGINEERING SERVICES

     We are currently in the process of consolidating our construction and engineering businesses into one company headquartered in Houston, Texas. This will allow us to centralize and consolidate certain functions such as administration, accounting, human resources, marketing, etc. We will still maintain facilities for the operations group throughout the United States.

PROPANE, PIPELINES AND STORAGE

     SEMCO's pipelines and storage operations consist of several pipelines and a gas storage facility. SEMCO has partial ownership interests or equity interests in certain of these operations. The pipelines and storage operations are all located in Michigan. In March 1998, SEMCO entered the propane distribution business with the acquisition of Hotflame Gas, Inc. and Hotflame Transport Co., Inc. (together known as "Hotflame"). Hotflame supplies approximately 5 million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin. Because propane is used principally for heating, most of the operating income for the propane business is generated in the first and fourth quarters of the calendar year. The retail propane industry is highly fragmented with the largest firm in the industry serving less than 10% of the national market and the vast majority of propane companies individually having less than one percent market share. The propane business has become increasingly competitive and less profitable, which necessitates large-scale operations to be successful in the long term. The Company will continue to assess regional growth opportunities and the strategic fit of the propane business over the coming year.

INFORMATION TECHNOLOGY SERVICES

     We recently launched an information technology company called Aretech Information Services, Inc. that specializes in outsourcing. Aretech evolved from our existing information technology department as an effort to leverage our existing assets and expertise. Aretech's business plan focuses on the mid-range computing market, which has been neglected by larger IT service companies. Aretech will focus on four key offerings: information technology outsourcing services aimed at mid-sized companies with AS/400 platforms; application service provider (ASP) services through an agreement with J.D. Edwards; business-to-business e-commerce through the creation of a supplier exchange; and business-to-consumer e-commerce, including offerings such as electronic bill presentation.

                                   THE TRUST

     The Trust is a statutory business trust that was created under the Delaware Business Trust Act (the "Trust Act"). Prior to the issuance of the Income PRIDES, the declaration of trust governing the Trust will be amended and restated in its entirety. We will hold all of the common securities of the Trust in an aggregate liquidation amount equal to at least three percent of the total capital of the Trust. Upon the sale and issuance of the common securities and the trust preferred securities of the Trust, the Trust will use all of the proceeds to purchase the senior deferrable notes from us. The Trust's business and affairs will be conducted initially by four trustees, two of which are employees, officers or persons affiliated with us, the "administrative trustees." The third trustee is Bank One Trust Company, National Association which serves as property trustee under the declaration, the "property trustee." The fourth Trustee is Bank One Delaware, Inc., which serves as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act.

                              THE OFFERING -- Q&A

WHAT ARE THE COMPONENTS OF AN INCOME PRIDES?

     Each Income PRIDES consists of a purchase contract and $10 aggregate principal amount of the trust preferred securities. The trust preferred security that is a component of each Income PRIDES is owned by you, but will be pledged to us to secure your obligations under the purchase contract.

WHAT ARE THE COMPONENTS OF A GROWTH PRIDES?

     Each Growth PRIDES consists of a purchase contract and a Treasury security. The Treasury security is a 1.0% undivided beneficial interest in a zero-coupon U.S. Treasury security with a principal amount of $1,000 that matures on August 15, 2003. The Treasury security that is a component of each Growth PRIDES will be owned by you, but will be pledged to us to secure your obligations under the purchase contract.

WHAT IS A PURCHASE CONTRACT?

     Each purchase contract underlying a FELINE PRIDES obligates the holder of the purchase contract to purchase, and obligates us to sell, on August 16, 2003 for $10, a fraction of a newly issued share of our common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment under the circumstances set forth in "Description of the Purchase
Contracts -- Anti-Dilution Adjustments," as follows:

          (a) if the applicable market value of our common stock is equal to or
     greater than the threshold appreciation price of $[       ], the settlement
     rate will be [       ];

          (b) if the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to the stated amount divided by the applicable market value; and

          (c) if the applicable market value is less than or equal to the
     reference price, the settlement rate will be [       ].

     "Applicable market value" means the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding August 16, 2003. The "reference price"
is $[       ], which is the last reported sales price of our common stock on the
NYSE on [       ], 2000.

HOW CAN I CREATE GROWTH PRIDES FROM INCOME PRIDES?

     Each holder of Income PRIDES, unless a tax event redemption has occurred, will have the right, on or at any time prior to the fifth business day immediately preceding August 16, 2003, to substitute for the related trust preferred securities, zero-coupon Treasury securities that mature on August 15, 2003 in a total principal amount at maturity equal to the aggregate principal amount of such trust preferred securities. This substitution will create a Growth PRIDES, at which point, the trust preferred security will be released to the holder and be separately transferable from the Growth PRIDES. The Growth PRIDES will consist of a purchase contract and the Treasury security. The Treasury security that is a component of each Growth PRIDES will be owned by you, but will be pledged to us to secure your obligations under the purchase contract. Because Treasury securities are issued in multiples of $1,000, holders of Income PRIDES may make such substitution only in integral multiples of 100 Income PRIDES. However, if a tax event redemption has occurred prior to August 16, 2003 and the Treasury portfolio has become a component of the Income PRIDES, holders of Income PRIDES may make substitutions only in multiples of
[               ] Income PRIDES, on or at any time prior to the second business day immediately preceding August 16, 2003. Holders must also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable trust preferred securities.

HOW CAN I CREATE INCOME PRIDES FROM GROWTH PRIDES?

     Each holder of Growth PRIDES will have the right, on or at any time prior to the fifth business day immediately preceding August 16, 2003, to substitute for the related Treasury securities held by the collateral agent trust preferred securities in an aggregate principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities. This substitution creates Income PRIDES. Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PRIDES may make these substitutions only in integral multiples of 100 Growth PRIDES. If a tax event redemption has occurred and the Treasury portfolio has become a component of the Income PRIDES, holders of the Growth PRIDES may make such substitution only in integral multiples of
[          ] Growth PRIDES on or at any time prior to the second business day immediately preceding August 16, 2003.

WHAT PAYMENTS AM I ENTITLED TO AS A HOLDER OF INCOME PRIDES?

     Holders of Income PRIDES will be entitled to receive total cash
distributions at a rate of [          ]% of the stated amount of $10 per year,
payable quarterly in arrears. These cash distributions will consist of quarterly distributions on the related trust preferred securities payable by us at the
rate of [          ]% of the stated amount per year and quarterly distributions
of contract adjustment payments, payable by us at the rate of [          ]% of
the stated amount per year, subject to our right to defer the payment of such amounts.

WHAT PAYMENTS AM I ENTITLED TO AS A HOLDER OF GROWTH PRIDES?

     Holders of Growth PRIDES will be entitled to receive quarterly cash distributions of contract adjustment payments payable by us at the rate of
[          ]% of the stated amount of $10 per year, subject to our rights of deferral described herein. In addition, interest will accrue on each related Treasury security.

DO WE HAVE THE OPTION TO DEFER CURRENT PAYMENTS?

     We have the right at any time, and from time to time, limited to a period not extending beyond the maturity date of our trust preferred securities due
August 16, 2005 and initially bearing interest at [          ]% per year, to
defer the payments due on the trust preferred securities. This results from our right to defer interest payments on our senior deferrable notes held by the Trust, which is the sole source of funds from which the Trust can make distributions on the trust preferred securities. As a consequence of such deferral, the corresponding quarterly distributions to holders of Income PRIDES would be deferred. Despite this deferral, such distributions would continue to
accrue until paid, compounded quarterly, at the rate of [          ]% per year
through and including August 15, 2003, and at the reset rate thereafter. We also have the right to defer the payment of contract adjustment payments on the FELINE PRIDES until no later than August 16, 2003. However, such deferred contract adjustment payments would accrue additional contract adjustment
payments at the rate of [          ]% per year until paid, compounded quarterly
through and including August 15, 2003.

WHAT ARE THE PAYMENT DATES FOR THE FELINE PRIDES?

     The current payments described above in respect of the Income PRIDES and Growth PRIDES will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2000. In the case of contract adjustment payments, the payments will be payable through and including the earlier of August 16, 2003 or the most recent such quarterly date on or before any early settlement of the related purchase contracts. In the case of trust preferred securities that are components of Income PRIDES, the payments will be payable through and including the most recent such quarterly date on or before the earlier of August 16, 2003 or the date that the liquidation amount of the trust preferred securities together with all accrued and unpaid distributions thereon is paid in full. All of these payments are subject to the deferral provisions described in this prospectus supplement.

WHAT IS REMARKETING?

     The trust preferred securities of Income PRIDES holders who have failed to notify Bank One Trust Company, National Association, who is the purchase contract agent for the holders of the FELINE PRIDES, on or before the fifth business day before August 16, 2003 of their intention to pay cash in order to satisfy their obligations under the related purchase contracts will be remarketed on the third business day immediately preceding August 16, 2003. The remarketing agent, which is currently anticipated to be Merrill Lynch, Pierce, Fenner & Smith Incorporated, will use its reasonable efforts to remarket the trust preferred securities (bearing the reset rate discussed below) on such date for settlement on August 16, 2003. The remarketing agent will use its best efforts to obtain a price of approximately 100.5% of the aggregate stated liquidation amount of such trust preferred securities, plus accrued and unpaid distributions (including any deferred distributions), if any, thereon. The portion of the proceeds from the remarketing equal to the total stated liquidation amount of the trust preferred securities will automatically be applied to satisfy in full the Income PRIDES holders' obligations to purchase common stock under the related purchase contracts. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the aggregate stated liquidation amount of the remarketed trust preferred securities from any amount of such proceeds in excess of the aggregate stated liquidation amount of the remarketed trust preferred securities plus any accrued and unpaid distributions (including any deferred distributions), if any, thereon. The remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of such holder.

IF I AM HOLDING A TRUST PREFERRED SECURITY AS A SEPARATED SECURITY, CAN I PARTICIPATE IN THE REMARKETING?

     Holders of preferred securities issued by SEMCO Capital Trust II that are not components of Income PRIDES may elect, in the manner described in this prospectus supplement, to have their trust preferred securities remarketed by the remarketing agent.

WHAT HAPPENS IF THE REMARKETING AGENT DOES NOT SELL THE TRUST PREFERRED SECURITIES?

     We will exercise our rights as a secured party to dispose of the trust preferred securities in accordance with applicable law and to satisfy in full, from the proceeds of such disposition, the holder's obligation to purchase common stock under the related purchase contracts if:

     - the remarketing agent cannot remarket the related trust preferred securities (other than to us) of the holders of Income PRIDES at a price equal to or greater than 100% of the total stated liquidation amount of the trust preferred securities plus accrued and unpaid distributions, including deferred distributions, if any; or

     - the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled.

BESIDES PARTICIPATING IN A REMARKETING, HOW ELSE MAY I SATISFY MY OBLIGATIONS UNDER THE PURCHASE CONTRACTS?

     Holders of FELINE PRIDES may satisfy their obligations, or their obligations will be terminated, under the purchase contracts:

     - through early settlement by the early delivery of cash to the purchase contract agent in the manner described in this prospectus supplement;

     - by settling the related purchase contracts with cash on the business day prior to August 16, 2003 pursuant to prior notification to the purchase contract agent; or

     - without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

WHAT ARE THE TRUST PREFERRED SECURITIES

     The trust preferred securities represent undivided beneficial ownership interests in the assets of the Trust.

WHAT DISTRIBUTIONS WILL I RECEIVE ON THE TRUST PREFERRED SECURITIES?

     Distributions on the trust preferred securities will be payable initially
at the annual rate of [     ]% of the stated liquidation amount of $10 per trust
preferred security to, but excluding, August 16, 2003. If any trust preferred securities remain outstanding on and after August 16, 2003, the distributions on these trust securities will be at the reset rate from August 16, 2003 to, but excluding, August 16, 2005. Distributions will be payable quarterly in arrears on each February 16, May 16, August 16, and November 16, commencing August 16, 2000, to holders of record on the business day preceding each payment date.

WHAT IS THE RESET RATE?

     The reset rate will be the interest rate on the senior deferrable notes, and therefore the distribution rate on the trust preferred securities, that the reset agent, currently anticipated to be Merrill Lynch, Pierce, Fenner & Smith Incorporated, determines as the rate the trust preferred securities should bear in order for a trust preferred security to have an approximately market value of 100.5% of its principal amount on the third business day immediately preceding August 16, 2003, except that:

     - we may limit the reset rate to be no higher than the rate on the two-year benchmark Treasury plus 200 basis points (2%); and

     - the reset rate may not exceed the maximum rate permitted by applicable law.

WHEN WILL THE DISTRIBUTION RATE ON THE TRUST PREFERRED SECURITIES BE RESET?

     Unless a tax event redemption has occurred, the interest rate on the senior deferrable notes, and therefore the distribution rate on the trust preferred securities, will be reset on the third business day immediately preceding August 16, 2003.

WHEN MAY THE SENIOR DEFERRABLE NOTES AND THE TRUST PREFERRED SECURITIES BE REDEEMED?

     The senior deferrable notes, and thus the trust preferred securities as well as the common securities issued by the trust are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances described in this prospectus supplement (a "tax event redemption"). Following any redemption of the trust preferred securities prior to August 16, 2003, investors that own Income PRIDES will own a portfolio of U.S. Treasury securities (the "Treasury portfolio") as a component of their Income PRIDES.

WHEN MAY THE TRUST BE DISSOLVED?

     We may dissolve the Trust at any time if certain conditions are met. If the Trust is dissolved after the purchase contract settlement date (other than as a result of the redemption of the senior deferrable notes) and you continue to hold trust preferred securities, you will receive your pro rata share of the senior deferrable notes held by the Trust (after any creditors of the Trust have been paid). If the Trust is dissolved prior to the purchase contract settlement date, then these senior deferrable notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE INCOME PRIDES, GROWTH PRIDES AND TRUST PREFERRED SECURITIES?

     Because a FELINE PRIDES will consist of a purchase contract and a trust preferred security or a Treasury security, the purchase price of each FELINE PRIDES will be allocated between the purchase contract and the related trust preferred security or Treasury security, as the case may be, in proportion to their relative fair market values at the time of purchase. We will treat the fair market value of each trust preferred securities and Treasury security interest so that the entire purchase price of a FELINE PRIDES will be allocable to the trust preferred securities or Treasury security interest, as the case may be, and no amount will be allocable to the purchase contract.

     We intend to report the contract adjustment payments as income to you, but you may want to consult your tax advisor concerning alternative characterizations.

     If you own an Income PRIDES, you will include in gross income your proportionate share of income on the trust preferred securities when such income is paid or accrued in accordance with your regular method of tax accounting.

     If you own Growth PRIDES, you will be required to include in gross income each year your allocable share of any original issue discount or acquisition discount on the treasury security that accrues in such year.

     Because there is no statutory judicial or administrative authority directly addressing the tax treatment of the FELINE PRIDES or instruments similar to the FELINE PRIDES, you are urged to consult your own tax advisor concerning the tax consequences of an investment in the FELINE PRIDES. For additional information, see "Material Federal Income Tax Consequences" in this prospectus supplement.

WHAT ARE THE USES OF PROCEEDS FROM THE OFFERING?

     Substantially all of the proceeds from the sale of the Growth PRIDES will be used to purchase the underlying treasury securities to be transferred to holders of the Growth PRIDES, and the remainder will be paid to us. All of the proceeds from the sale of the trust preferred securities that are not components of Income PRIDES, all of the proceeds from the sale of the common securities and substantially all of the proceeds from the sale of the Income PRIDES will be invested by the trust in our senior deferrable notes. The remainder of the proceeds from the sale of the Income PRIDES will be paid to us.

     We currently anticipate using all of the net proceeds from the sale of the Income PRIDES, Growth PRIDES and senior deferrable notes, estimated to be approximately $[ ] million (approximately $[ ] if the underwriters' over-allotment options are exercised in full) (in each case after deducting the underwriting commissions and estimated expenses payable by us), to repay a portion of the bridge loan used in connection with our 1999 acquisition of the assets and some of the liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company.

                      THE OFFERING -- EXPLANATORY DIAGRAMS

     The following diagrams demonstrate some of the key features of the purchase contracts, Income PRIDES, Growth PRIDES and the trust preferred securities, and the transformation of Income PRIDES into Growth PRIDES and trust preferred securities.

PURCHASE CONTRACT

     - Income PRIDES and Growth PRIDES both include a purchase contract under which the investor agrees to purchase shares of our common stock at the end of three years. In addition, these purchase contracts include unsecured contract adjustment payments shown in the diagrams on the following pages.

                               PURCHASE CONTRACT

[GRAPHIC]                                                              [GRAPHIC]

              VALUE OF DELIVERY SHARES                                        QUANTITY OF DELIVERED SHARES
                    AT MATURITY                                                     AT MATURITY (1)
          V             100.0%          [   ]%           P      Deliver                       Deliver            Deliver
          A                                              E      100% of                       Between             [   ]%
          L                                              R     Shares (2)                    [   ]% and             of
          U                                              C                                    100% of             Shares
          E                                              E                                   Shares (3)            (2)
                                                         N
                                                         T
                                                         A
                                                         G
                                                         E
                       Reference      Threshold                               Reference                 Threshold
                       Price (5)  Appreciation Price                          Price (5)                 Appreciation
                        $[   ]          $[   ]                                  $[   ]                   Price
                                                                                                         $[   ]
                            Common Stock Price                                     Common Stock Price

---------------
(1) For each of the percentage categories shown, the percentage of shares to be delivered at maturity to an investor in an Income PRIDES or a Growth PRIDES is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each such category, by (b) an amount equal to $10, the stated amount, divided by the reference price.

(2) If the applicable market value of our common stock is less than or equal to
    $[          ], the number of shares to be delivered will be calculated by dividing the stated amount by the reference price. The "applicable market value" means the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding August 16, 2003.

(3) If the applicable market value of our common stock is between $[ ] and $[ ], the number of shares to be delivered will be calculated by dividing the stated amount by the applicable market value.

(4) If the applicable market value of our common stock is greater than $[ ], the number of shares to be delivered will be calculated by dividing the stated amount by the threshold appreciation price.

(5) The "reference price" is $[          ], which is the last reported sales
    price of the common stock on the NYSE on [          ].

INCOME PRIDES

     - An Income PRIDES consists of two components as described below:

                                   [GRAPHIC]

           PURCHASE CONTRACT                                  TRUST PREFERRED SECURITY
          (Owed to Investor)                                     (Owed to Investor)

                Shares

                                                                  [   ]% per annum
                                                                   paid quarterly

                   +
          Contract Adjustment                                 (reset at end of year 3)
                Payment                       +
           [   ]% per annum
            paid quarterly

            $10 at Maturity                                        $10 at Maturity
            (end of year 3)                                        (end of year 5)

           (Owed to Company)                                     (Owed to Investor)

     - The investor owns the trust preferred security but will pledge it to us to secure its obligations under the purchase contract.

GROWTH PRIDES

     - A Growth PRIDES consists of two components as described below:

                                   [GRAPHIC]

           PURCHASE CONTRACT                                         ZERO-COUPON
                                                                  TREASURY SECURITY
          (Owed to Investor)

                Shares

                   +
          Contract Adjustment
                Payment
                [   ]%
               per annum
            paid quarterly                    +

            $10 at Maturity                                        $10 at Maturity
            (end of year 3)                                        (end of year 5)

           (Owed to Company)                                     (Owed to Investor)

     - The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

TRUST PREFERRED SECURITIES

                                   [GRAPHIC]

                            Trust Preferred Security
                               (Owed to Investor)
                                [  ]% per annum
                                 paid quarterly
                            (reset at end of year 3)
                                $10 at Maturity
                                (end of year 5)
                               (Owed to Investor)

     - The holder of a trust preferred security that is a component of an Income PRIDES has an option at the end of year 3 to either:

        - Pay cash to settle the purchase contract for $10 and receive a trust preferred security whose rate has been reset at the end of year 3, or

        - Settle the purchase contract by allowing the trust preferred securities to be included in the remarketing process.

     - The holder of trust preferred security that is separate and not a component of an Income PRIDES has the option at the end of year 3 to either:

        - Continue to hold the trust preferred security whose rate has been reset at the end of year 3, or

        - Deliver the trust preferred security to The Bank of New York, as our custodial agent, to be included in the remarketing process.

TRANSFORMING INCOME PRIDES INTO GROWTH PRIDES AND TRUST PREFERRED SECURITIES

     - To create a Growth PRIDES, the investor separates an Income PRIDES into its components -- the purchase contract and the trust preferred security -- and then combines the purchase contract with a Treasury security that matures concurrently with the maturity of the purchase contract.

     - The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

     - The Treasury security together with the purchase contract constitute a Growth PRIDES. The trust preferred security, which is no longer a component of the Income PRIDES, is tradeable as a separate security, as described below:

                                    [GRAPH]

                            TRUST PREFERRED                                  ZERO-COUPON          TRUST PREFERRED
  PURCHASE CONTRACT            SECURITY           PURCHASE CONTRACT       TREASURY SECURITY          SECURITY
  -----------------         ---------------       -----------------       -----------------       ---------------
          +                 [  ]% per annum              +                                           (Owed to
 Contract Adjustment        paid quarterly           Contract                                       Investor)
       Payment          +   (reset at end     +     Adjustment        +                       +   [  ]% per annum
   [  ]% per annum            of year 3)              Payment                                     paid quarterly
   paid quarterly                                 [  ]% per annum                                 (reset at end
                                                  paid quarterly                                    of year 3)
   $10 at Maturity          $10 at Maturity       $10 at Maturity         $10 at Maturity         $10 at Maturity
   (end of year 3)          (end of year 5)       (end of year 3)         (end of year 5)         (end of year 5)
 (Owned to Company)           (Owned to              (Owned to               (Owned to              (Owned to
                              Investor)              Company)                Investor)              Investor)
               INCOME PRIDES                                    GROWTH PRIDES

     - The investor can also transform Growth PRIDES and trust preferred securities into Income PRIDES. Following that transformation, the Treasury security, which is no longer a component of the Growth PRIDES, is tradeable as a separate security.

     - The transformation of Income PRIDES into Growth PRIDES and trust preferred securities, and the transformation of Growth PRIDES and trust preferred securities into Income PRIDES, requires certain minimum amounts of securities, as more fully described in this prospectus supplement.

                                  RISK FACTORS

     Your investment in the FELINE PRIDES will involve risk. You should carefully consider the following discussion of risk as well as other information contained in this prospectus supplement.

YOU ASSUME THE RISK THAT THE MARKET VALUE OF OUR COMMON STOCK MAY DECLINE

     Although as a holder of FELINE PRIDES you will be the beneficial owner of the related trust preferred securities, Treasury portfolio or Treasury securities, as the case may be, you do have an obligation pursuant to the purchase contract to buy our common stock. Prior to August 16, 2003, unless you pay cash to satisfy your obligation under the purchase contract or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, either the proceeds derived from the remarketing of the trust preferred securities or the principal of the appropriate applicable ownership interest (as defined herein) of the Treasury portfolio when paid at maturity, in the case of Income PRIDES, or the principal of the related Treasury securities when paid at maturity, in the case of Growth PRIDES, will automatically be used to purchase a specified number of shares of our common stock on your behalf. There can be no assurance that the market value of the common stock received by you on August 16, 2003 will be equal to or grater than the effective price per share of
$[     ], paid by you for our common stock on the date hereof. If the applicable
market value of the common stock is less than $[     ], the aggregate market
value of the common stock issued to you pursuant to each purchase contract on August 16, 2003 will be less than the effective price per share paid by you for such common stock on the date hereof. Accordingly, you assume the risk that the market value of the common stock may decline, and that such decline could be substantial.

THE OPPORTUNITY FOR EQUITY APPRECIATION PROVIDED BY AN INVESTMENT IN THE FELINE PRIDES MAY BE LESS THAN THAT PROVIDED BY A DIRECT INVESTMENT IN OUR COMMON STOCK

     Your opportunity for equity appreciation afforded by investing in the FELINE PRIDES may be less than your opportunity for equity appreciation if you directly invest in our common stock. This opportunity may be less because the market value of the common stock to be received by you pursuant to the purchase contract on August 16, 2003 (assuming that such market value is the same as the applicable market value of such common stock) will only exceed the effective
price per share of $[     ] paid by you for our common stock on the date hereof
if the applicable market value of the common stock exceeds the threshold
appreciation price (which represents an appreciation of approximately [     ]
over $[     ]). This situation occurs because in such event, you would receive
on August 16, 2003 only approximately [     ]% (the percentage equal to $[     ]
divided by the threshold appreciation price) of the shares of common stock that you would have received if you had made a direct investment in the common stock on the date hereof.

THE TRADING PRICES FOR THE FELINE PRIDES WILL BE DIRECTLY AFFECTED BY THE TRADING PRICES FOR OUR COMMON STOCK

     The trading prices of Income PRIDES and Growth PRIDES in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the prices of the common stock or interest rates will rise or fall. Trading prices of the common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions can affect the capital markets generally, therefore affecting the price of our common stock, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of common stock by us in the market after the offering of the FELINE PRIDES, or the perception that such sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based on changes in the relative value of the common stock underlying in the purchase contracts and of the other components of the FELINE PRIDES. Any such arbitrage could, in turn, affect the trading prices of the Income PRIDES, Growth PRIDES, trust preferred securities and common stock.

AS A HOLDER OF FELINE PRIDES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO THE COMMON STOCK

     As a holder of FELINE PRIDES, you will not be entitled to any rights with respect to the common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock). You will only be entitled to rights on the common stock if and when we deliver shares of common stock in exchange for FELINE PRIDES on August 16, 2003 or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights occurs after such date. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws and the record date for determining the stockholders of record entitled to vote on such amendment occurs prior to delivery, you will not be entitled to vote on such amendment.

HOLDERS OF TRUST PREFERRED SECURITIES WILL HAVE LIMITED VOTING RIGHTS

     You will not be entitled to vote to appoint, remove, replace or change the number of the trustees of the Trust, and generally will have no voting rights, except in the limited circumstances, as is described in this prospectus supplement and the accompanying prospectus.

WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

     The number of shares of common stock that you are entitled to receive on August 16, 2003, or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. We will not adjust the number of shares of common stock that you are to receive on August 16, 2003, or as a result of early settlement of a purchase contract for other events, including offering of common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional common stock during the terms of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares to be received on August 16, 2003 to the price of the common stock, such other events may adversely affect the trading price of Income PRIDES or Growth PRIDES.

THE SECONDARY MARKET FOR THE FELINE PRIDES AND THE TRUST PREFERRED SECURITIES MAY BE ILLIQUID

     It is not possible to predict how Income PRIDES, Growth PRIDES or trust preferred securities will trade in the secondary market or whether such market will be liquid or illiquid. There is currently no secondary market for either our Income PRIDES, our Growth PRIDES or for the trust preferred securities. We will apply to list the Income PRIDES and the Growth PRIDES on the NYSE. There can be no assurance as to the liquidity of any market that may develop for the Income PRIDES, the Growth PRIDES or the trust preferred securities, your ability to sell such securities or whether a trading market, if it develops, will continue. Therefore, your ability to substitute Treasury securities for trust preferred securities or trust preferred securities for Treasury securities, thereby converting your Growth PRIDES to Income PRIDES or your Income PRIDES to Growth PRIDES could be adversely affected. There can be no assurance that the Income PRIDES or the Growth PRIDES will not be delisted from the NYSE or that trading in the Income PRIDES or Growth PRIDES (or the trust preferred securities, if they were to become listed, see "Description of the FELINE
PRIDES -- Listing of the Securities") will not be suspended as a result of your election to create Income PRIDES or Growth PRIDES by substituting collateral, which could cause the number of Income PRIDES or Growth PRIDES to fall below the requirement for listing securities on the NYSE that at least 1,000,000 Income PRIDES or Growth PRIDES be outstanding at any time.

YOUR RIGHTS TO THE PLEDGED SECURITIES WILL BE SUBJECT TO OUR SECURITY INTEREST

     Although you will be the beneficial owner of the related trust preferred securities, Treasury securities or Treasury portfolio (together, the "pledged securities"), as applicable, those pledged securities will be pledged with The Bank of New York, as the collateral agent, to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that we become the subject of a case under the Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code.

WE MAY REDEEM THE TRUST PREFERRED SECURITIES UPON THE OCCURRENCE OF A TAX EVENT

     We have the option to redeem the senior deferrable notes, and, thus the trust preferred securities, on not less than 30 days or more than 60 days' prior written notice, in whole but not in part, at any time before August 16, 2003 if a tax event occurs and continues under the circumstances described in this prospectus supplement (a "tax event redemption"). If we exercise this option, we will redeem the senior deferrable notes at the redemption price plus accrued and unpaid interest (including any deferred interest) if any. If we redeem all of the senior deferrable notes, the trust must redeem all of the trust securities and pay the redemption price in cash to the holders of the trust securities. If the tax event redemption occurs before August 16, 2003, the redemption price payable to you as a holder of Income PRIDES will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption amount of the redemption price to the holder, and the Treasury portfolio will be substituted for the trust preferred securities as collateral to secure your obligations under the purchase contracts related to the Income PRIDES. If your trust preferred securities are not components of Income PRIDES, you will receive redemption payments directly. There can be no assurance as to the impact on the market prices for the Income PRIDES if we substitute the Treasury portfolio as collateral in place of any trust preferred securities so redeemed. A tax event redemption will be a taxable event to the holders of the trust preferred securities.

WE MAY DEFER CURRENT PAYMENTS

     We have the option to defer the payment of contract adjustment payments on the purchase contracts forming a part of the FELINE PRIDES until August 16, 2003. However, deferred installments of contract adjustment payments will bear additional contract adjustment payments at the rate of [ ]% per year (compounding on each succeeding payment date) until we pay them to you. If the purchase contracts are settled early (or terminated due to our bankruptcy, insolvency or reorganization), the right to receive contract adjustment payments and deferred contract adjustment payments, if any, will also terminate.

     If we defer the payment of contract adjustment payments on the purchase contracts until August 16, 2003, you will receive a number of shares of common stock equal to the total amount of deferred contract adjustment payments payable to you divided by the applicable market value.

     Distributions to you on the trust preferred securities may also be deferred if we exercise our right to defer interest payments on our senior deferrable notes. As the senior deferrable notes are the only assets of the Trust, if we defer those interest payments, the Trust will not have enough funds to make distributions on the trust preferred securities. In this case, even though you would not be receiving distributions on your trust preferred securities, you would be required to include the stated distribution amount on the trust preferred securities in gross income, as original issue discount, on a daily economic accrual basis, regardless of your method of accounting. As a result, you would recognize income for United States federal income tax purposes in advance of the receipt of cash attributable to such income, and would not receive cash distributions on your trust preferred securities until we make an interest payment on the senior deferrable notes. See "Material Federal Income Tax Consequences -- Trust Preferred Securities" in this prospectus supplement.

     If we exercise our right to defer payments of interest on the senior deferrable notes, the market price of the Income PRIDES is likely to decrease. In addition, the mere existence of the right to defer interest payment may cause the market price of the Income PRIDES to be more volatile than the market price of other securities that are not subject to such deferrals.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FELINE PRIDES ARE UNCLEAR

     No statutory, judicial or administrative authority directly addresses the treatment of the FELINE PRIDES or instruments similar to the FELINE PRIDES for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of FELINE PRIDES are not entirely clear.

THE PURCHASE CONTRACT AGREEMENT WILL NOT BE QUALIFIED UNDER THE TRUST INDENTURE ACT AND THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT ARE LIMITED

     The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939 and the purchase contact agent will not be required to qualify as a trustee under the Trust Indenture Act. Accordingly, if you hold FELINE PRIDES, you will not have the benefit of the protections of the Trust Indenture Act. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

     - disqualification of the indenture trustee for "conflicting interests," as defined under the Trust Indenture Act;

     - provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

     - the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

OTHER THAN UNDER THE GUARANTEE, YOU WILL HAVE LIMITED ENFORCEMENT RIGHTS WITH RESPECT TO THE SENIOR DEFERRABLE NOTES.

     Except as described below, you as a holder of trust preferred securities, will not be able to exercise directly any other rights with respect to the senior deferrable notes.

     The guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee, Bank One Trust Company, National Association, will act as indenture trustee under the guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The guarantee trustee will hold the guarantee for your benefit if you hold any of the trust preferred securities.

     If you hold any of the trust preferred securities, the guarantee will guarantee you, generally on a senior unsecured basis, the payment of the following:

     - any accumulated and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the trust has funds available for this purpose;

     - the redemption price, including all accumulated and unpaid distributions to the date of redemption, of trust preferred securities that we may have redeemed upon the occurrence of a tax event redemption, to the extent the trust has funds available for this purpose; and

     - upon a voluntary or involuntary dissolution of the trust, other than in connection with the distribution of senior deferrable notes to you, the lesser of (a) the total of the liquidation amount and all accumulated and unpaid distributions on the trust preferred securities to the date of payment to the extent the trust has funds available for this purpose or
       (b) the amount of assets of
the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

     The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Notwithstanding the above, but only under limited circumstances, holders of the trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     If we were to default on our obligation to pay amounts payable on the senior deferrable notes or otherwise, the trust would lack funds for the payment of distributions or amounts payable on redemption of the trust preferred securities or otherwise, and, in that event, holders of the trust securities would not be able to rely upon the guarantee for payment of these amounts. Instead, they would rely on the enforcement

     - by the property trustee of its rights as registered holder of the senior deferrable notes against us pursuant to the terms of the indenture and the senior deferrable notes or

     - by that holder of the property trustee's or that holder's own rights against us to enforce payments on the senior deferrable notes.

     The declaration provides that each holder of trust preferred securities, by its acceptance, agrees to the provisions of the guarantee and the indenture.

                                USE OF PROCEEDS

     Substantially all of the proceeds from the sale of the Growth PRIDES will be used to purchase the underlying treasury securities to be transferred to holders of the Growth PRIDES, and the remainder will be paid to us. All of the proceeds from the sale of the trust preferred securities that are not components of Income PRIDES, all of the proceeds from the sale of the common securities and substantially all of the proceeds from the sale of the Income PRIDES will be invested by the trust in our senior deferrable notes. The remainder of the proceeds from the sale of the Income PRIDES will be paid to us.

     We currently anticipate using all of the net proceeds from the sale of the Income PRIDES, Growth PRIDES and senior deferrable notes, estimated to be
approximately $[     ] million (approximately $[     ] if the underwriters'
over-allotment options are exercised in full) (in each case after deducting the underwriting commissions and estimated expenses payable by us), to repay a portion of the bridge loan used in connection with our 1999 acquisition of the assets and some of the liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company. The bridge loan is a $290 million short term unsecured obligation which has been paid down to a principal balance of $221 million, and matures on October 30, 2000, with an interim payment of $56 million due on August 1, 2000. The interest rate on the bridge loan can range from 100 to 150 basis points above the London Interbank Offered Rate.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is currently traded on the NYSE under the symbol "SEN." Before January 6, 2000, our common stock was quoted on the NASDAQ National Market System under the symbol "SMGS." The high and low sales prices of our common stock, as reported on the NYSE composite tape or the NASDAQ NMS, as applicable, for the periods indicated, are presented below:

                                                                                              DIVIDENDS
                                                              HIGH          LOW                 PAID
                                                              ----       ---------            ---------
                                                                         (DOLLARS)
1998:
  First Quarter.............................................   17 7/8        15 1/4              .19
  Second Quarter............................................   18 3/8        15 1/4              .19
  Third Quarter.............................................   18            13 1/8              .20
  Fourth Quarter............................................   17 1/2        14 1/2              .20
1999:
  First Quarter.............................................   17 1/2        14 1/4              .20
  Second Quarter............................................   16 7/8        13 1/4              .205
  Third Quarter.............................................   16            13                  .205
  Fourth Quarter............................................   15 3/8        11 5/16             .205
2000:
  First Quarter.............................................   13 5/8        11                  .205
  Second Quarter (through June 1, 2000).....................   14 5/8        11 1/8              .21

     Price and dividend amounts set forth above have been adjusted for a 5% common stock dividend in May of 1998. Price amounts for 1998 and 1999 set forth above are based on NASDAQ NMS quotations. The price amounts shown for the first quarter of 2000 reflect the quotations for the common stock on the NASDAQ NMS for the first five days of 2000.

                                 CAPITALIZATION

     The following table sets forth SEMCO's capitalization at March 31, 2000, as adjusted to reflect (a) the sale by SEMCO in April, 2000 of $30 million aggregate principal of Senior Notes due 2010 and the sale by SEMCO Capital Trust I in April, 2000 of 1.6 million Trust Preferred Securities for an aggregate offering of $40 million; (b) the sale of the 9 million FELINE PRIDES for an
aggregate offering of $90 million, less estimated offering costs of $[     ]
million and $[     ] million allocated to the fair value of purchase contracts embedded in these securities, and the application of the proceeds from the FELINE PRIDES offering as described under "Use of Proceeds" and (c) the sale of $160 million aggregate principal of senior debt securities, less estimated
offering costs of $[     ] million. The following data is qualified in its
entirety by reference to and should be read together with, the detailed information and financial statements appearing in the documents incorporated in this prospectus supplement and the accompanying prospectus.

                                                                              AT MARCH 31, 2000
                                                            -----------------------------------------------------
                                                                            AS             AS             AS
                                                             ACTUAL     ADJUSTED(1)    ADJUSTED(2)    ADJUSTED(3)
                                                            --------    -----------    -----------    -----------
                                                                           (DOLLARS IN THOUSANDS)
Long-term debt..........................................    $170,000     $200,000       $              $
Company-Obligated Mandatorily Redeemable Trust Preferred
  Securities of Subsidiary Holding Solely Debt
  Securities of the Company.............................          --       38,500
Common shareholders' equity.............................     150,880      150,880
                                                            --------     --------       --------       --------
      Total Capitalization..............................    $320,880     $389,380       $              $
                                                            ========     ========       ========       ========
Short-term debt.........................................    $352,837     $285,057       $              $
                                                            ========     ========       ========       ========

---------------
(1) Adjusted to reflect the Senior Notes and the SEMCO Capital Trust I Trust Preferred Securities offerings in April 2000.

(2) Adjusted to reflect the sale of the FELINE PRIDES and the items in (1).

(3) Adjusted to reflect the anticipated sale of senior debt securities and the items in (1) and (2).

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial information that has been derived from our audited consolidated financial statements. You should read the following information in conjunction with our consolidated financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 1999 and other financial information incorporated by reference herein.

                                          FOR THE
                                         3 MONTHS
                                           ENDED                       FOR THE YEAR ENDED DECEMBER 31,
                                         MARCH 31,    -----------------------------------------------------------------
                                          2000(1)     1999(2)         1998          1997          1996           1995
                                         ---------    --------      --------      --------      ---------      --------
                                                                     (DOLLARS IN THOUSANDS)
Consolidated Income Statement Data:
  Operating revenue..................    $130,302     $384,763(3)   $637,485      $775,932      $ 547,910      $335,538
  Operating income...................      26,269       41,890        24,195        29,167         24,834        28,614
  Income before interest and taxes...      27,329       45,246        29,886(4)     36,953(5)     (8,785)(6)     28,203
  Net income.........................      11,994       17,659        10,040(4)     15,425(5)    (12,762)(6)     11,331
  Ratio of earnings to fixed
    charges..........................          --        2.18x         2.17x         2.42x            (7)         2.21x

---------------
(1) Results for the interim periods are not necessarily indicative of results to be expected for the full year due to the seasonal nature of SEMCO's business.

(2) Results include two months of operating results from the ENSTAR/Alaska Pipeline acquisition.

(3) The decrease in operating revenue in 1999 was due primarily to SEMCO's energy marketing business, which was sold effective March 31, 1999, offset partially by revenues from new business acquisitions.

(4) Includes $499 (net of tax) or $0.03 per share attributable to an extraordinary charge on the early extinguishment of debt, income of $1,784 (net of tax) or $0.11 per share attributable to a change in accounting method, and a gain of $1,708 (net of tax) or $0.11 per share from the sale of the NOARK investment.

(5) Includes income of $5,025 (net of tax) or $0.34 per share due to an adjustment to the reserve for the NOARK investment.

(6) Includes the 21,000 (net of tax) or $1.44 per share writedown of the NOARK investment.

(7) For the year ended December 31, 1996, fixed charges exceeded earnings by $20.0 million. Earnings as defined included a $32.2 million non-cash pretax write-down of the NOARK investment. Excluding the NOARK writedown, the ratio of earnings to fixed charges would have been 1.84.

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be reflected in our consolidated financial statements, with the trust preferred securities shown on our balance sheet under the caption "Company-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Holding Solely Debt Securities of the Company." The footnotes to our consolidated financial statements will reflect that the sole asset of the Trust will be the senior deferrable notes. Distributions on the trust preferred securities will be reflected as a charge to our consolidated income, identified as "Preferred Dividends of Subsidiary," whether paid or accumulated.

     The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive the stated amount of $10 on the purchase contract and will issue the requisite number of shares of our common stock. The stated amount received will be credited to shareholders' equity. The present value of the contract adjustment payments will initially be charged to equity, with an offsetting credit to liabilities.

     Before the issuance of shares of our common stock upon settlement of the purchase contracts, we expect that the FELINE PRIDES will be reflected in our earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we expect there will be no dilutive effect on our earnings per share except during periods when the average market price of a share of our common stock is above the threshold appreciation price.

                        DESCRIPTION OF THE FELINE PRIDES

     The following is a summary of some of the terms of the FELINE PRIDES. This summary, together with the summary of some of the provisions of other related documents described below, contains a description of all of the material terms of the FELINE PRIDES but is not necessarily complete. We refer you to the copies of those documents, including the definitions of terms, which are filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the descriptions of the Trust, the Trust Preferred Securities, the stock purchase contracts, the stock purchase units, the senior unsecured debt and the guarantee in the accompanying prospectus, and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus.

     Each FELINE PRIDES will be issued under the purchase contract agreement between us and the purchase contract agent. The FELINE PRIDES will consist of
[          ] units referred to as Income PRIDES, and [          ] units referred
to as Growth PRIDES.

     Each Income PRIDES will initially consist of a unit comprised of

          (a) a purchase contract under which

             (1) the holder will purchase from us on August 16, 2003, for an amount in cash equal to $10, a number of newly issued shares of our common stock equal to the settlement rate described below and

             (2) we will pay the holder contract adjustment payments at the rate
        of [          ]% of $10 per year and

          (b) beneficial ownership of a [          ]% trust preferred security,
     having a stated liquidation amount per trust preferred security equal to $10, representing an undivided beneficial ownership interest in the assets of the trust, which will consist solely of the senior deferrable notes, or

             (1) in the case of a distribution of the senior deferrable notes upon the dissolution of the trust as a result of an investment company event, as described below, or otherwise, senior deferrable notes having a principal amount equal to $10 or

             (2) upon the occurrence of a tax event redemption prior to August 16, 2003, the appropriate applicable ownership interest in the treasury portfolio, applicable ownership interest means, with respect to an Income PRIDES and the U.S. treasury securities in the treasury portfolio, (A) a 1/100, or 1%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. treasury security which matures on or prior to August 15, 2003 and (B) for each scheduled interest payment date on the senior deferrable notes that occurs after the tax event redemption date, a
        .[          ]% undivided beneficial ownership interest in a $1,000 face amount of the U.S. treasury security which is a principal or interest strip maturing on that date.

     Each Growth PRIDES will initially consist of a unit comprised of

          (a) a purchase contract under which

             (1) the holder will purchase from us on August 16, 2003, for an amount in cash equal to $10, a number of newly issued shares of our common stock equal to the settlement rate described below and

             (2) we will pay the holder contract adjustment payments at the rate
        of [          ]% of $10 per year and

          (b) a 1/100 undivided beneficial interest in a zero-coupon U.S. treasury security.

     The purchase price of each Income PRIDES and Growth PRIDES will generally be allocated between the related purchase contract and the related trust preferred security, in proportion to their respective fair market values at the time of purchase. We will treat the fair market value of each trust preferred securities and Treasury security interest so that the entire purchase price of a FELINE PRIDES will be allocable to the trust preferred securities or Treasury security interest, as the case may be, and no amount will be allocable to the purchase contract. This position generally will be binding on each beneficial owner of each Income PRIDES, but not on the IRS. As long as FELINE PRIDES are in the form of Income PRIDES, the related trust preferred securities or the appropriate applicable ownership interest of the treasury portfolio, as applicable, will be pledged to the collateral agent to secure your obligation to purchase our common stock under the related purchase contracts.

SUBSTITUTION OF PLEDGED SECURITIES

     Each holder of an Income PRIDES, unless a tax event redemption has occurred, will have the right, at any time on or prior to the fifth business day immediately preceding August 16, 2003, to substitute for the related trust preferred securities held by the collateral agent treasury securities in an aggregate principal amount at maturity equal to the aggregate stated liquidation amount of those trust preferred securities.

     The treasury securities will be pledged with the collateral agent to secure the holder's obligation to purchase our common stock under the related purchase contracts. Because treasury securities are issued in integral multiples of $1,000, holders of Income PRIDES may make the substitution only in integral multiples of 100 Income PRIDES. However, if a tax event redemption has occurred prior to August 16, 2003, and the treasury portfolio has become a component of the Income PRIDES, holders of Income PRIDES may make those substitutions only in
integral multiples of [          ] Income PRIDES, by obtaining the release of
the treasury portfolio, rather than the trust preferred securities, at any time on or prior to the second business day immediately preceding August 16, 2003.

     FELINE PRIDES with respect to which treasury securities have been substituted for the related trust preferred securities or the appropriate applicable ownership interest of the treasury portfolio, as the case may be, as collateral to secure that holder's obligation under the related purchase contracts will be referred to as Growth PRIDES.

     To create 100 Growth PRIDES, unless a tax event redemption has occurred, you must

          (a) deposit with the collateral agent a treasury security having a principal amount at maturity of $1,000 and

          (b) transfer 100 Income PRIDES to the purchase contract agent accompanied by a notice stating that you have deposited a treasury security with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the 100 trust preferred securities relating to the 100 Income PRIDES.

     Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release of the related 100 trust preferred securities from the pledge under the pledge agreement free and clear of our security interest to the purchase contract agent, which will

          (a) cancel the 100 Income PRIDES,

          (b) transfer to you the 100 related trust preferred securities and

          (c) deliver to you 100 Growth PRIDES.

     The substituted treasury security will be pledged with the collateral agent to secure your obligation to purchase our common stock under the related purchase contracts. The related trust preferred securities released to you will be able to be transferred trade separately from the resulting Growth PRIDES. Contract adjustment payments will be payable by us on those Growth PRIDES on
each payment date from the later of [          ], 2000 and the last payment date
on which contract adjustment payments were paid. In addition, original issue discount for United States federal income tax purposes will accrue on the related treasury securities. Distributions on any trust preferred securities, up to but not including August 16, 2003, including after a substitution of collateral resulting in the creation of Growth PRIDES, will continue to be
payable quarterly by the trust at the rate of [          ]% of $10 per year.

     To create 100 Income PRIDES, unless a tax event redemption has occurred, you must

          (a) deposit with the collateral agent 100 trust preferred securities and

          (b) transfer 100 Growth PRIDES certificates to the purchase contract agent accompanied by a notice stating that you have deposited 100 trust preferred securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the treasury security relating to those Growth PRIDES.

     Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will effect the release of the related treasury security from the pledge under the pledge agreement free and clear of our security interest to the purchase contract agent, which will

          (a) cancel the 100 Growth PRIDES,

          (b) transfer to you the related treasury security and

          (c) deliver to you 100 Income PRIDES.

     The substituted capital securities will be pledged with the collateral agent to secure your obligation to purchase our common stock under the related purchase contacts. Cumulative cash distributions, payable quarterly at a rate of
[          ]% of $10 per year on those Income PRIDES, will be payable by us on
those Income PRIDES on each payment date from the later of [          ], 2000
and the last payment date on which those cumulative cash distributions, if any, were paid.

     Holders who elect to substitute pledged securities, creating or recreating Growth PRIDES or Income PRIDES, shall be responsible for any fees or expenses payable in connection with substitution.

RECREATING INCOME PRIDES OR GROWTH PRIDES

     On or prior to the fifth business day immediately preceding August 16, 2003, a holder of Growth PRIDES or Income PRIDES may, unless a tax event redemption has occurred, recreate Income PRIDES or Growth PRIDES by

          (a) depositing with the collateral agent 100 trust preferred securities or a treasury security and

          (b) transferring 100 Growth PRIDES or Income PRIDES, as applicable, to the purchase contract agent accompanied by a notice stating that the Growth PRIDES or Income PRIDES holder has deposited 100 trust preferred securities or a treasury security with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release to that holder the related treasury security or trust preferred securities, as applicable.

     Upon the deposit and receipt of instructions from the purchase contract agent, the collateral agent will effect the release of the related treasury security or trust preferred securities, as applicable, from the pledge of the pledge agreement free and clear of our security interest to the purchase contract agent, which will

          (a) cancel the 100 Growth PRIDES or Income PRIDES, as applicable,

          (b) transfer to you the treasury security or trust preferred securities, as applicable, and

          (c) deliver to you 100 Income PRIDES or 100 Growth PRIDES, as applicable.

     If, however, a tax event redemption has occurred prior to August 16, 2003 and the treasury portfolio has become a component of the Income PRIDES, holders of Growth PRIDES or Income PRIDES, as applicable, may make those substitutions (by using, in the case of the Growth PRIDES, the appropriate applicable ownership interest of the treasury portfolio rather than the trust preferred securities) at any time on or prior to the second business day immediately
preceding August 16, 2003, but only in integral multiples of [          ] Growth
PRIDES or Income PRIDES, as applicable.

     The substituted trust preferred securities, the appropriate applicable ownership interest of the treasury portfolio or a treasury security will be pledged with the collateral agent to secure your obligation to purchase our common stock under the related purchase contracts.

CURRENT PAYMENTS

     Holders of Income PRIDES are entitled to receive cash distributions at a
rate of [ ]% of $10 per year from and after [          ], 2000 through and
including August 15, 2003, payable quarterly in arrears. The quarterly payments on the Income PRIDES will consist of cumulative cash distributions on the related trust preferred securities or the treasury portfolio, as applicable, payable at the rate of

[          ]% of $10 per year, and quarterly contract adjustment payments
payable by us at the rate of [          ]% of $10 per year.

     Each holder of Growth PRIDES will be entitled to receive quarterly contract
adjustment payments payable by us at the rate of [          ]% of $10 per year.
In addition, OID will accrue on the related treasury securities.

     The ability of the trust to make the quarterly distributions on the trust preferred securities is solely dependent upon the receipt of corresponding interest payments from us on the senior deferrable notes.

     Our obligations with respect to the senior deferrable notes will be senior and unsecured and will rank equally in right of payment with all of our other senior unsecured indebtedness. Our obligations with respect to the contract adjustment payments will be subordinated and junior in right of payment to our senior indebtedness.

VOTING AND OTHER RIGHTS

     Holders of trust preferred securities, in that capacity, will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of administrative trustees and will generally have no voting rights except in limited circumstances. Holders of purchase contracts relating to the Income PRIDES or Growth PRIDES, in that capacity, will have no voting or other rights in respect of our common stock.

LISTING OF THE SECURITIES

     We will apply to list the Income PRIDES and the Growth PRIDES on the NYSE under the proposed symbols "SENPrI" and "SENPrG," respectively. If the trust preferred securities are separately traded to a sufficient extent that the applicable listing requirements are satisfied, we will endeavor to cause such securities to be listed on the exchange on which the Income PRIDES and the Growth PRIDES are then listed, including, if applicable, the NYSE.

NYSE SYMBOL OF COMMON STOCK

     Our common stock is listed on the NYSE under the symbol "SEN."

MISCELLANEOUS

     We or our affiliates may from time to time purchase any of the securities offered in this prospectus supplement which are then outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

     Each purchase contract underlying a FELINE PRIDES, unless earlier terminated, or earlier settled at your option, will obligate you to purchase, and us to sell, on August 16, 2003, for an amount in cash equal to $10, a number of newly issued shares of our common stock equal to the settlement rate.

     The settlement rate, which is the number of newly issued shares of our common stock issuable upon settlement of a purchase contract on August 16, 2003, will be calculated for the FELINE PRIDES, subject to adjustment under certain circumstances, as follows:

          (a) if the applicable market value is equal to or greater than the
     threshold appreciation price of $[          ], which is [          ]% above
     $[          ], the last reported sale price of the common stock on
     [          ], 2000, the settlement rate, which is equal to $10 divided by
     $[          ], will be [          ]; accordingly, if, between the date of
     this prospectus supplement and the period during which the applicable market value is measured, the market price for the common stock increases
     to an amount that is higher than $[          ], the aggregate market value
     of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the common stock, will be higher than
     $10, and if the market price equals $[          ], the aggregate market
     value of those shares, assuming that this market value is the same as the applicable market value of the common stock, will equal $10;

          (b) if the applicable market value is less than $[          ] but
     greater than $[          ], the settlement rate will be equal to $10
     divided by the applicable market value; accordingly, if the market price for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is
     measured but that market price is less than $[          ], the aggregate
     market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market value is the same as the applicable market value of the common stock, will equal $10; and

          (c) if the applicable market value is less than or equal to
     $[          ],the settlement rate, which is equal to $10 divided by
     $[          ], will be [          ]; accordingly, if the market price for
     the common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that the market value is the same as the applicable market value of the common stock, will be less than $10, and if the market price stays the same, the aggregate market value of those shares, assuming that this market value is the same as the applicable market value of the common stock, will equal $10.

     The applicable market value means the average of the closing prices per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding August 16, 2003.

     The closing price of the common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of the common stock on the NYSE on that date. If the common stock is not listed for trading on the NYSE on any date, the closing price of the common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which the common stock is so listed, or if the common stock is not so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of the common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

     A trading day is a day on which the common stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

     No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, calculated on an aggregate basis, in respect of the purchase contracts you are settling, you will be entitled to receive an amount of cash equal to the fractional share times the applicable market value.

     On the business day immediately preceding August 16, 2003, unless,

          (a) you have settled the related purchase contracts prior to August 16, 2003 through the early delivery of cash to the purchase contract agent, in the manner described under "-- Early Settlement,"

          (b) in the case of Income PRIDES, you have settled the related purchase contracts with separate cash on the business day immediately preceding August 16, 2003 having given prior notice in the manner described under "-- Notice to Settle with Cash,"

          (c) you have had the trust preferred securities related to your purchase contracts remarketed in the manner described in this prospectus supplement, or

          (d) an event described under "-- Termination" below has occurred, then

(1) in the case of Income PRIDES, unless a tax event redemption has occurred, we will exercise our rights as a secured party to dispose of the trust preferred securities in accordance with applicable law and (2) in the case of Growth PRIDES or Income PRIDES, if a tax event redemption has occurred, the principal amount of the related treasury securities or the appropriate applicable ownership interest of the treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full your obligation to purchase common stock under the related purchase contracts. The common stock will then be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the FELINE PRIDES and payment by you of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than you. Where a holder of either Income PRIDES or Growth PRIDES effects the early settlement of the related purchase contracts through the delivery of cash or, in the case of Income PRIDES, settles the related purchase contracts with cash on the business day immediately preceding August 16, 2003, the related trust preferred securities or treasury securities, as the case may be, will be released to the holder as described in this prospectus supplement. The funds received by the collateral agent on the business day immediately preceding August 16, 2003, upon cash settlement of a purchase contract, will be promptly invested in overnight permitted investments and paid to us on August 16, 2003. Any funds received by the collateral agent in respect of the interest earned from the overnight investment in permitted investments will be distributed to the purchase contract agent for payment to the holders.

     Prior to the date on which shares of common stock are issued in settlement of purchase contracts, the common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and the holders of those purchase contracts will not have any voting rights, rights to dividends or other distributions, rights or privileges of a stockholder of SEMCO by virtue of holding the purchase contracts.

     As a holder of an Income PRIDES or Growth PRIDES purchased in this offering or subsequently, you will, by acceptance and under the terms of the purchase contract agreement and the related purchase contracts, be deemed to have,

          (a) irrevocably agreed to be bound by the terms of the related purchase contracts and the pledge agreement for so long as you remain a holder of that FELINE PRIDES, and

          (b) duly appointed the purchase contract agent as your attorney-in-fact to enter into and perform the related purchase contracts on your behalf and in your name.

     In addition, as a beneficial owner of Income PRIDES or Growth PRIDES, you, by acceptance of the interest, will be deemed to have agreed to treat for United States federal, state and local income and franchise tax purposes,

          (a) yourself as the owner of the related trust preferred securities, the appropriate applicable ownership interest of the treasury portfolio or the treasury securities, as the case may be, and

          (b) the senior deferrable notes as indebtedness that we have issued.

REMARKETING

     Under the remarketing agreement and subject to the terms of the remarketing underwriting agreement between the remarketing agent, the purchase contract agent, us and the trust, unless a tax event redemption has occurred, the trust preferred securities of Income PRIDES holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding August 16, 2003 of their intention to settle the related purchase contracts with separate cash on the business day immediately preceding August 16, 2003, will be remarketed on the third business day immediately preceding August 16, 2003. Holders of trust preferred securities that are not part of Income PRIDES may also elect to have their trust preferred securities remarketed.

     The remarketing agent will use its reasonable efforts to remarket those trust preferred securities on that date at a price of approximately 100.5% of the aggregate stated liquidation amount of those trust preferred securities, plus accumulated and unpaid distributions. The portion of the proceeds from that remarketing equal to the aggregate stated liquidation amount of those trust preferred securities will automatically be applied to satisfy in full those Income PRIDES holders' obligations to purchase common stock under the related purchase contracts. In addition, after deducting as the remarketing fee an amount not exceeding 25 basis points (.25%) of the aggregate stated liquidation amount of the remarketed trust preferred securities from any amount of those proceeds in excess of the aggregate stated liquidation amount of the remarketed trust preferred securities plus any accumulated and unpaid distributions, the remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of that holder. Income PRIDES holders whose trust preferred securities are so remarketed will not otherwise be responsible for the payment of any remarketing fee.

     If, despite using its reasonable efforts, the remarketing agent cannot remarket the related trust preferred securities of those holders of Income PRIDES at a price not less than 100% of the aggregate stated liquidation amount of those trust preferred securities plus accumulated and unpaid distributions, or if the remarketing does not occur because a condition precedent to the remarketing has not been fulfilled, and thus resulting in a failed remarketing, we will exercise our rights as a secured party to dispose of the trust preferred securities in accordance with applicable law and satisfy in full, from the proceeds of that disposition, that holder's obligation to purchase common stock under the related purchase contracts. However, if we exercise those rights as a secured creditor, any accumulated and unpaid distributions on those trust preferred securities will be paid in cash by us to the holders of record of those trust preferred securities. We will cause a notice of the failed remarketing to be published on the second business day immediately preceding August 16, 2003 by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. If required by applicable law we will endeavor to ensure that a registration statement with regard to the full amount of the trust preferred securities to be remarketed shall be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent.

EARLY SETTLEMENT

     A holder of Income PRIDES may settle the related purchase contracts (unless a tax event redemption has occurred) on or prior to the fifth business day immediately preceding August 16, 2003 by presenting and surrendering the FELINE PRIDES certificate evidencing those Income PRIDES at the offices of the purchase contract agent. The holder should also present the form of election to settle early on the reverse side of that certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to $10 times the number of purchase contracts being settled. However, if a tax event redemption has occurred prior to August 16, 2003 and the treasury portfolio has become a component of the Income PRIDES, holders of those
Income PRIDES may settle early only in integral multiples of [          ] Income
PRIDES, and the related appropriate applicable ownership interest of the treasury portfolio, at any time on or prior to the second business day immediately preceding August 16, 2003.

     A holder of Growth PRIDES may settle the related purchase contracts on or prior to the second business day immediately preceding August 16, 2003 by presenting and surrendering the FELINE PRIDES certificate evidencing the Growth PRIDES at the offices of the purchase contract agent with the form of election to settle early on the reverse side of that certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to $10 times the number of purchase contracts being settled.

     So long as the FELINE PRIDES are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

     Upon early settlement of the purchase contracts related to any Income PRIDES or Growth PRIDES:

          (a) as a holder of FELINE PRIDES, you will receive [          ] newly
     issued shares of common stock per Income PRIDES or Growth PRIDES, regardless of the market price of the common stock on the date of the early settlement. The number of newly issued shares of common stock in both cases will be subject to adjustment under the circumstances described in "-- Anti-Dilution Adjustments" below;

          (b) the trust preferred securities, the appropriate applicable ownership interest of the treasury portfolio or the treasury securities, related to the Income PRIDES or Growth PRIDES, as applicable, will then be transferred to you free and clear of our security interest;

          (c) your right to receive future contract adjustment payments, if any, will terminate; and

          (d) no adjustment will be made to or for you on account of any amounts accrued in respect of contract adjustment payments.

     If the purchase contract agent receives a FELINE PRIDES certificate, accompanied by the completed election to settle early form and the requisite amount of immediately available funds, from you by 5:00 p.m., New York City time, on a business day, that day will be considered the early settlement date. If the purchase contract agent receives those documents after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.

     Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the FELINE PRIDES certificate evidencing the related Income PRIDES or Growth PRIDES and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Income PRIDES or Growth PRIDES, we will cause the shares of common stock being purchased to be issued, and the related trust preferred securities, the appropriate applicable ownership interest of the treasury portfolio or the treasury securities, as the case may be, securing those purchase contracts to be released from the pledge under the pledge agreement and transferred, within three business days following the settlement date, to you or your designee.

NOTICE TO SETTLE WITH CASH

     If you want to settle the purchase contract underlying a FELINE PRIDES with separate cash on the business day immediately preceding August 16, 2003, you must notify the purchase contract agent by presenting and surrendering the FELINE PRIDES certificate evidencing those FELINE PRIDES. You must present the certificates at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated. You must present the documents on or prior to 5:00 p.m., New York City time, on the second business day immediately preceding August 16, 2003 if you are a Growth PRIDES holder or if you are an Income PRIDES holder and a tax event redemption has occurred. If you are an Income PRIDES holder, you must present the document on the fifth business day immediately preceding August 16, 2003.

     If you have given notice of your intention to settle the related purchase contract with separate cash but failed to deliver the cash on the business day immediately preceding August 16, 2003, then we will exercise our right as a secured party to dispose of, in accordance with applicable law, the related trust preferred securities, the applicable ownership interest of the treasury portfolio or the treasury securities, as the case may be, to satisfy in full from the proceeds of that disposition your obligation to purchase common stock under the related purchase contract.

CONTRACT ADJUSTMENT PAYMENTS

     Contract adjustment payments in respect of Income PRIDES will be fixed at a
rate per year of [     ]% of $10 per purchase contract, and contract adjustment
payments in respect of Growth PRIDES
will be fixed at a rate per year of [     ]% of $10 per purchase contract.
Contract adjustment payments that are not paid when due will continue to accrue
at the rate per year of [     ]% compounded quarterly, until paid. Contract
adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue
from [               ], 2000 and will be payable quarterly in arrears on
February 16, May 16, August 16, and November 16 of each year, commencing August 16, 2000.

     We will have the right to defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the purchase contract settlement date, "deferred contract adjustment payments." We will pay additional contract adjustment payments on any deferred installments of contract
adjustment payments at a rate of [     ]% per year (compounding quarterly) until
paid. If the purchase contracts are settled early (at your option) or terminated, you will have no right to receive any accrued deferred contract adjustment payments.

     Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates.

     As long as the FELINE PRIDES remain in book-entry only form, the record dates will be one business day prior to the relevant payment dates. Those distributions will be paid through the purchase contract agent who will hold amounts received in respect of the contract adjustment payments for your benefit relating to those FELINE PRIDES. Subject to any applicable laws and regulations, each of those payments will be made as described under "-- Book-Entry System." If the FELINE PRIDES do not remain in book-entry only form, we shall have the right to select relevant record dates, which shall be more than one business day but less than 60 business days prior to the relevant payment dates.

     If any date on which contract adjustment payments are to be made on the purchase contracts related to the FELINE PRIDES is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A business day shall mean any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in The City of New York are permitted or required by any applicable law to close.

     Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any senior indebtedness.

ANTI-DILUTION ADJUSTMENTS

     The formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

          (a) the payment of dividends and distributions of our common stock on our common stock;

          (b) the issuance to all holders of our common stock of rights, warrants or options, other than pursuant to any dividend reinvestment plans, entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the current market price;

          (c) subdivisions, splits and combinations of our common stock;

          (d) distributions to all holders of our common stock of our evidences of indebtedness, shares of capital stock, securities, cash or property, excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash;

          (e) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, together with

        - other all-cash distributions made within the preceding 12 months and

        - any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of that distribution; the aggregate market capitalization being the product of the current market price of the common stock multiplied by the number of shares of common stock then outstanding; and

          (f) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock which involves an aggregate consideration that, together with

        - any cash and the fair market value of consideration payable in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and

        - the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer.

     The current market price per share of common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the ex date with respect to the issuance or distribution requiring that computation. For purposes of this paragraph, the term ex date, when used with respect to any issuance or distribution, shall mean the first date on which the common stock trades regular way on that exchange or in that market without the right to receive the issuance or distribution.

     The formula for determining the settlement rate will not be adjusted for other events, such as an offering of our common stock for cash, or in connection with acquisitions.

     In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our common stock is converted into the right to receive securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Income PRIDES or Growth PRIDES, become a contract to purchase only the kind and amount of securities, cash and property receivable upon consummation of the transaction by a holder of the number of shares of common stock which would have been received by the holder of the related Income PRIDES or Growth PRIDES immediately prior to the date of consummation of that transaction if that holder had then settled that purchase contract.

     If at any time (1) we make a distribution of property to our common stockholders which would be taxable to those stockholders as a dividend for United States federal income tax purposes, which includes generally distributions of our evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock and (2) according to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may give rise to a taxable dividend to holders of FELINE PRIDES.

     In addition, we may make increases to the settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend, distribution of capital stock, distribution of rights to acquire capital stock or from any event treated similarly for income tax purposes or for any other reasons.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless that adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which by reason of the above are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     We will be required to provide an officer's certificate to the purchase contract agent setting forth the adjusted settlement rate and its calculation and, within ten business days following the adjustment of the settlement rate, to provide written notice to the holders of FELINE PRIDES of the occurrence of that event and a statement specifying in reasonable detail the method by which the adjustment to the settlement rate was determined and the revised settlement rate.

     Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

TERMINATION OF PURCHASE CONTRACTS

     The purchase contracts, our related rights and obligations and those of the holders of the FELINE PRIDES, including the right and obligation to purchase common stock and the right to receive accrued contract adjustment payments, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

     Upon termination, the collateral agent will release the related trust preferred securities or the appropriate applicable ownership interest of the treasury portfolio and the treasury securities held by it to the purchase contract agent for distribution to the holders. The release will be subject in the case of the treasury portfolio to the purchase contract agent's disposition of the subject securities for cash and the payment of the cash to the holders to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any security. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the Bankruptcy Code, a delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted. We expect any delay to be limited.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

     The trust preferred securities related to the Income PRIDES, or the treasury portfolio if a tax event redemption has occurred prior to August 16, 2003 and the treasury securities related to the Growth PRIDES (collectively, the pledged securities) will be pledged to the collateral agent, for our benefit. According to the pledge agreement, the pledged securities will secure the obligations of holders of FELINE PRIDES to purchase our common stock under the related purchase contracts. Your rights to the related pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the Income PRIDES or Growth PRIDES from the pledge arrangement except,

          (a) to substitute treasury securities for the related trust preferred securities or the appropriate applicable ownership interest of the treasury portfolio,

          (b) to substitute trust preferred securities or the appropriate applicable ownership interest of the treasury portfolio for the related treasury securities or

          (c) upon the termination or early settlement of the related purchase contracts.

     Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, (1) each holder of Income PRIDES, unless a tax event redemption has occurred, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related trust preferred securities, including distribution, voting, redemption, repayment and liquidation rights and (2) each holder of Growth PRIDES or Income PRIDES, if a tax event redemption has occurred, will retain beneficial ownership of the related treasury securities or the appropriate applicable ownership interest of the treasury portfolio, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

     Except as described in "Description of the Purchase Contracts -- General," the collateral agent will, upon receipt of distributions on the pledged securities, distribute those payments to the purchase contract agent, which will in turn distribute them, together with contract adjustment payments received from us, to the persons in whose names the related Income PRIDES or Growth PRIDES are registered at the close of business on the record date immediately preceding the date of the distribution.

BOOK-ENTRY SYSTEM

     The Depository Trust Company will act as securities depositary for the FELINE PRIDES. The FELINE PRIDES will be issued only as fully-registered securities registered in the name of Cede & Co. (the depositary's nominee). One or more fully-registered global security certificates, representing the total aggregate number of FELINE PRIDES, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the FELINE PRIDES so long as the FELINE PRIDES are represented by global security certificates.

     The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

     No FELINE PRIDES represented by global security certificates may be exchanged in whole or in part for FELINE PRIDES registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act as required by the purchase contract agreement or there is a continuing default by us in respect of our obligations under one or more purchase contracts. All FELINE PRIDES represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

     As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all FELINE PRIDES represented by those certificates for all purposes under the FELINE PRIDES and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the FELINE PRIDES represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of FELINE PRIDES certificates in exchange and will not be considered to be owners or holders of the global security certificates or any FELINE PRIDES represented by those certificates for any purpose under the FELINE PRIDES or the purchase contract agreement. All payments on the FELINE PRIDES represented by the global security certificates and all related transfers and deliveries of trust preferred securities, treasury portfolio, treasury securities and common stock will be made to the depositary or its nominee as their holder.

     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

     Procedures for settlement of purchase contracts on August 16, 2003 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

     Neither we or any of our agents, nor the purchase contract agent or any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

     The information in this section concerning the depositary and its book-entry system has been obtained from sources that we and the trust believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

                      PROVISIONS OF THE PURCHASE CONTRACT
                       AGREEMENT AND THE PLEDGE AGREEMENT

OVERVIEW

     Distributions on the FELINE PRIDES will be payable, purchase contracts and documents related to them will be settled and transfers of the FELINE PRIDES will be registrable at the office or agency of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, in the event that the FELINE PRIDES do not remain in book-entry form, payment of distributions on the FELINE PRIDES may be made, at our option, by check mailed to the address of the person entitled to it as shown on the security register.

     Shares of our common stock will be delivered on August 16, 2003 or earlier upon early settlement or, if the purchase contracts have terminated, the related pledged securities will be delivered potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code, in either case upon presentation and surrender of the FELINE PRIDES certificate at the office of the purchase contract agent. We expect any delay to be limited.

     If you fail to present and surrender the FELINE PRIDES certificate evidencing the Income PRIDES or Growth PRIDES to the purchase contract agent on August 16, 2003, the shares of common stock issuable in settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares of common stock, together with any related distributions, will be held by the purchase contract agent as agent for your benefit, until the FELINE PRIDES certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

     If the purchase contracts have terminated prior to August 16, 2003, the related pledged securities have been transferred to the purchase contract agent for distribution to you and you fail to present and surrender the FELINE PRIDES certificate evidencing your Income PRIDES or Growth PRIDES to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and related payments shall be held by the purchase contract agent as agent for your benefit, until the FELINE PRIDES certificate is presented or you provide the evidence and indemnity described above.

     The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution.

     No service charge will be made for any registration of transfer or exchange of the FELINE PRIDES, except for any related tax or other governmental charge that may be imposed.

MODIFICATION

     The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent or collateral agent with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, we, the purchase contract agent or collateral agent may not, without the consent of the holder of each outstanding purchase contract,

          (a) change any payment date,

          (b) change the amount or type of pledged securities related to the purchase contract, impair the right of the holder of any pledged securities to receive distributions on the pledged securities except for the rights of holders of Income PRIDES to substitute treasury securities for the related trust preferred securities or treasury portfolio or the rights of holders of Growth PRIDES to substitute trust preferred securities or treasury portfolio for the related treasury securities or otherwise adversely affect the holder's rights in or to those pledged securities,

          (c) change the place or currency of payment or reduce any contract adjustment payments,

          (d) impair the right to institute suit for the enforcement of the purchase contract,

          (e) reduce the amount of common stock purchasable under the purchase contract, increase the price to purchase common stock on settlement of the purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under the purchase contract or

          (f) reduce the above-stated percentage of outstanding purchase contracts the consent of whose holders is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

However, if any amendment or proposal referred to above would adversely affect only the Income PRIDES or the Growth PRIDES, then only the affected class of holder will be entitled to vote on that amendment or proposal and that amendment or proposal shall not be effective except with the consent of the holders of not less than a majority of that class.

NO CONSENT TO ASSUMPTION

     You, by your acceptance of the Income PRIDES or Growth PRIDES, will, under the terms of the purchase contract agreement and the Income PRIDES or Growth PRIDES, be deemed expressly to have withheld any consent to the assumption, i.e., affirmance, of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     We will covenant in the purchase contract agreement that we will not merge or consolidate with any entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, firm or corporation unless we are the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or one of its states or the District of Columbia and that corporation expressly assumes our obligations under the purchase contracts, the senior deferrable notes, the guarantee, the purchase contract agreement and the pledge agreement, and we are not or the successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of these obligations.

TITLE

     We, the purchase contract agent and the collateral agent may treat the registered owner of any FELINE PRIDES as its absolute owner for the purpose of making payment and settling the related purchase contracts and for all other purposes.

REPLACEMENT OF FELINE PRIDES CERTIFICATES

     In the case that physical certificates have been issued, we will replace any mutilated FELINE PRIDES certificate at the expense of the holder upon surrender of that certificate to the purchase contract agent. We will replace any FELINE PRIDES certificates that become destroyed, lost or stolen at the expense of the holder upon delivery to us and the purchase contract agent of satisfactory evidence of its destruction, loss or theft. In the case of a destroyed, lost or stolen FELINE PRIDES certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the FELINE PRIDES evidenced by that certificate before a replacement will be issued.

     Notwithstanding the above, we will not be obligated to issue any Income PRIDES or Growth PRIDES on or after the business day immediately preceding August 16, 2003, after early settlement or after the purchase contracts have terminated. The purchase contract agreement will provide that, in place of the delivery of a replacement FELINE PRIDES certificate following August 16, 2003, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the common stock issuable pursuant to the purchase contracts included in the Income PRIDES or Growth PRIDES evidenced by that certificate. If the purchase contracts have terminated prior to August 16, 2003, the purchase contract agent will transfer the trust preferred securities, the appropriate applicable ownership interest of the treasury portfolio or the treasury securities, as the case may be, included in the Income PRIDES or Growth PRIDES evidenced by that certificate.

GOVERNING LAW

     The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     Bank One Trust Company, National Association will be the purchase contract agent. The purchase contract agent will act as your agent. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Income PRIDES and Growth PRIDES or the purchase contract agreement.

     The purchase contract will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. That resignation or replacement would be effective upon the acceptance of appointment by a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

     The Bank of New York will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with you except for the obligations owed by a pledgee of property to the owner under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. That resignation or replacement would be effective upon the acceptance of appointment by a successor.

MISCELLANEOUS

     The purchase contract agreement will provide that we will pay all fees and expenses related to

          (a) the offering of the FELINE PRIDES,

          (b) the retention of the collateral agent and

          (c) the enforcement by the purchase contract agent of the rights of the holders of the FELINE PRIDES.

     Should you elect to substitute the related pledged securities, creating or recreating Growth PRIDES or Income PRIDES you shall be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we shall not be responsible for any of those fees or expenses.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The trust preferred securities will be issued according to the terms of the declaration. The declaration will be qualified as an indenture under the Trust Indenture Act. The property trustee, Bank One Trust Company, National Association, an independent trustee, will act as indenture trustee for the trust preferred securities under the declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the trust preferred securities will include those stated in the declaration and those made part of the declaration by the Trust Indenture Act. The following summary of provisions of the trust preferred securities and the declaration is not necessarily complete, and reference is made to the copy of the declaration including the definitions, which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, the Trust Act and the Trust Indenture Act. Whenever particular defined terms are referred to in this prospectus supplement, those defined terms are incorporated in this prospectus supplement by reference. The following description of the terms of the trust preferred securities supplements and, to the extent inconsistent with, replaces the description of the general terms of the trust preferred securities contained in the accompanying prospectus, which we request that you read.

OVERVIEW

     The declaration authorizes the administrative trustees to issue on behalf of the trust the trust securities, which represent undivided beneficial ownership interests in the assets of the trust. We will own directly or indirectly all of the common securities. The common securities rank on a parity, and related payments will be made on a proportionate basis, with the trust preferred securities. However, upon the occurrence and during the continuance of an indenture event of default, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. The declaration does not permit the issuance by the trust of any securities other than the trust securities or the incurrence of any indebtedness by the trust.

     Under the declaration, the property trustee will own the senior deferrable notes purchased by the trust for the benefit of the holders of the trust securities. The payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, are guaranteed by us to the extent described under "Description of the Guarantee." The guarantee, when taken together with our obligations under the senior deferrable notes and the indenture and our obligations under the declaration, and our obligation to pay costs, expenses, debts and liabilities of the trust other than with respect to the trust preferred securities, provides a full and unconditional guarantee of amounts due on the trust preferred securities. Bank One Trust Company, National Association, the guarantee trustee, will hold the guarantee for the benefit of the holders of the trust preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of trust preferred securities is to vote to direct the property trustee to enforce the property trustee's rights under the senior deferrable notes.

DISTRIBUTIONS

     Distributions on the trust preferred securities will be fixed initially at
a rate per year of [       ]% of the stated liquidation amount of $10 per trust
preferred security. Distributions on the trust preferred securities that remain outstanding on and after August 16, 2003 will be reset on the third business day immediately preceding August 16, 2003. Distributions in arrears for more than
one quarter will bear interest at the rate of [       ]% per year through and
including August 15, 2003 and at the reset rate afterwards, compounded quarterly. The term distributions as used here includes any interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     Distributions on the trust preferred securities will be cumulative and will
accrue from [          ], 2000 and will be payable quarterly in arrears on
February 16, May 16, August 16, and November 16 of each year, commencing August 16, 2000 when, as and if funds are available for payment. Distributions will be made by the property trustee, except as otherwise described below.

     The trust must pay distributions on the trust preferred securities on the dates payable to the extent that it has funds available in the property account for the payment of those distributions. The trust's funds available for distribution to you as a holder of the trust preferred securities will be limited to payments received from us on the senior deferrable notes and therefore the trust may defer payment of distributions on the trust preferred securities to the extent that we have deferred interest payments on the underlying senior deferrable notes. We guarantee the payment of distributions out of moneys held by the trust to the extent specified under "Description of the Guarantee."

     Distributions on the trust preferred securities will be payable to holders, including the collateral agent, as they appear on the books and records of the trust on the relevant record dates. As long as the trust preferred securities remain in book-entry only form, the record dates will be one business day prior to the relevant payment dates. Distributions will be paid through the property trustee, who will hold amounts received in respect of the senior deferrable notes in the property account for your benefit. Subject to any applicable laws and regulations and the provisions of the declaration, each payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. With respect to trust preferred securities not in book-entry form, the administrative trustees shall have the right to select relevant record dates, which shall be more than one business day but less than 60 business days prior to the relevant payment dates.

     If any date on which distributions on the trust preferred securities are to be made is not a business day, payment of the distributions payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, but if that business day is in the next succeeding calendar year, the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that record date.

MARKET RATE RESET

     The applicable quarterly distribution rate on the trust preferred securities and the interest rate on the related senior deferrable notes that remain outstanding on and after August 16, 2003 will be reset on the third business day immediately preceding August 16, 2003 to the reset rate.

     The reset rate will be equal to the sum of the reset spread and the rate on the two-year benchmark treasury in effect on the third business day immediately preceding August 16, 2003 and will be determined by the reset agent as the rate the trust preferred securities should bear for a trust preferred security to have an approximate market value on the third business day immediately preceding August 16, 2003 of 100.5% of $10. However, we may limit the reset rate to be no higher than the rate on the two-year benchmark treasury on August 16, 2003 plus 200 basis points (2%). The market value of the trust preferred securities may be less than 100.5% if the reset spread is limited to a maximum of 2%.

     The two-year benchmark treasury shall mean direct obligations of the United States, which may be obligations traded on a when-issued basis only, having a maturity comparable to the remaining term to maturity of the trust preferred securities, as agreed upon by us and the reset agent. The rate for the two-year benchmark treasury will be the bid side rate displayed at 10:00 A.M., New York City time, on the third business day immediately preceding August 16, 2003 in the Telerate system. If the Telerate system is (a) no longer available on the third business day immediately preceding August 16, 2003 or (b) in the opinion of the reset agent, after consultation with us, no longer an appropriate system from which to obtain that rate, another nationally recognized quotation system as, in the opinion of the reset agent, after consultation with the us, is appropriate. If that rate is not so displayed, the rate for the two-year benchmark treasury shall be, as calculated by the reset agent, the yield to maturity for the two-year benchmark treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, and applied on a daily basis. It shall be computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 A.M., New York City time, on the third business day immediately preceding August 16, 2003, of three leading United States government securities dealers selected by the reset agent, after consultation with us. These dealers may include the reset agent or its affiliate.

     We currently anticipate that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the investment banking firm acting as the reset agent.

     On the tenth business day immediately preceding August 16, 2003, the two-year benchmark treasury to be used to determine the reset rate on August 16, 2003, will be selected. On that date, the reset agent will establish the reset spread to be added to the rate on the two-year benchmark treasury in effect on the third business day immediately preceding August 16, 2003, and we will announce the reset spread and the two-year benchmark treasury. We will cause a notice of the reset spread and the two-year benchmark treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. We will request, not later than seven nor more than 15 calendar days prior to the reset announcement date, that the depositary notify its participants holding trust preferred securities, Income PRIDES or Growth PRIDES of the reset announcement date and of the procedures that must be followed if any owner of FELINE PRIDES wants to settle the related purchase contract with cash on the business day immediately preceding August 16, 2003.

OPTIONAL REMARKETING

     Under the remarketing agreement and subject to the terms of the remarketing underwriting agreement, on or prior to the fifth business day immediately preceding August 16, 2003, but no earlier than the payment date immediately preceding August 16, 2003, holders of trust preferred securities which are not components of Income PRIDES may elect to have their trust preferred securities remarketed by delivering their trust preferred securities along with a notice of such election to the custodial agent. The custodial agent will hold these trust preferred securities in an account separate from the collateral account in which the pledged securities will be held. Holders of trust preferred securities electing to have their trust preferred securities remarketed will also have the right to withdraw that election on or prior to the fifth business day immediately preceding August 16, 2003.

     On the fourth business day immediately preceding August 16, 2003, the custodial agent will deliver these separate trust preferred securities to the remarketing agent for remarketing. The remarketing agent will use its reasonable efforts to remarket these trust preferred securities on that date at a price of approximately [100.5]% of the aggregate stated liquidation amount of these trust preferred securities, plus accumulated and unpaid distributions. The portion of the proceeds from that remarketing equal to the aggregate stated liquidation amount of these trust preferred securities will automatically be remitted by the remarketing agent to the custodial agent for the benefit of the holders of these trust preferred securities. In addition, after deducting as the remarketing fee an amount not exceeding 25 basis points (.25%) of the aggregate stated liquidation amount of the remarketed securities from any amount of those proceeds in excess of the aggregate stated liquidation amount of the remarketed trust preferred securities plus any accumulated and unpaid distributions, the remarketing agent will remit to the custodial agent any remaining portion of the proceeds for the benefit of that holder.

     If, despite using its reasonable efforts, the remarketing agent cannot remarket the related trust preferred securities of these holders at a price not less than 100% of the aggregate stated liquidation amount of the trust preferred securities plus accumulated and unpaid distributions, or if the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, and thus resulting in a failed remarketing, the remarketing agent will promptly return these trust preferred securities to the custodial agent to release to these holders. We will cause a notice of the failed remarketing to be published on the second business day immediately preceding August 16, 2003 by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. We will endeavor to ensure that a registration statement with regard to the full amount of the trust preferred securities to be remarketed shall be effective in a form as will enable the remarketing agent to rely on it in connection with the remarketing process. We currently anticipate that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent.

TAX EVENT REDEMPTION

     The senior deferrable notes are redeemable at our option, in whole but not in part, on not less than 30 days nor more than 60 days prior written notice, upon the occurrence and continuation of a tax event under the circumstances described under "Description of the Senior Deferrable Notes -- Tax Event Redemption." If we redeem the senior deferrable notes upon the occurrence and continuation of a tax event, the proceeds from that repayment shall simultaneously be applied on a proportionate basis to redeem trust preferred securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the senior deferrable notes so redeemed at a redemption price, per trust preferred security, equal to the redemption amount plus accrued and unpaid distributions to the date of that redemption. Those proceeds will be payable in cash to the holders of the trust preferred securities. If a tax event redemption occurs prior to August 16, 2003, the redemption price payable to the collateral agent, in liquidation of the Income PRIDES holders' interests in the trust, will be simultaneously applied by the collateral agent to purchase the treasury portfolio on behalf of the holders of the Income PRIDES. The treasury portfolio will be pledged with the collateral agent to secure the obligation of Income PRIDES holders to purchase common stock under the related purchase contracts.

     If a failed remarketing has occurred, holders of trust preferred securities and holders of senior deferrable notes following the distribution of the senior deferrable notes upon a dissolution of the trust, after August 16, 2003, will have the right,

     - in the case of trust preferred securities, to require the trust to put to us the related senior deferrable notes, or

     - in the case of the senior deferrable notes, to put the senior deferrable notes directly to us on September 1, 2003, upon at least three business days' prior notice, at a price per senior unsecured note equal to $10, plus accrued and unpaid interest.

     Upon our repurchase of those senior deferrable notes from the trust

     - the proceeds from the repurchase shall simultaneously be applied, in the case of the trust securities, to redeem the trust preferred securities of the holder in an aggregate stated liquidation amount equal to the aggregate principal amount of the senior deferrable notes so repurchased and

     - any accumulated and unpaid distributions with respect to those trust securities will be paid to such holder in cash.

REDEMPTION PROCEDURES

     If the trust gives a notice of redemption, which will be irrevocable, in respect of all of the trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, the trust will irrevocably deposit with the depositary, the purchase contract agent or the collateral agent, as applicable, funds sufficient to pay the redemption price, but only if we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the senior deferrable notes. The trust will give the depositary, the purchase contract agent or the collateral agent irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities called for redemption.

     If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit, distributions will cease to accumulate and all rights of holders of those trust preferred securities called for redemption will cease, except for the right of the holders of those trust preferred securities to receive the redemption price without interest on the redemption price.

     If any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, except that if the business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

DISTRIBUTION OF THE SENIOR DEFERRABLE NOTES

     Investment company event means that the trust has received an opinion from independent counsel experienced in practice under the Investment Company Act of 1940, referred to as the 1940 Act, that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, which change in 1940 Act law becomes effective on or after the date of this prospectus supplement, there is more than an insubstantial risk that the trust is or will be considered an investment company that is required to be registered under the 1940 Act.

     If, at any time, an investment company event shall occur and be continuing, the trust shall be dissolved. As a result, senior deferrable notes with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the trust securities would be distributed to the holders of the trust securities in liquidation of the holders' interests in the trust on a proportionate basis within 90 days following the occurrence of the investment company event. However, the dissolution and distribution shall be conditioned on us being unable to avoid the investment company event within a 90-day period either by taking some ministerial action or by pursuing some other similar reasonable measure that will have no adverse effect on the trust, us or the holders of the trust securities and will involve no material cost.

     We will have the right at any time to dissolve the trust and, after satisfaction, or reasonable provision for satisfaction, of liabilities of creditors of the trust as provided by applicable law, to cause the senior deferrable notes to be distributed to the holders of the trust securities. As of the date of any distribution of senior deferrable notes upon dissolution of the trust,

     - the trust preferred securities will no longer be deemed to be outstanding,

     - the depositary or its nominee, as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing the senior deferrable notes to be delivered upon the distribution and

     - any certificates representing trust preferred securities not held by the depositary or its nominee will be deemed to represent senior deferrable notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, those trust preferred securities until the certificates are presented to us or our agent for transfer or reissuance.

     Senior deferrable notes distributed to the collateral agent in liquidation of the interest of the holders of the trust preferred securities in the trust would be substituted for the trust preferred securities and pledged to secure Income PRIDES holders' obligations to purchase our common stock under the purchase contracts.

     We cannot predict the market prices for either the trust preferred securities or the senior deferrable notes that may be distributed in exchange for the trust preferred securities if a dissolution of the trust were to occur. Accordingly, the trust preferred securities or the senior deferrable notes that an investor may receive if a dissolution of the trust were to occur may trade at a discount to the price that the investor paid to purchase the trust preferred securities forming a part of the Income PRIDES offered here.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In case of a voluntary or involuntary dissolution of the trust, unless a tax event redemption has occurred, the then holders of the trust preferred securities will be entitled to receive out of the assets of the trust, after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors, senior deferrable notes in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the trust preferred securities on a proportionate basis in exchange for those trust preferred securities.

     The holders of the common securities will be entitled to receive distributions upon any such dissolution proportionately with the holders of the trust preferred securities. However, if a declaration event of default has occurred and is continuing, the trust preferred securities shall have a preference over the common securities with regard to those distributions.

     Under the declaration, the trust shall dissolve upon the first to occur of

          (1) on June [  ], 2050 the expiration of the term of the trust,

          (2) upon our bankruptcy or the bankruptcy of the holder of the common securities,

          (3) upon our filing of a certificate of dissolution or its equivalent or the revocation of our charter and the expiration of 90 days after the date of revocation without its reinstatement,

          (4) after the receipt by the property trustee of written direction from us to dissolve the trust or the filing of a certificate of dissolution or its equivalent with respect to the trust,

          (5) upon the occurrence and continuation of an investment company event pursuant to which the trust has been dissolved in accordance with the terms of the trust securities and all of the senior deferrable notes have been distributed to the holders of trust securities in exchange for all of the trust securities,

          (6) with the consent of all of the administrative trustees and our consent,

          (7) upon the entry of a decree of a judicial dissolution of the holder of the common securities, us or the trust or

          (8) when all trust securities have been called for redemption and the amounts necessary for redemption have been paid to the holders in accordance with the terms of the trust securities.

DECLARATION EVENTS OF DEFAULT

     An event of default under the indenture constitutes an event of default under the declaration with respect to the trust securities. However, under the declaration, the holder of the common securities will be deemed to have waived any declaration event of default with respect to the common securities until all declaration events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any declaration events of default with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities. Only the holders of the trust preferred securities will have the right to direct the property trustee with respect to particular matters under the declaration and, therefore, the indenture. If a declaration event of default with respect to the trust preferred securities is waived by holders of trust preferred securities, the waiver will also constitute the waiver of the declaration event of default with respect to the common securities without any further act, vote or consent of the holders of the common securities.

     If the property trustee fails to enforce its rights under the senior deferrable notes in respect of an indenture event of default after a holder of record of trust preferred securities has made a written request, that holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the senior deferrable notes without first proceeding against the property trustee or any other person or entity. Notwithstanding the above, if a declaration event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the senior deferrable notes on the date that interest or principal is otherwise payable, then you, as a holder of trust preferred securities, may directly institute a proceeding after the respective due date specified in the senior deferrable notes for enforcement of payment (a direct action) to you directly of the principal of or interest on the senior deferrable notes having a principal amount equal to the aggregate liquidation amount of your trust preferred securities. In connection with the direct action, we shall have the right under the indenture to set off any payment made to you. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the senior deferrable notes.

     Upon the occurrence of a declaration event of default, the property trustee, as the sole holder of the senior deferrable notes, will have the right under the indenture to declare the principal of and interest on the senior deferrable notes to be immediately due and payable. We and the trust are each required to file annually with the property trustee an officers' certificate as to our compliance with all conditions and covenants under the declaration.

VOTING RIGHTS

     Except as described here, under the Trust Act and the Trust Indenture Act and under "Description of the Guarantee -- Modification of the Guarantee; Assignment," and as otherwise required by law and the declaration, the holders of the trust preferred securities will have no voting rights.

     Subject to the requirement of the property trustee obtaining a tax opinion in specific circumstances provided below, the holders of a majority in aggregate stated liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the declaration, including the right to direct the property trustee, as holder of the senior deferrable notes, to

          (1) exercise the remedies available under the indenture with respect to the senior deferrable notes,

          (2) waive any past indenture event of default that is waivable under the indenture,

          (3) exercise any right to rescind or annul a declaration that the principal of all the senior deferrable notes shall be due and payable or

          (4) consent to any amendment, modification or termination of the indenture or the senior deferrable notes where that consent shall be required. However, where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the affected senior deferrable notes, only the holders of at least the same percentage in aggregate stated liquidation amount of the trust preferred securities may direct the property trustee to give the consent or take the action.

     The property trustee shall notify all holders of the trust preferred securities of any notice of default received from the indenture trustee with respect to the senior deferrable notes. The notice shall state that the indenture event of default also constitutes a declaration event of default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee shall not take any of the actions described in clauses (1), (2) or (3) above unless the property trustee has obtained an opinion of tax counsel experienced in those matters that, as a result of the action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

     If the consent of the property trustee, as the holder of the senior deferrable notes, is required under the indenture with respect to any amendment, modification or termination of the indenture or the senior deferrable notes, the property trustee shall request the direction of the holders of the trust preferred securities and the common securities with respect to that amendment, modification or termination. The indenture trustee shall vote with respect to that amendment, modification or termination as directed by a majority in stated liquidation amount of the trust preferred securities and the common securities voting together as a single class. However, where a consent under the indenture would require the consent of more than a majority in principal amount of the affected senior deferrable notes, the property trustee may only give that consent at the direction of the holders of at least the same proportion in stated liquidation amount of the trust preferred securities and the common securities. The property trustee shall not take any action in accordance with the directions of the holders of the trust preferred securities and the common securities unless the property trustee has obtained an opinion of tax counsel experienced in those matters that, as a result of the action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

     A waiver of an indenture event of default will constitute a waiver of the corresponding declaration event of default.

     Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of trust preferred securities convened for that purpose, at a meeting of all of the holders of trust securities or according to written consent. The administrative trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of those holders is to be taken, to be mailed to each holder of record of trust preferred securities. Each notice will include a statement specifying the following information:

     - the date of the meeting or the date by which the action is to be taken;

     - a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote or of the matter upon which written consent is sought; and

     - instructions for the delivery of proxies or consents.

     No vote or consent of the holders of trust preferred securities will be required for the trust to repay and cancel trust preferred securities or distribute senior deferrable notes in accordance with the declaration.

     Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any trust preferred securities that are owned at that time by us or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, us, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if those trust preferred securities were not outstanding.

     The procedures by which holders of trust preferred securities may exercise their voting rights are described below.

     Holders of the trust preferred securities will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by us as the indirect or direct holder of all of the common securities.

MODIFICATION OF THE DECLARATION

     The declaration may be modified and amended if approved by the administrative trustees and, in some circumstances, the property trustee or the Delaware trustee or us. However, if any proposed amendment provides for, or the administrative trustees otherwise propose to effect,

          (1) any action that would materially adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration or otherwise or

          (2) the dissolution of the trust other than according to the terms of the declaration,

then the holders of the trust securities voting together as a single class will be entitled to vote on that amendment or proposal, and that amendment or proposal shall not be effective except with the approval of at least a majority in such stated liquidation amount of the affected trust securities. If any amendment or proposal referred to in clause (1)above would adversely affect only the trust preferred securities or the common securities, then only the affected class will be entitled to vote on that amendment or proposal and that amendment or proposal shall not be effective except with the approval of a majority in stated liquidation amount of that class of securities. In addition, the declaration may be amended without the consent of the holders of the trust securities to, among other things, cause the trust to continue to be classified as a grantor trust for United States federal income tax purposes.

     Notwithstanding the above, no amendment or modification may be made to the declaration if that amendment or modification would

          (1) cause the trust to be classified as other than a grantor trust for United States federal income tax purposes,

          (2) reduce or otherwise adversely affect the powers of the property trustee or

          (3) cause the trust to be deemed an investment company which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below or as described in "Liquidation Distribution Upon Dissolution."

     The trust may, with the consent of the administrative trustees and without the consent of the holders of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized under the laws of any state provided that

          (1) if the trust is not the surviving entity, the successor entity either (x) expressly assumes all of the obligations of the trust under the trust securities or (y) substitutes for the trust securities other securities having substantially the same terms as the trust securities (the successor securities). The successor securities must rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise,

          (2) we expressly acknowledge a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the senior deferrable notes,

          (3) if the trust preferred securities are listed, any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the trust preferred securities are then listed or quoted,

          (4) the merger, consolidation, amalgamation or replacement does not cause the trust preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization,

          (5) the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect other than with respect to any dilution of the holders' interest in the new entity,

          (6) the successor entity has a purpose substantially identical to that of the trust,

          (7) prior to the merger, consolidation, amalgamation or replacement, we have received an opinion of a nationally recognized independent counsel to the trust experienced in those matters that,

        - the merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, in any material respect other than with respect to any dilution of the holders' interest in the new entity,

        - following the merger, consolidation, amalgamation or replacement, neither the trust nor the successor entity will be required to register as an investment company under the 1940 Act and

        - following the merger, consolidation, amalgamation or replacement, the trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes, and

          (8) we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee and the common securities guarantee.

     Notwithstanding the above, the trust shall not, except with the consent of holders of 100% in stated liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if that consolidation, amalgamation, merger or replacement would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     If the trust preferred securities are issued as one or more fully-registered global trust preferred securities certificates representing the total aggregate number of trust preferred securities, the depositary will act as securities depositary for any trust preferred securities that are held separately from the Income PRIDES. In that case, the trust preferred securities will initially be registered in the name of Bank One Trust Company, National Association, as purchase contract agent, and then will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. However, under some circumstances, the administrative trustees with our consent may decide not to use the system of book-entry transfers through the DTC with respect to the trust preferred securities. In that case, certificates of the trust preferred securities will be printed and delivered to the holders.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global trust preferred securities as represented by a global certificate.

     Purchases of trust preferred securities within the depositary's system must be made by or through direct participants, which will receive a credit for the trust preferred securities on the depositary's records. The beneficial ownership interest of each actual purchaser of each trust preferred security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased trust preferred securities. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the trust preferred securities, except if use of the book-entry system for the trust preferred securities is discontinued.

     To facilitate subsequent transfers, all the trust preferred securities deposited by participants with the depositary will be registered in the name of the depositary's nominee, Cede & Co. The deposit of trust preferred securities with the depositary and their registration in the name of Cede & Co. cause no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the trust preferred securities. The depositary's records reflect only the identity of the direct participants to whose accounts those trust preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as the depositary or its nominee is the registered owner or holder of a global certificate, the depositary or the nominee will be considered the sole owner or holder of the trust preferred securities represented for all purposes under the declaration and the trust preferred securities. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with the depositary applicable procedures, in addition to those provided for under the declaration.

     The depositary has advised us that it will take any action permitted to be taken by a holder of trust preferred securities, including the presentation of trust preferred securities for exchange, only at the direction of one or more participants to whose account the depositary's interests in the global certificates are credited and only in respect of the portion of the stated liquidation amount of trust preferred securities as to which such participant or participants has or have given such directions. However, if there is a declaration event of default under the trust preferred securities, the depositary will exchange the global certificates for certificated securities, which it will distribute to its participants.

     Conveyance of notices and other communications by the depositary to direct participants and indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in force from time to time.

     Although voting with respect to the trust preferred securities is limited, in those cases where a vote is required, neither the depositary nor Cede & Co. will itself consent or vote with respect to trust preferred securities. Under its usual procedures, the depositary would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date. The direct participants are identified in a listing attached to the omnibus proxy. We and the trust believe that the arrangements among the depositary, direct and indirect participants, and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a record holder of a beneficial interest in the trust.

     Distribution payments on the trust preferred securities issued in the form of one or more global certificates will be made to the depositary in immediately available funds. The depositary's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Those payments will be the responsibility of the participant and not of the depositary, the trust or us, subject to any statutory or regulatory requirements to the contrary that may be in force from time to time. Payment of distributions to the depositary is the responsibility of the trust, disbursement of such payments to direct participants is the responsibility of the depositary, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

     Except as provided here, a beneficial owner in a global trust preferred security certificate will not be entitled to receive physical delivery of trust preferred securities. Accordingly, each beneficial owner must rely on the procedures of the depositary to exercise any rights under the trust preferred securities.

     Although the depositary has agreed to the above procedure to facilitate transfer of interests in the global certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. Neither us, nor the trust or any trustee will have any responsibility for the performance by the depositary or its participants or indirect participants under the rules and procedures governing the depositary. The depositary may discontinue providing its services as securities depositary with respect to the trust preferred securities at any time by giving reasonable notice to the trust. Under these circumstances, if a successor securities depositary is not obtained, trust preferred securities certificates are required to be printed and delivered to holders. Additionally, the administrative trustees, with our consent, may decide to discontinue use of the system of book-entry transfers through the depositary or any successor depositary, with respect to the trust preferred securities. In that case, certificates for the trust preferred securities will be printed and delivered to holders. In each of the above circumstances, we will appoint a paying agent with respect to the trust preferred securities. The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we and the trust believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     Payments in respect of the trust preferred securities represented by the global certificates shall be made to the depositary. The depositary shall credit the relevant accounts at the depositary on the applicable distribution dates. In the case of certificated securities, those payments shall be made by check mailed to the address of the holder entitled to it as that address appears on the register. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the trustees. If Bank One Trust Company, National Association shall no longer be the paying agent, the administrative trustees shall appoint a successor to act as paying agent, which shall be a bank or trust company.

     The Property Trustee will act as registrar, transfer agent and paying agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be made without charge by or on behalf of the trust. However, payment shall be made and any indemnity as the trust or we may require shall be given in respect of any tax or other government charge which may be imposed in relation to it.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, prior to the occurrence of a default with respect to the trust securities and after the curing or waiving of any defaults that may have occurred, undertakes to perform only those duties that are specified in the declaration. The property trustee, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of trust preferred securities, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which it might incur. The holders of trust preferred securities will not be required to offer an indemnity in the case that those holders, by exercising their voting rights, direct the property trustee to take any action it is empowered to take under the declaration following a declaration event of default. The property trustee also serves as trustee under the guarantee.

     The property trustee maintains commercial banking relationships with us.

GOVERNING LAW

     The declaration and the trust preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The administrative trustees are authorized and directed to operate the trust in a way that the trust will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. We are authorized and directed to conduct our affairs so that the senior deferrable notes will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the declaration, the certificate of trust of the trust or our certificate of incorporation, that we and the administrative trustees determine in our discretion to be necessary or desirable to achieve that end, as long as that action does not adversely affect the interests of the holders of the trust preferred securities or vary its terms.

     Holders of the trust preferred securities have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

     Provided below is a summary of information concerning the guarantee which will be executed and delivered by us for the benefit of the holders from time to time of trust preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act. Bank One Trust Company, National Association will act as the guarantee trustee for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the guarantee will be those provided in the guarantee and those made part of the guarantee by the Trust Indenture Act. The following summary is not necessarily complete, and reference is made to the copy of the form of guarantee, including the definitions, which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, and to the Trust Indenture Act. Whenever particular defined terms of the guarantee are referred to in this prospectus supplement, these defined terms are incorporated by reference in this prospectus supplement. The following description of the terms of the guarantee supplements and, to the extent inconsistent with, replaces the description of the general terms of the trust preferred securities guarantees contained in the accompanying prospectus, which we request that you read. The guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities.

OVERVIEW

     Under the guarantee, we will irrevocably and unconditionally agree, to the extent provided therein, to pay in full on a senior basis, to the holders of the trust preferred securities issued by the trust, the guarantee payments. We shall pay the guarantee payments as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. We shall make these payments except to the extent paid by the trust. The following payments or distributions with respect to trust preferred securities issued by the trust to the extent not paid by or on behalf of the trust, will be subject to the guarantee, without duplication:

          (a) any accumulated and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the trust shall have funds available;

          (b) the redemption price, including all accumulated and unpaid distributions to the date of redemption, of trust preferred securities in respect of which the related senior deferrable notes have been redeemed by us upon the occurrence of a tax event redemption, to the extent the trust shall have funds available; and

          (c) upon a voluntary or involuntary dissolution of the trust, other than in connection with the distribution of senior deferrable notes to the holders of trust preferred securities, the lesser of

        - the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available, and

        - the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

     Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the trust to pay those amounts to the holders.

     The guarantee will be a full and unconditional guarantee on a senior basis with respect to the trust preferred securities issued by the trust, but will not apply to any payment of distributions except to the extent the trust shall have funds available. If we do not make interest payments on the senior deferrable notes purchased by the trust, the trust will not pay distributions on the trust preferred securities and will not have funds available.

     The guarantee, when taken together with our obligations under the senior deferrable notes, the indenture, and the declaration and our obligation to pay fees and expenses of the Trust, will have the effect of providing a full and unconditional guarantee on a senior unsecured basis by us of payments due on the trust preferred securities.

     We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trust with respect to the common securities to the same extent as the guarantee. However, in the case of an indenture event of default, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

SEMCO'S GUARANTEE COVENANTS

     In the guarantee, we will covenant that, so long as any trust preferred securities issued by the trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the guarantee or the declaration, then

          (a) we shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock, other than

        - purchases or acquisitions of our capital stock in connection with the satisfaction of our obligations under any employee or agent benefit plans or under any contract or security outstanding on the date of that event requiring us to purchase our capital stock,

        - as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

        - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged,

        - dividends or distributions in our capital stock (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or

        - redemptions or repurchases of any rights outstanding under a shareholder rights plan and the declaration of a dividend of rights in the future;

          (b) we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank junior to the senior deferrable notes; and

          (c) we shall not make any guarantee payments with respect to the above other than according to the guarantee or the common securities guarantee.

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no consent will be required, the guarantee may be amended only with the prior approval of the holders of not less than a majority in stated liquidation amount of the outstanding trust preferred securities issued by the trust. All guarantees and agreements contained in the guarantee shall bind the successors, assigns, receivers, trustees and our representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

TERMINATION

     The guarantee will terminate

          (a) upon distribution of the senior deferrable notes held by the trust to the holders of the trust preferred securities,

          (b) upon full payment of the redemption price of all the trust preferred securities in the case that we repurchase all of the senior deferrable notes upon the occurrence of a tax event redemption or

          (c) upon full payment of the amounts payable in accordance with the declaration upon liquidation of the trust.

     The guarantee will continue to be effective, or will be reinstated, if at any time any holder of trust preferred securities must return payment of any sums paid under the trust preferred securities or the guarantee.

EVENTS OF DEFAULT

     An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee.

     The holders of a majority in stated liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of trust preferred securities may institute a legal proceeding directly against us to enforce the holder's rights under the guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

STATUS OF THE GUARANTEE

     The guarantee will constitute our senior unsecured obligation and will rank equally with all of our other senior unsecured obligations.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, prior to the occurrence of a default with respect to the guarantee, undertakes to perform only those duties that are specified in the guarantee. The guarantee trustee, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. According to these provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which it might incur. However, this shall not relieve the guarantee trustee, upon the occurrence of an event of default under the guarantee, from exercising the rights and powers vested in it by the guarantee.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

                   DESCRIPTION OF THE SENIOR DEFERRABLE NOTES

     The following description is a summary of the terms of the senior deferrable notes. It supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent with the prospectus, replaces the description in the prospectus. The senior deferrable notes will be issued under an indenture dated as of October 23, 1998, as supplemented from time to time between us and Bank One Trust Company, National Association, as indenture trustee. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of the material terms of the senior deferrable notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture, the first supplemental indenture, and the form of senior unsecured note that are or will be filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act.

GENERAL

     The senior deferrable notes will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured and unsubordinated indebtedness. The senior deferrable notes initially will be issued in aggregate principal amount equal to
$[               ], such amount being the sum of the maximum aggregate stated
liquidation amounts of the trust preferred securities and the common securities. If the over-allotment option is exercised in full by the underwriters an
additional $[               ] of the senior deferrable notes will be issued to
the trust.

     The senior deferrable notes will not be subject to a sinking fund provision. Unless a tax event redemption occurs, the entire principal amount of the senior deferrable notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on August 16, 2005.

     We will have the right at any time, subject to certain conditions, to dissolve the trust and cause the senior deferrable notes to be distributed to the holders of the trust securities. If the trust is dissolved after the purchase contract settlement date (other than as a result of the redemption of the senior deferrable notes) and you continue to hold trust preferred securities, you will receive your pro rata share of the senior deferrable notes held by the Trust (after any creditors of the trust have been paid). If the trust is dissolved prior to the purchase contract settlement date, then these senior deferrable notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts.

     If the senior deferrable notes are distributed to the holders of the trust securities in liquidation of such holders' interests in the Trust, the senior deferrable notes will initially be issued in the form of one or more global certificates deposited with DTC. Under certain limited circumstances, the senior deferrable notes may be issued in certificated form in exchange for the global certificates. In the event that the senior deferrable notes are issued in certificated form, the senior deferrable notes will be in denominations of $[25] and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on senior deferrable notes issued as global certificates will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the senior deferrable notes. In the event the senior deferrable notes are issued in certificated form, principal and interest will be payable, the transfer of the senior deferrable notes will be registrable and the senior deferrable notes will be exchangeable for senior deferrable notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York, New York, provided that at our option, payment of interest may be made by check. Notwithstanding the foregoing, so long as the holder of any senior deferrable notes is the property trustee, we will make payment of principal and interest on the senior deferrable notes held by the property trustee at such place and to such account as may be designated by the property trustee.

     The indenture does not contain provisions that afford holders of the senior deferrable notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. We and the Trust will treat the senior deferrable notes as our indebtedness for all United States tax purposes. There is, however, no statutory, administrative or judicial authority that
                                      S-56
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directly addresses this treatment. If the IRS were to disregard this classification, it could have a material adverse effect on our financial condition.

INTEREST

     Each senior unsecured note will bear interest at the rate of [       ]% per
year from [          ], 2000 until August 16, 2003, and at the reset rate
thereafter, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, each an "interest payment date," commencing August 16, 2000, to the person in whose name such senior unsecured note is registered, subject to certain exceptions, at the close of Business on the Business day preceding such interest payment date. In the event the senior deferrable notes do not remain in book-entry only form, the record date will be fifteen Business days prior to each interest payment date. The interest rate on the senior deferrable notes will be reset on August 16, 2003.

     The amount of interest payable on the senior deferrable notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior deferrable notes is not a Business day, then payment of the interest payable on such date will be made on the next day that is a Business day (and without any interest or other payment in respect of any such delay), except that, if such Business day is in the next calendar year, then such payment will be made on the preceding Business day.

OPTION TO DEFER INTEREST PAYMENTS ON THE SENIOR DEFERRABLE NOTES

     So long as no event of default has occurred and is continuing, we have the right under the indenture at any time during the term of the senior deferrable notes to defer the payment of interest for a period not extending beyond the maturity date of the senior deferrable notes. We refer to any such period of deferral as an "extension period." During such extension period the Trust will no longer have sufficient funds to make quarterly distribution payments on the trust preferred securities, but such distribution payments will continue to accrue. At the end of an extension period, we must pay all interest then accrued and unpaid (together with accrued interest at the deferral rate compounded on each succeeding interest payment date) to the Trust. At the end of an extension period, the Trust will make all unpaid distributions (together with accrued distribution payments at the deferral rate compounded on each succeeding payment date) to holders of the trust preferred securities.

     During any extension period, we may not take any of the prohibited actions described under "--Certain Covenants of SEMCO" in this prospectus supplement.

     Prior to the expiration of any extension period, we may further extend the extension period, but not beyond the maturity date of the senior deferrable notes. Upon the termination of any extension period and the payment of all amounts then due on any interest payment date, we may elect to begin a new extension period, subject to the same requirements as described above. No interest will be due and payable during an extension period except at the end thereof, we at our option may prepay on any interest payment date all or any portion of the interest accrued during the elapsed portion of the extension period. We must give the indenture trustee written notice of our election of any extension period (or our further extension) at least five Business days prior to the earlier of:

     - the date the interest on the senior deferrable notes would have been payable except for the election to begin or extend the extension period;

     - the date the indenture trustee is required to give notice to any securities exchange or to holders of the senior deferrable notes of the record date or the date the interest is payable; and

     - the record date.

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

     The indenture trustee must give notice of our election to begin a new extension period or continue an extension period to the holders of the senior deferrable notes. There is no limitation on the number of times that we may elect to begin an extension period.

CERTAIN COVENANTS OF SEMCO

     We will covenant that during an extension period or during the continuance of an event of default, we will not:

     - make any payment of principal, premium, if any, or interest on or repay, repurchase or redeem any of our debt securities that rank junior to the senior deferrable notes in right of payment;

     - make any guarantee payments with respect to any guarantee by us of any securities of any of our subsidiaries if such guarantee ranks junior to the senior deferrable notes in right of payment; or

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except for or as a result of:

        - dividends or distributions in, or options, warrants or rights to subscribe for or purchase, our common stock;

        - any declaration of a dividend in connection with the implementation of our shareholders rights plan, or the issuance of shares under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

        - a reclassification of our capital stock solely into shares of one or more classes or series of our capital stock or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock;

        - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

        - the purchase of our common stock in connection with our normal course issuer bid-purchases for the satisfaction by us of our obligations under any benefit plans for our and our subsidiaries' directors, officers or employees or any of our dividend reinvestment plans.

TAX EVENT REDEMPTION

     If a tax event shall occur and be continuing, we may, at our option, redeem senior deferrable notes in whole but not in part. The redemption price shall equal, for each senior unsecured note, the redemption amount plus accrued and unpaid interest, including compound interest and expenses and taxes of the trust, if any, to the date of redemption. If, following the occurrence of a tax event, we exercise our option to redeem the senior deferrable notes, then the proceeds of that redemption will be applied to redeem trust securities having a liquidation amount equal to the principal amount of senior deferrable notes to be paid, in accordance with their terms, at the redemption price. The redemption price will be payable in cash to the holders of the trust securities. If a tax event redemption occurs prior to August 16, 2003, the redemption price payable in liquidation of the Income PRIDES holders' interest in the trust will be distributed to the collateral agent. The collateral agent will apply an amount equal to the redemption amount of the redemption price to purchase the treasury portfolio on behalf of the holders of Income PRIDES and remit any remaining portion of the redemption price to the purchase contract agent for payment to the holders of those Income PRIDES. The treasury portfolio will be substituted for the trust preferred securities and will be pledged with the collateral agent to secure the Income PRIDES holders' obligation to purchase our common stock under the purchase contracts. However, if the tax event redemption occurs after August 16, 2003, the treasury portfolio will not be purchased.

     Tax event means the receipt by the trust of an opinion of a nationally recognized independent tax counsel experienced in such matters that, as a result of,

          (a) any amendment to, or change, including any announced prospective change in, the laws or any regulations of the United States or any political subdivision or taxing authority or which affects taxation,

          (b) any amendment to or change in an interpretation or application of these laws or regulations by any legislative body, court, governmental agency or regulatory authority or

          (c) any interpretation or pronouncement that provides for a position with respect to these laws or regulations that differs from the generally accepted position on the date the trust securities are issued, which amendment or change is effective or which interpretation or pronouncement is announced on or after the date of issuance of the trust securities under the declaration, there is more than an insubstantial risk that,

          (a) interest payable by us on the senior deferrable notes would not be deductible, in whole or in, part, by us for United States federal income tax purposes or

          (b) the income of the trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     Treasury portfolio means, with respect to the applicable principal amount of senior deferrable notes

          (a) if the tax event redemption date occurs prior to August 16, 2003, a portfolio of zero-coupon U.S. treasury securities consisting of

        - interest or principal strips of U.S. treasury securities which mature on or prior to August 15, 2003, in an aggregate amount equal to the applicable principal amount and

        - with respect to each scheduled interest payment date on the senior deferrable notes that occurs after the tax event redemption date, interest or principal strips of U.S. treasury securities which mature on or prior to that date in an aggregate amount equal to the aggregate interest payment that would be due on the applicable principal amount of the senior deferrable notes on that date, and

          (b) if the tax event redemption date occurs after August 16, 2003, a portfolio of zero-coupon U.S. treasury securities consisting of

        - principal or interest strips of U.S. treasury securities which mature on or prior to August 15, 2005 in an aggregate amount equal to the applicable principal amount and

        - with respect to each scheduled interest payment date on the senior deferrable notes that occurs after the tax event redemption date, interest or principal strips of the U.S. treasury securities which mature on or prior to that date in an aggregate amount equal to the aggregate interest payment that would be due on the applicable principal amount of the senior deferrable notes on that date.

     Applicable principal amount means either

     - if the tax event redemption date occurs prior to August 16, 2003, the aggregate principal amount of the senior deferrable notes corresponding to the aggregate stated liquidation amount of the trust preferred securities which are components of Income PRIDES on that tax event redemption date or

     - if the tax event redemption occurs on or after August 16, 2003, the aggregate principal amount of the senior deferrable notes corresponding to the aggregate stated liquidation amount of the trust preferred securities outstanding on that tax event redemption date.

     Redemption amount means for each senior unsecured note, the product of

     - the principal amount of that senior unsecured note and

     - a fraction whose numerator is the treasury portfolio purchase price and whose denominator is the applicable principal amount.

     Treasury portfolio purchase price means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

     Quotation agent means

     - Merrill Lynch Government Securities, Inc. and its respective successors; however, if they cease to be a primary treasury dealer, we shall substitute another primary treasury dealer, and

     - any other primary treasury dealer selected by us.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior deferrable notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the redeemed senior deferrable notes.

PUT OPTION

     If a failed remarketing has occurred, holders of senior deferrable notes, including the property trustee and following the distribution of the senior deferrable notes upon a dissolution of the trust those senior unsecured note holders, will have the right to put their senior deferrable notes to us on September 1, 2003, upon at least three business days' prior notice at a price per senior unsecured note equal to $10, plus any accrued and unpaid interest. Upon our repurchase of those senior deferrable notes, the proceeds from the repurchase shall simultaneously be applied to redeem, in the case of trust securities, any outstanding trust preferred securities of those holders having an aggregate stated liquidation amount equal to the aggregate principal amount of the senior deferrable notes so repurchased plus accumulated and unpaid distributions.

ADDITIONAL INDENTURE PROVISIONS APPLICABLE TO THE SENIOR DEFERRABLE NOTES

     As long as the senior deferrable notes are held by the trust, it will be an event of default with respect to the senior deferrable notes if the trust voluntarily or involuntarily dissolves, winds-up its business or otherwise terminates its existence except in connection with (1) the distribution of the senior deferrable notes to holders of trust preferred securities and trust common securities in liquidation of their interests in the trust, (2) the redemption of all of the outstanding trust preferred securities and trust common securities, or (3) certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust.

     We will covenant that, so long as any trust securities remain outstanding, if an event of default under the indenture occurs and written notice of such event has been given to us, then we may not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any of our capital stock or (2) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity with or junior in interest to the senior deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt securities of any subsidiary of ours if such guarantee ranks on a parity with or junior in interest to the senior deferrable notes (other than (a) purchases or acquisitions of our capital stock in connection with the satisfaction of our obligations under any employee benefit plans or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date of such event of default requiring us to purchase our own capital stock, (b) as a result of a reclassification of our capital stock for another class or series of our capital stock, (c) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(d) dividends or distributions in our capital stock, (e) redemptions or repurchases of any rights pursuant to a rights agreement and (f) payments under the guarantee).

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BOOK-ENTRY ISSUANCE

     If distributed to holders of trust preferred securities in connection with the involuntary or voluntary dissolution of the trust, the senior deferrable notes will be issued as one or more global certificates registered in the name of DTC or its nominee. The senior deferrable notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The senior deferrable notes will be issued in accordance with the procedures set forth in this prospectus supplement under "Book-Entry Only Issuance -- The Depository Trust Company."

            EFFECT OF OBLIGATIONS UNDER THE SENIOR DEFERRABLE NOTES
                               AND THE GUARANTEE

     As provided in the declaration, the sole purpose of the trust is to issue the trust securities evidencing undivided beneficial interests in the assets of the trust, and to invest the proceeds from the issuance and sale in the senior deferrable notes and only engage in other necessary or incidental activities.

     As long as payments of interest and other payments are made when due on the senior deferrable notes, those payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

     - the aggregate principal amount of senior deferrable notes will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

     - the interest rate and the interest and other payment dates on the senior deferrable notes will match the distribution rate and distribution and other payment dates for the trust securities;

     - pursuant to an agreement as to expenses, we shall pay, and the trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the trust, other than with respect to the trust securities; and

     - the declaration further provides that the trustees shall not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

     Payments of distributions, to the extent funds are available, and other payments due on the trust preferred securities, to the extent funds therefor are available, are guaranteed by us as to the extent provided under "Description of the Guarantee." If we do not make interest payments on the senior deferrable notes purchased by the trust, the trust will not have sufficient funds to pay distributions on the trust preferred securities. The guarantee does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of such distributions.

     If we fail to make interest or other payments on the senior deferrable notes when due, taking account of any extension period, the declaration provides a mechanism enabling the holders of the trust preferred securities to direct the property trustee to enforce its rights under the indenture. If the property trustee fails to enforce its rights under the indenture in respect of an indenture event of default, a holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity.

     Notwithstanding the above, if a declaration event of default has occurred and is continuing and that event is attributable to our failure to pay interest or principal on the senior deferrable notes on the date that interest or principal is otherwise payable, then a holder of trust preferred securities may directly institute a proceeding against us for payment. We, under the guarantee, acknowledge that the guarantee trustee shall enforce the guarantee on behalf of the holders of the trust preferred securities. If we fail to make payments under the guarantee, the guarantee provides a mechanism enabling the holders of the trust preferred securities to direct the guarantee trustee to enforce its rights under the guarantee. Notwithstanding the above, if we fail to make a payment under the guarantee, any holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

     The guarantee, when taken together with our obligations under the debentures and the indenture and its obligations under the declaration, and its obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the trust securities, has the effect of providing a full and unconditional guarantee of amounts due on the trust preferred securities.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     In this section, we summarize certain of the material United States federal income tax consequences of purchasing, holding and disposing of FELINE PRIDES, trust preferred securities and ordinary shares acquired under the purchase contract which is an element of the FELINE PRIDES. Except where we state otherwise, this summary deals only with FELINE PRIDES, trust preferred securities and common stock held as capital assets (as defined in the Internal Revenue Code of 1986, as amended) by a U.S. Holder (as defined below) who purchases Income PRIDES, Growth PRIDES or trust preferred securities for cash at their original offering price upon original issuance.

     We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address any of the tax consequences to holders that are Non-U.S. Holders (as defined below) or to holders that may be subject to special tax treatment such as financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, we do not address:

     - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of FELINE PRIDES, trust preferred securities or common stock;

     - the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of FELINE PRIDES, trust preferred securities or common stock;

     - persons who hold FELINE PRIDES, trust preferred securities or common stock in a "straddle" or as part of a "hedging," "conversion," "constructive sale" or other integrated transaction or whose "functional currency" is not the United States dollar; or

     - any state, local or foreign tax consequences of the purchase, ownership or disposition of FELINE PRIDES, trust preferred securities or common stock.

Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of FELINE PRIDES, trust preferred securities or common stock in light of your own circumstances.

     A "U.S. Holder" is a beneficial owner of FELINE PRIDES, trust preferred securities or common stock who or which is:

     - a citizen or individual resident of the United States, as defined in
       Section 7701(b) of the Internal Revenue Code;

     - a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia except, in the case of a partnership, to the extent Treasury regulations may now or hereafter provide otherwise;

     - an estate if its income is subject to United States federal income taxation regardless of its source; and

     - a trust if (i) a United States court can exercise primary supervision over its administration and (ii) one or more United States persons have the authority to control all of its substantial decisions.

     A "Non-U.S. Holder" is a FELINE PRIDES, trust preferred securities or common stock holder other than a U.S. Holder. Prospective investors that are not United States persons within the meaning of Section 7701(a)(30) of the Internal Revenue Code are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in FELINE PRIDES, trust preferred securities or common stock including potential application of United States withholding taxes. See the discussion under "-- Non-United States Holders."

     This summary is based on the Internal Revenue Code, Treasury regulations (proposed and final) issued under the Internal Revenue Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations and administrative and judicial interpretations, however, may change at any time, possibly on a retroactive basis. Any such changes may affect this summary in a manner that could cause tax consequences to vary materially from the consequences described below.

     No statutory, administrative or judicial authority directly addresses the treatment of FELINE PRIDES or instruments similar to FELINE PRIDES for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the IRS with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE FELINE PRIDES, TRUST PREFERRED SECURITIES OR COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

FELINE PRIDES

     Allocation of Purchase Price. A U.S. Holder's acquisition of FELINE PRIDES will be treated as an acquisition of a unit consisting of two components -- in the case of an Income PRIDES, the trust preferred securities and the purchase contract constituting such Income PRIDES and, in the case of a Growth PRIDES, the treasury security interest and the purchase contract comprising such Growth PRIDES. The purchase price of each FELINE PRIDES will be allocated between the two components in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. Holder's initial tax basis in the trust preferred securities or treasury security interest and the purchase contract. We will treat the fair market value of each trust preferred securities and treasury security interest so that the entire purchase price of a FELINE PRIDES will be allocable to the trust preferred securities or treasury security interest, as the case may be, and no amount will be allocable to the purchase contract. This position will be binding upon each U.S. Holder (but not on the IRS) unless such U.S. Holder explicitly discloses a contrary position on a statement attached to such U.S. Holder's timely filed United States federal income tax return for the taxable year in which a FELINE PRIDES is acquired. Thus, absent such disclosure, a U.S. Holder should allocate the purchase price for a FELINE PRIDES in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes. A different allocation could affect the timing and character of income to a U.S. Holder.

     Ownership of Trust Preferred Securities or Treasury Securities. A U.S. Holder will be treated as owning the trust preferred securities or treasury securities constituting a part of the Income PRIDES or Growth PRIDES, respectively. We and, by acquiring FELINE PRIDES, each U.S. Holder agree to treat such U.S. Holder as the owner, for United States federal, state and local income and franchise tax purposes, of the trust preferred securities or treasury securities constituting a part of the FELINE PRIDES beneficially owned by such U.S. Holder. The remainder of this summary will assume that U.S.
                                      S-63
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Holders of FELINE PRIDES will be treated as the owners of the trust preferred securities or treasury securities constituting a part of such FELINE PRIDES for United States federal, state and local income and franchise tax purposes. The United States federal income tax consequences of owning the trust preferred securities or treasury securities are discussed below (see "-- Trust Preferred Securities" and "-- Treasury Securities").

TRUST PREFERRED SECURITIES

     Classification of The Trust. In connection with the issuance of the Income PRIDES, Dickinson Wright PLLC will deliver an opinion that, under current law, assuming compliance with the terms of the declaration of trust, and based on certain facts and assumptions contained in the opinion, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each U.S. Holder of trust preferred securities will be treated as owning an undivided beneficial interest in the senior deferrable notes held by the Trust. Accordingly, you will be required to include in your gross income your pro rata share of the income arising from the senior deferrable notes. See "-- Interest Income and Original Issue Discount." No corporate dividends received deduction applies to income from the senior deferrable notes.

     Classification of the Senior Deferrable notes. We and the Trust will treat and you, by acquiring Income PRIDES, agree to treat the senior deferrable notes as indebtedness of SEMCO for all United States tax purposes.

     Interest Income and Original Issue Discount. Except as set forth below, you will be required to include the stated interest on the senior deferrable notes in your income at the time the interest is paid or accrues in accordance with your regular method of tax accounting.

     If, however, we exercise our right to defer payments of interest on the senior deferrable notes, the senior deferrable notes will become original issue discount instruments and you will become subject to the special original issue discount rules described below. If the senior deferrable notes become original issue discount instruments, that status will continue as long as the senior deferrable notes remain outstanding.

     If the senior deferrable notes become original issue discount instruments:

     - you will be required to accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the senior deferrable notes using the constant-yield-to-maturity method of accrual set forth in section 1272 of the Code;

     - you will not separately report the actual cash payments of interest on the senior deferrable notes as taxable income;

     - any amount of original issue discount included in your gross income (whether or not during a deferral period) with respect to the senior deferrable notes will increase your tax basis; and

     - the amount of cash payments in respect of the accrued original issue discount will reduce your tax basis.

     Treasury regulations would require senior deferrable notes with deferrable interest to be treated as having original issue discount from the date of issuance unless the likelihood of deferral is remote. We have determined that the likelihood of interest deferral is remote and that original issue discount need not be reported in the absence of actual deferral.

     The Treasury regulations dealing with original issue discount are complex and deferrable payments have not been addressed in any rulings or other interpretations by the IRS. It is possible that the IRS could take a position contrary to that set forth in this summary. If the IRS were to assert successfully that the stated interest on the senior deferrable notes was original issue discount regardless of whether we exercise our right to defer payments, you would be required to treat the senior deferrable notes as original issue discount instruments from the date of their issuance regardless of your method of accounting.

     Sale, Exchange or Other Disposition of Trust Preferred Securities. Upon the sale, exchange, redemption or other disposition of trust preferred securities (including the remarketing thereof), you will recognize capital gain or loss in an amount equal to the difference between your amount realized (which does not include amounts equal to any accrued but unpaid interest that a U.S. Holder has not previously included in gross income, which will be taxable as interest) and such Holder's tax basis in the trust preferred securities. Selling expenses will reduce your gain or increase your loss. Gains of individuals from capital assets held for more than one year are taxed at a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations.

     Distribution of Senior Deferrable Notes. Under current law, a distribution by the Trust of the senior deferrable notes generally will not be taxable. You will have an aggregate tax basis in the senior deferrable notes received in the liquidation equal to your aggregate tax basis in the trust preferred securities surrendered, and the holding period of distributed senior deferrable notes will include the period during which you held the trust preferred securities. You will continue to include interest (or original issue discount) from the senior deferrable notes you receive from the Trust. Upon occurrence of a tax event as described in "Description of Senior Deferrable Notes -- Tax Event Redemption" in this prospectus supplement, we will have the option to redeem the senior deferrable notes which will result in a redemption of the trust preferred securities and which will be taxable to you. See "-- Tax Event Redemption of Trust Preferred."

     Possible Alternative Characterization. The Treasury regulations do not deal with instruments involving a reset mechanism identical to the reset in the senior deferrable notes. Thus, it is possible that the IRS could treat the senior deferrable notes as a "contingent payment debt instruments." Under that treatment (i) regardless of your regular method of tax accounting, you would be required to use an accrual method with respect to the senior deferrable notes;
(ii) interest income that accrues may exceed stated interest payments actually received; and (iii) any gain and all or a portion of any loss on the sale, exchange or other disposition of the senior deferrable notes or the trust preferred securities generally would be ordinary rather that capital in nature.

TREASURY SECURITIES

     Original Issue Discount. A U.S. Holder of Growth PRIDES will be required to treat the treasury securities interest comprising the Growth PRIDES as an interest in a bond originally issued on the date such Growth PRIDES is purchased and having original issue discount equal to the excess of the stated amount of the Growth PRIDES over the purchase price of the Growth PRIDES. A U.S. Holder will be required to include such original issue discount in income on an economic accrual basis over the period between the issue date of the Growth PRIDES and the day immediately preceding the purchase contract settlement date, regardless of such U.S. Holder's method of tax accounting. Amounts of original issue discount included in a U.S. Holder's gross income will increase such U.S. Holder's tax basis in its treasury securities interest.

     Sales, Exchanges or Other Dispositions of Treasury Securities. In the event that a U.S. Holder obtains the release of treasury securities by delivering trust preferred securities to the collateral agent, gain or loss will be recognized by the U.S. Holder on a subsequent sale, exchange or other taxable disposition of the treasury securities in an amount equal to the difference between the amount realized by the U.S. Holder on such disposition and the U.S. Holder's adjusted tax basis in the treasury securities. Such gain or loss may be long-term capital gain or loss depending on the holding period of the treasury securities. Capital gains of individuals are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations.

PURCHASE CONTRACTS

     Income from Contract Adjustment Payments. There is no direct authority addressing the treatment, under current federal income tax law, of the contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments may constitute taxable income to a U.S. Holder of

Growth PRIDES when received or accrued, in accordance with the U.S. Holder's method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments, we intend to report such payments as taxable income to each U.S. Holder.

     Holders should consult their own tax advisors concerning the treatment of contract adjustment payments, including the possibility that any contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments could affect a U.S. Holder's tax basis in a purchase contract or common stock received under a purchase contract or the amount realized by a U.S. Holder upon the sale or disposition of a FELINE PRIDES or the termination of a purchase contract. See "-- Acquisition of Common Stock Under a Purchase Contract," "-- Sale or Disposition of FELINE PRIDES" and "-- Termination of Purchase Contract."

     Acquisition of Common Stock Under a Purchase Contract. A U.S. Holder of FELINE PRIDES generally will not recognize gain or loss on the purchase of common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional ordinary share. Subject to the following discussion, a U.S. Holder's aggregate initial tax basis in the common stock received under a purchase contract generally should equal the purchase price paid for such common stock plus such U.S. Holder's tax basis in the purchase contract, if any, less the portion of such purchase price and tax basis allocable to the fractional share. Such basis may be affected by the U.S. Holder's treatment of income from contract adjustment payments. See "-- Income from Contract Adjustment Payments." The holding period for common stock received under a purchase contract will commence on the day after the acquisition of such common stock.

     Ownership of Common Stock Acquired Under the Purchase Contract. Any dividend on common stock paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in income by a U.S. Holder when received. Any such dividend will be eligible for the dividends received deduction.

     Upon a disposition of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and such U.S. Holder's adjusted tax basis in the common stock. Such gain or loss may be long-term capital gain or loss depending on the holding period of the common stock. Capital gains of individuals are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations.

     Early Settlement of Purchase Contract. A U.S. Holder of FELINE PRIDES will not recognize gain or loss on the receipt of such U.S. Holder's proportionate share of trust preferred securities or treasury securities released upon early settlement of a purchase contract and will have the same tax basis in such trust preferred securities or treasury securities as before such early settlement.

     Termination of Purchase Contract. If a purchase contract terminates, a U.S. Holder of FELINE PRIDES will recognize gain or loss equal to the difference between the amount realized, if any, upon such termination and such U.S. Holder's adjusted tax basis, if any, in the purchase contract at the time of such termination. Payments of contract adjustment payments received by a U.S. Holder but not included in income by such U.S. Holder should either reduce such U.S. Holder's tax basis in the purchase contract or result in an amount realized on the termination of the purchase contract. Any contract adjustment payments included in a U.S. Holder's income but not paid should increase such U.S. Holder's tax basis in the purchase contract.

     Any such gain or loss may be long-term capital gain or loss depending upon the holding period of the purchase contract. Capital gains of individuals are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations. A U.S. Holder will not recognize gain or loss on the receipt of such U.S. Holder's proportionate share of the trust preferred securities, treasury securities or treasury portfolio upon termination of the purchase contract and will have the same tax basis in such trust preferred securities, treasury securities or treasury portfolio as before such distribution.

     Adjustment to Settlement Rate. U.S. Holders of FELINE PRIDES might be treated as receiving a constructive distribution from us if (i) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of U.S. Holders of FELINE PRIDES in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. Holder for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to U.S. Holders of FELINE PRIDES even though such U.S. Holders would not receive any cash related thereto.

SUBSTITUTION OF TREASURY SECURITIES TO CREATE OR RECREATE GROWTH PRIDES

     A U.S. Holder of an Income PRIDES that delivers treasury securities to the collateral agent in substitution for trust preferred securities generally will not recognize gain or loss upon the delivery of such treasury securities or the release of the trust preferred securities to such U.S. Holder. Such U.S. Holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. Holder with respect to such treasury securities and trust preferred securities. Such U.S. Holder's tax basis in the treasury securities, the trust preferred securities and the purchase contract will not be affected by such delivery and release.

SUBSTITUTION OF TRUST PREFERRED SECURITIES TO RECREATE INCOME PRIDES

     A U.S. Holder of a Growth PRIDES that delivers trust preferred securities to the collateral agent in substitution for treasury securities generally will not recognize gain or loss upon the delivery of such trust preferred securities or the release of the treasury securities to the U.S. Holder. Such U.S. Holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such U.S. Holder with respect to such treasury securities and trust preferred securities. Such U.S. Holder's tax basis in the treasury securities, the trust preferred securities and the purchase contract will not be affected by such delivery and release.

SALE OR DISPOSITION OF FELINE PRIDES

     Upon a sale or other disposition of FELINE PRIDES, a U.S. Holder will be treated as having sold, exchanged or disposed of the purchase contract and the trust preferred securities or, in the case of Growth PRIDES, the treasury securities, that constitute such FELINE PRIDES and generally will have gain or loss equal to the difference between the portion of the proceeds to such U.S. Holder allocable to the purchase contract and the trust preferred securities or treasury securities, as the case may be, and such U.S. Holder's respective adjusted tax bases in the purchase contract and the trust preferred securities or treasury securities. Such gain or loss generally will be capital gain or loss. Capital gain or loss may be long-term capital gain or loss depending on the holding period of the FELINE PRIDES. Notwithstanding the above, to the extent that such U.S. Holder is treated as having received an amount with respect to accrued interest on the trust preferred securities, such amount will be treated as ordinary interest income to the extent not previously included in income. Capital gains of individuals are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations.

     If the disposition of FELINE PRIDES occurs when the purchase contract has negative value, the U.S. Holder should be considered to have received additional consideration for the trust preferred securities or treasury securities in an amount equal to such negative value and to have paid such amount to be released from the U.S. Holder's obligation under the purchase contract. U.S. Holders should consult their tax advisors regarding a disposition of the FELINE PRIDES at a time when the purchase contract has negative value.

TAX EVENT REDEMPTION OF TRUST PREFERRED SECURITIES

     A tax event redemption will be a taxable event for U.S. Holders of trust preferred securities. In general, gain or loss will be recognized by a U.S. Holder in an amount equal to the difference between the redemption price (whether paid directly to such U.S. Holder or applied by the collateral agent to the purchase of the treasury portfolio on behalf of holders of Income PRIDES) and the U.S. Holder's adjusted tax basis in the trust preferred securities. Gain or loss realized by a U.S. Holder upon a tax event redemption will be capital gain or loss and may be long-term capital gain or loss depending upon the holding period of the trust preferred securities. Such amount realized, however, will be taxable as ordinary interest income to the extent that it is characterized as a payment in respect of accrued but unpaid interest not previously included in gross income. Capital gains of individuals are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations.

     Ownership of Treasury Portfolio. We, the trust and, by acquiring Income PRIDES, each U.S. Holder agree to treat such U.S. Holder as the owner, for United States federal, state and local income and franchise tax purposes, of the applicable ownership interest of the treasury portfolio constituting a part of the Income PRIDES beneficially owned by such U.S. Holder in the event of a tax redemption prior to the purchase contract settlement date. Each U.S. Holder will include in income any amount earned on its pro rata portion of the treasury portfolio for all United States federal, state and local income and franchise tax purposes. Based on such agreement, the remainder of this summary assumes that U.S. Holders of Income PRIDES will be treated as the owners of the applicable ownership interest of the treasury portfolio constituting a part of such Income PRIDES for United States federal, state and local income and franchise tax purposes.

     Interest Income and Original Issue Discount. The treasury portfolio will consist of stripped U.S. treasury securities. Following a tax redemption prior to the purchase contract settlement date, a U.S. Holder of Income PRIDES will be required to treat its pro rata portion of each treasury security in the treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant treasury securities and will include OID in income over the life of the treasury securities in an amount equal to the U.S. Holder's pro rata portion of the excess of the amounts payable on such treasury securities over the value of the treasury securities at the time the collateral agent acquires them on behalf of holders of Income PRIDES. The amount of such excess will constitute only a portion of the total amounts payable in respect of the treasury portfolio. Consequently, a substantial portion of each scheduled interest payment to U.S. Holders will be treated as a tax-free return of the U.S. Holder's investment in the treasury portfolio and will not be considered current income for federal income tax purposes.

     A U.S. Holder, whether on the cash or accrual method of tax accounting, will be required to include OID (other than OID on short-term treasury securities as defined below) in income for federal income tax purposes as it accrues on a constant yield to maturity basis. See "-- Interest Income and Original Issue Discount" above. In the case of any treasury security with a maturity of one year or less from the date it is purchased (a short-term treasury security), in general only accrual basis taxpayers will be required to include OID in income as it is accrued. Unless such an accrual basis U.S. Holder elects to accrue the OID on a short-term treasury security according to the constant-yield-to-maturity method, such OID will be accrued on a straight-line basis.

     Tax Basis of the Treasury Portfolio. A U.S. Holder's initial tax basis in such U.S. Holder's applicable ownership interest of the treasury portfolio will equal such U.S. Holder's pro rata portion of the amount paid by the collateral agent for the treasury portfolio. A U.S. Holder's tax basis in the treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of cash received in respect of the treasury portfolio.

NON-UNITED STATES HOLDERS

     The following summary discusses certain of the federal income tax consequences to Non-U.S. holders.

UNITED STATES FEDERAL WITHHOLDING TAX

     The 30% United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the senior deferrable notes (unless the notes are treated as equity for federal income tax purposes), Treasury portfolio or Treasury securities provided that:

     - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on the senior deferrable notes is described in section 881(c)(3)(A) of the Code; and

     - (a) you provided your name and address on an IRS Form W-8 (or successor form), and certify, under penalties of perjury, that you are not a United States person or (b) a financial institution holding the Income PRIDES or Growth PRIDES on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 (or successor form) from the beneficial owner and provides us with a copy.

     We will not withhold on payments of principal and interest if these requirements are met. We generally will withhold tax at a rate of 30% on the contract adjustment payments and dividends paid on the shares of our common stock acquired under the purchase contract.

     You may reduce or eliminate the 30% withholding tax applicable to you on interest (including original issue discount), contract adjustment payments or dividends if you provide us with a properly executed (1) IRS Form 1001 (or successor form W-8BEN) claiming a reduction of or an exemption from withholding under an applicable tax treaty or (2) IRS Form 4224 (or successor Form W-8ECI) stating that such payments paid are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

     The 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, redemption or other disposition of the Income PRIDES, the Growth PRIDES, trust preferred securities, the purchase contracts, Treasury securities or our common stock acquired under the purchase contracts.

UNITED STATES FEDERAL INCOME TAX

     If you are engaged in a trade or business in the United States and interest on the senior deferrable notes, original issue discount on the Treasury securities, dividends on our common stock and, to the extent they constitute taxable income, contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business (although exempt from the 30% withholding tax), you will be subject to United States federal income tax on the interest, original issue discount, dividends and contract adjustment payments on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or the lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest on the senior deferrable notes, original issue discount on the treasury securities, dividends on the our common stock and, to the extent they constitute taxable income, the contract adjustment payments from the purchase contracts will be included in earnings and profits.

     Any gain or income realized on the disposition of an Income PRIDES, a Growth PRIDES, a trust preferred security, a purchase contract, a senior unsecured note, a Treasury security or our common stock acquired under the purchase contract generally will not be subject to United States federal income tax unless:

          (1) that gain or income is effectively connected with your conduct of a trade or business in the United States;

          (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

          (3) in the case of Income PRIDES, Growth PRIDES or our common stock, we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

     We have determined that we are not a "U.S. real property holding corporation" for United States federal income tax purposes. If we were or became a U.S. real property holding corporation, so long as the our common stock continued to be regularly traded on an established securities market, you would not be subject to U.S. federal income tax on the disposition of a purchase contract (that is a part of an Income PRIDES or a Growth PRIDES) or our common stock if you held (at any time during the shorter of the five year period preceding the date of disposition or your holding period) less than five percent of the total outstanding purchase contracts or shares of our common stock, respectively.

     Special rules may apply to you if you are a "controlled foreign corporation", "passive foreign investment company" or "foreign personal holding company" and are subject special treatment under the Code. If you are such an entity, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     If you are a U.S. Holder, unless you are an exempt recipient such as a corporation, payments under the Income PRIDES, Growth PRIDES, trust preferred securities, purchase contracts, Treasury securities or our common stock, the proceeds received with respect to a fractional share of our common stock upon the settlement of a purchase contract, and the proceeds received from the sale, exchange or other disposition of Income PRIDES, Growth PRIDES, trust preferred securities, purchase contracts, Treasury securities or our common stock may be subject to information reporting and may be subject to United States federal backup withholding at the rate of 31% if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

     If you are a Non-U.S. Holder, no information reporting (except possibly with respect to contract adjustment payments to the extent they constitute taxable income) or backup withholding will be required with respect to payments made by us if a statement described above under "Non-U.S. Holders" has been received and we do not have actual knowledge that you are a U.S. Holder.

     Amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

     Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, plans and individual retirement accounts that are subject to Section 4975 of the Code and entities whose assets are considered assets of such plans, collectively, "plans," may purchase FELINE PRIDES subject to the investing fiduciary's determination that the investment satisfies ERISA's fiduciary standards and other requirements applicable to investments by plans. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plans.

     Section 406 of ERISA and Section 4975 of the Code prohibit fiduciaries from engaging in specified transactions involving plan assets with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. A violation of these "prohibited transaction" rules may generate excise tax and other liabilities under ERISA and the Code. Thus, a plan fiduciary considering an investment in FELINE PRIDES also should consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code for which no exemption is available. Under regulations issued by the U.S. Department of Labor (the "DOL"), a plan that owns FELINE PRIDES may be deemed to own a portion of the assets held in the trust, including a portion of the senior deferrable notes held in the trust. In addition, we and our affiliates may be "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of Section 4975 of the IRC) with respect to certain plans (generally, plans maintained or sponsored by, or contributed to by, any such persons or plans with respect to which any such persons are fiduciaries or service providers). The acquisition and ownership of the FELINE PRIDES and a deemed acquisition and ownership of an interest in the senior deferrable notes by a plan with respect to which we or any of our affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the IRC, unless such securities are acquired and are held pursuant to and in accordance with an applicable exemption.

     In this regard, the DOL has issued prohibited transaction class exemptions, "PTCEs," that may apply to the acquisition and holding of the FELINE PRIDES. These class exemptions are PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting transactions involving insurance company pooled separate accounts), PTCE 91-38 (respecting transactions involving bank collective trust funds), PTCE 95-60 (respecting transactions involving insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers).

     Any fiduciary proposing to acquire the FELINE PRIDES on behalf of a plan should consult with counsel for the plan and determine that such acquisition and holding does not and will not constitute a prohibited transaction and will satisfy the applicable fiduciary requirements imposed under ERISA. Any such acquisition by a plan will be deemed to be a representation by the plan and the fiduciary effecting the investment on behalf of the plan that such acquisition and holding satisfies the applicable fiduciary requirements of ERISA and is not a prohibited transaction, entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more of the foregoing PTCEs or another available prohibited transaction exemption or otherwise will not result in a nonexempt prohibited transaction.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement among SEMCO and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Salomon Smith Barney Inc., acting as representatives of each underwriter named below (the "underwriters"), we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of Income PRIDES, Growth PRIDES and trust preferred securities set forth opposite its name below. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Income PRIDES, Growth PRIDES and trust preferred securities offered hereby if any of those Income PRIDES, Growth PRIDES or trust preferred securities are purchased.

                                                                                            NUMBER OF
                                                                               NUMBER OF      TRUST
                                                                NUMBER OF       GROWTH      PREFERRED
UNDERWRITER                                                   INCOME PRIDES     PRIDES      SECURITIES
-----------                                                   -------------    ---------    ----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.................................
Banc of America Securities LLC............................
Salomon Smith Barney Inc..................................
                                                                --------       --------      --------
             Total........................................
                                                                ========       ========      ========

     The underwriters have advised us that they propose initially to offer the Income PRIDES, Growth PRIDES and trust preferred securities to the public at the respective public offering prices set forth on the cover page of this prospectus supplement, and to certain dealers at such prices less a concession not in
excess of $[          ] per Income PRIDES, $[          ] per Growth PRIDES and
$[          ] per trust preferred security. The underwriters may allow, and such
dealers may reallow, a discount not in excess of $[          ] per Income
PRIDES, $[          ] per Growth PRIDES and $[          ] per trust preferred
security to certain other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

     The underwriters have options to purchase up to an additional 1,350,000 FELINE PRIDES in any combination of Income PRIDES and Growth PRIDES, at the respective public offering prices set forth on the cover page of this prospectus supplement less underwriting commissions; provided, however, that the underwriters must purchase at least as many trust preferred securities as Growth PRIDES. The underwriters can exercise this option for a period of 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each underwriter will have a firm commitment, subject to some conditions, to purchase approximately the same percentage of any additional Income PRIDES, Growth PRIDES and trust preferred securities as the percentage of the Income PRIDES, Growth PRIDES and trust preferred securities initially offered that such underwriter has agreed to purchase. The underwriters may exercise this option only to cover over-allotments, if any, made on the sale of Income PRIDES, Growth PRIDES and trust preferred securities offered hereby.

     Each of the Income PRIDES, Growth PRIDES and trust preferred securities are a new issue of securities with no established trading market. We will apply for listing the Income PRIDES and Growth PRIDES on the NYSE. We have been advised by the underwriters that they intend to make a market in the securities, but they are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the securities.

     Until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and any selling group members to bid for and purchase the securities or shares of our common stock. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the securities or our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities or our common stock.

     If the underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing securities in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment options described above.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security and our common stock to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities or our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

     This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing or upon early settlement or cash settlement of the purchase contracts.

     In the ordinary course of business, certain of the underwriters and their affiliates have from time to time provided investment banking and financial advisory services to us and have also acted as representatives of various other underwriters in connection with public offerings of our common stock and debt securities.

     We estimate that we will spend $[          ] million for fees and expenses
associated with the offering of the securities.

                                    EXPERTS

     The consolidated financial statements of SEMCO Energy, Inc. as of December 31, 1999 and 1998, and for the three years ended December 31, 1999, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, and the SEMCO Energy, Inc. pro forma Combined Statement of Income for the year ended December 31, 1999, incorporated by reference in this prospectus has been examined by Arthur Andersen LLP, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of ENSTAR Natural Gas Company (a division of SEMCO Energy, Inc.) and Alaska Pipeline Company (a subsidiary of SEMCO Energy, Inc.) as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     Our future Financial Statements and the reports thereon of Arthur Andersen LLP, also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said Financial Statements and consented to the use of their reports thereon.

                                 LEGAL OPINIONS

     The validity of the FELINE PRIDES will be passed upon for SEMCO by Dickinson Wright PLLC, Detroit, Michigan. Several matters of Delaware law with respect to the validity of the trust preferred securities offered hereby will be passed upon for us and for the trust by Richards, Layton & Finger, Wilmington, Delaware. Certain matters will be passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal services to SEMCO.

PROSPECTUS

                               SEMCO ENERGY, INC.
                             SEMCO CAPITAL TRUST I
                             SEMCO CAPITAL TRUST II
                            SEMCO CAPITAL TRUST III

                             ---------------------

     The following are types of securities that we may, from time to time, offer and sell under this prospectus:

     - Debt securities

     - Preferred Stock

     - Common Stock

     - Stock purchase contracts

     - Stock purchase units

     In addition, we, in conjunction with our trusts, may, from time to time, offer and sell:

     - Trust preferred securities and related guarantees

     We may offer these securities separately or as units which may include other securities. We will describe in a prospectus supplement, which must accompany this prospectus, the type and amount of securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

     - Maturity

     - Interest or dividend rate

     - Sinking fund terms

     - Currency of payments

     - Redemption terms

     - Listing on a securities exchange

     - Amount payable at maturity

     - Ranking

     Our shares of Common Stock are traded on the New York Stock Exchange under the symbol SEN.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

     March 27, 2000

                               TABLE OF CONTENTS

Where You Can Find More Information.........................     2
Incorporation of Certain Documents by Reference.............     3
Cautionary Statement Regarding Forward-Looking
  Information...............................................     3
SEMCO Energy................................................     5
The Trusts..................................................    10
Use of Proceeds.............................................    11
Accounting Treatment Relating to Trust Securities...........    12
Consolidated Ratios of Earnings to Fixed Charges............    12
Description of Capital Stock................................    13
Description of Debt Securities..............................    16
Description of Trust Preferred Securities...................    29
Description of Trust Guarantees.............................    31
The Agreement as to Expenses and Liabilities................    33
Additional Description of Subordinated Debentures to be
  Issued to Trust...........................................    33
Effect of Obligations Under Subordinated Debentures and
  Trust Preferred Securities Guarantees.....................    38
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    39
Plan of Distribution........................................    39
Legal Matters...............................................    40
Experts.....................................................    41

                      WHERE YOU CAN FIND MORE INFORMATION

     SEMCO files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the Commission:

Judiciary Plaza, Room 10024    Seven World Trade Center        Citicorp Center
450 Fifth Street, N.W.         Suite 1300                      500 West Madison St., Ste.
Washington, D.C. 20549         New York, New York 10048        1400
                                                               Chicago, Illinois 60661

     You can also obtain copies of this information by mail from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330.

     The Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like SEMCO, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     We and our trusts have filed jointly with the Commission a registration statement on Form S-3 that registers the securities we or they are offering. The registration statement, including the attached exhibits, contains additional relevant information about SEMCO, the trusts and the securities offered. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus includes by reference the documents listed below that we have previously filed with the Commission and that are not included in or delivered with this document. They contain important information about us and our financial condition.

FILING                                                             PERIOD
------                                                             ------
Annual Report on Form 10-K...................   Year ended December 31, 1999
Current Report on Form 8-K...................   Filed March 20, 2000

     We incorporate by reference additional documents that we may subsequently file with the Commission prior to termination of any offering of securities made by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. The information in this prospectus, in documents incorporated into this prospectus, and in prospectus supplements may be changed or superceded by information given at a later date in these documents.

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                              Edric R. Mason, Jr.
                         Director of Investor Relations
                               SEMCO Energy, Inc.
                                405 Water Street
                           Port Huron, Michigan 48060
                                 (810) 989-4104

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this nature, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus, unless the information specifically indicates that another date applies.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about our outlook, beliefs, plans, goals and expectations are forward-looking statements. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) the economic climate and growth in the geographical areas where we do business; (iii) the capital intensive nature of our business;
(iv) increased competition within the energy industry as well as from alternative forms of energy; (v) the timing and extent of changes in commodity prices for natural gas and propane; (vi) the effects of changes in governmental and regulatory policies, including income taxes, environmental compliance and authorized rates; (vii) our ability to bid on and win construction, engineering and quality assurance contracts; (viii) the impact of energy prices on the amount of projects and business available to the engineering business; (ix) the nature, availability and projected profitability of potential investments available to us; (x) our ability to accomplish our financing objectives in a timely and cost-effective manner, in light of changing conditions in the capital markets, and, in particular, our ability to refinance, in a timely and cost-effective manner, the $290,000,000 short-term bridge loan obtained to finance the acquisition of ENSTAR Natural Gas Company and Alaska Pipeline Company, and (xi) our ability to operate and integrate acquired businesses in accordance with our plans.

                                  SEMCO ENERGY

     SEMCO is a diversified energy services and infrastructure holding company headquartered in southeastern Michigan. It was founded in 1950 as Southeastern Michigan Gas Company. SEMCO and its subsidiaries operate four business segments:
(1) gas distribution; (2) construction services; (3) engineering services; and
(4) propane, pipelines and storage. The latter three segments are sometimes referred to together as the "diversified businesses". SEMCO sold the subsidiary comprising its energy marketing business effective March 31, 1999. In addition, several business acquisitions were made during 1999. These acquisitions are discussed in the following business segment sections. SEMCO had approximately 1,632 employees at December 31, 1999.

GAS DISTRIBUTION

     SEMCO's gas distribution business segment operates in Michigan and Alaska. The Alaska-based operation, which consists of ENSTAR Natural Gas Company and Alaska Pipeline Company (together known as "ENSTAR"), was acquired on November 1, 1999 for approximately $290,000,000. The acquisition of ENSTAR was accounted for as a purchase and, therefore, the consolidated financial statements and the table below include the results of ENSTAR's operations since November 1, 1999. The success of the ENSTAR acquisition is, in part, dependent on the synergies obtained in combining ENSTAR with our other gas distribution operations, our ability to operate ENSTAR in accordance with our plans and our ability to accomplish the permanent financing related to the ENSTAR acquisition in a timely and cost-effective manner in light of changing conditions in the capital markets.

     The Michigan gas distribution operation and ENSTAR are referred to together as the "Gas Distribution Business". The Michigan gas distribution operation and ENSTAR Natural Gas Company operate as divisions of SEMCO. SEMCO Energy Gas Company, which had conducted the Michigan gas distribution operation, was merged into SEMCO on December 31, 1999. Alaska Pipeline Company operates as a subsidiary of SEMCO.

     The Gas Distribution Business distributes and transports natural gas to residential, commercial and industrial customers and is our largest business segment. Set forth in the table below is gas sales and transportation information for the past three years:

                                                                    YEARS ENDED DECEMBER 31,
                                                                --------------------------------
                                                                1999(B)       1998        1997
                                                                -------       ----        ----
GAS SALES REVENUE (IN THOUSANDS):
  Residential...............................................    $137,407    $118,220    $139,538
  Commercial................................................      38,451      42,041      66,577
  Industrial................................................       6,763       6,439      12,065
                                                                --------    --------    --------
       Total gas sales revenue(a)...........................    $182,621    $166,700    $218,180
                                                                ========    ========    ========
GAS TRANSPORTATION REVENUE (IN THOUSANDS)...................    $ 22,369    $ 14,832    $ 13,243
                                                                ========    ========    ========
VOLUMES OF GAS SOLD (MMCF):
  Residential...............................................      28,583      21,946      25,968
  Commercial................................................       8,882       8,840      13,483
  Industrial................................................       1,780       1,461       2,534
                                                                --------    --------    --------
       Total volumes of gas sold(a).........................      39,245      32,247      41,985
VOLUMES OF GAS TRANSPORTED (MMCF)...........................      32,417      23,791      21,373
                                                                --------    --------    --------
TOTAL VOLUMES DELIVERED(A)..................................      71,662      56,038      63,358
                                                                ========    ========    ========

---------------
(a) Does not include the sale of excess inventory gas to a third party in 1999.

(b) 1999 results include two months of activity from ENSTAR.

     GAS SALES. Gas sales revenue is generated primarily through the sale and delivery of natural gas to residential and commercial customers. These customers use natural gas mainly for space heating purposes. Consequently, weather has a significant impact on sales. Given the impact of weather on this business segment, most of its gas sales revenue is earned in the first and fourth quarters of the calendar year. Revenues from gas sales accounted for 50%, 26% and 28% of consolidated operating revenues in 1999, 1998 and 1997, respectively. If operating revenues from our energy marketing business, which was sold effective March 31, 1999, are excluded, gas sales by the Gas Distribution Business would have accounted for 66%, 68% and 88% of consolidated operating revenues for those three years.

     Competition in the gas sales market arises from alternative energy sources such as electricity, propane and oil. However, this competition is inhibited because of the time, inconvenience and investment for residential and commercial customers to convert to an alternate energy source when the price of natural gas fluctuates.

     An aggregation tariff, which was effective April 1, 1998, provides all Michigan commercial and industrial customers the opportunity to purchase their gas from a third-party supplier, while allowing the Gas Distribution Business to continue charging the existing distribution fees and customer fees plus a gas load balancing fee.

     TRANSPORTATION. The Gas Distribution Business provides transportation services to our large-volume commercial and industrial customers. This service offers those customers the option of purchasing natural gas directly from producers or marketing companies while utilizing the Gas Distribution Business' distribution network to transport the gas to their facilities.

     Alaska Pipeline Company ("APC") owns and operates the only natural gas transmission lines in its service area that are operated for utility purposes. APC's transmission system delivers natural gas from producing fields in south central Alaska to ENSTAR's Anchorage-based gas distribution system. APC's only customer is ENSTAR Natural Gas Company.

     The market price of alternate energy sources such as coal, electricity, oil and steam is the primary competitive factor affecting the demand for transportation. Certain large industrial customers have some ability to convert to another form of energy if the price of natural gas increases significantly. Partially offsetting the impact of price sensitivity has been the use of natural gas as an industrial fuel because of clean air legislation and the resultant pressures on industry and electric utilities to reduce emissions from their plants.

     As is the case with many gas distribution utilities, there has been downward pressure on transportation rates due to the potential risk for industrial customers and electric generating plants located in close proximity to interstate natural gas pipelines to bypass SEMCO and connect directly to such pipelines. However, management is currently unaware of any significant bypass efforts by our customers. SEMCO has and would continue to address any such efforts by offering special services and contractual arrangements designed to retain these customers on SEMCO's system. Customers in ENSTAR's service territory are currently precluded from bypassing ENSTAR's transportation and distribution system due to the limited availability of gas transmission systems and the large distances between producing fields and the locations of current customers.

     CUSTOMER BASE. At December 31, 1999, the Michigan gas distribution operation had approximately 255,000 customers. The largest concentration of customers, approximately 100,000, is located in southeastern Michigan. The remaining Michigan customers are located in and around the following communities: Battle Creek, Albion, Holland, Three Rivers, Niles, Marquette and Houghton. The Michigan customer base is diverse and includes residential, commercial and industrial customers. The largest customers include power plants, food production facilities, paper processing plants, furniture manufacturers and others in a variety of other industries. The average number of customers in Michigan has increased by an average of approximately 3% annually during the past three years. By contrast, the customer growth rate for the U.S. gas distribution industry has averaged approximately 1% annually during the past three years.

     At December 31, 1999, ENSTAR had approximately 102,000 customers in and around the Anchorage, Alaska area including the communities of Big Lake, Bird Creek, Butte, Chugiak, Eagle River, Eklutna, Girdwood, Houston, Indian, Kenai, Knik, Nikiski, Palmer, Peters Creek, Portage, Sterling, Soldotna, Wasilla and Whittier. ENSTAR is the sole distributor of natural gas to the greater Anchorage metropolitan area, and its service area encompasses approximately 50% of the population of Alaska. ENSTAR has two types of customers: gas sales and transportation. Gas sales customers are primarily residential and commercial. ENSTAR provides transportation service to power plant sites, a liquefied natural gas plant, an ammonia plant, and hundreds of commercial locations on behalf of gas producers and gas marketers. The average number of customers at ENSTAR has increased by an average of approximately 3% annually during the past three years.

     GAS SUPPLY. The Gas Distribution Business has agreements with TransCanada Gas Services, Inc. ("TransCanada"), under which TransCanada provides SEMCO's natural gas requirements and manages its natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three year period that began April 1, 1999. The Gas Distribution Business owns underground storage facilities in Michigan with a working capacity of 5.0 billion cubic feet ("Bcf"). In addition, it leases 6.5 Bcf of storage from Eaton Rapids Gas Storage System and 4.5 Bcf from non-affiliates in Michigan. The owned and leased storage capacity equals 35% to 40% of SEMCO's average annual gas sales volumes in Michigan. SEMCO Gas Storage Company (an affiliated company) is a 50% owner of Eaton Rapids Gas Storage System.

     ENSTAR has a gas purchase contract (the "Marathon Contract") with Marathon Oil Company ("Marathon") that has been approved by the Regulatory Commission of Alaska ("RCA") and is a "requirements" contract with no specified daily deliverability or annual take-or-pay quantities. Marathon has agreed to deliver all of ENSTAR's gas requirements in excess of those provided for in other gas supply contracts in existence as of May 1, 1988, subject to certain exceptions, until the commitment has been exhausted. However, ENSTAR's purchase obligations and Marathon's delivery obligations are set at specified annual amounts after 2001. The contract has a base price and is subject to an annual adjustment based on changes in the price of certain traded oil futures contracts plus reimbursement for any severance taxes and other charges.

     ENSTAR also has an RCA-approved gas purchase contract with the Municipality of Anchorage, Chevron U.S.A., Inc. and ARCO Alaska, Inc. (the "Beluga Contract") which provides for the delivery of up to approximately 220 Bcf of gas through the year 2009. The pricing mechanism in the Beluga Contract is similar to that contained in the Marathon Contract.

     Based on gas purchases during the twelve months ended December 31, 1999, which are not necessarily indicative of the volume of future purchases, gas reserves committed to ENSTAR under the Marathon and Beluga Contracts are sufficient to supply all of ENSTAR's expected gas supply requirements through the year 2001. After that time supplies will still be available under the Marathon and Beluga Contracts in accordance with their terms, but at least a portion of ENSTAR's requirements are expected to be satisfied outside the terms of these contracts, as currently in effect.

     The Michigan-based gas distribution operation is served by four major interstate pipelines: (1) Panhandle Eastern Pipe Line Company; (2) Northern Natural Gas Company; (3) Great Lakes Gas Transmission Company and (4) ANR Pipeline Company. Currently, ENSTAR's supply source, primarily though the Marathon and Beluga Contracts, is confined to the Cook Inlet area with no direct access to other natural gas pipelines. However, the Cook Inlet area is home to major gas producing fields, with proven and producing reserves of approximately
2.6 trillion cubic feet ("Tcf"). An additional 2.3 Tcf of undiscovered gas in the Cook Inlet area has been estimated by the United States Geological Survey and Minerals Management Service.

     RATES AND REGULATION. The rates of gas distribution customers located in the City of Battle Creek, Michigan and surrounding communities are subject to the jurisdiction of the City Commission of Battle Creek. The Michigan Public Service Commission ("MPSC") authorizes the rates charged to all of the remaining Michigan customers. ENSTAR is subject to regulation by the RCA which has jurisdiction over, among other things, rates, accounting procedures, and standards of service. The RCA order approving our acquisition of ENSTAR provides that ENSTAR's existing rates remain in effect on an interim basis and requires SEMCO to file revenue requirement and cost of service information by July 1, 2000.

     Our management periodically reviews the adequacy of the Gas Distribution Business' rates and files requests for rate increases whenever it is deemed necessary and appropriate. However, a recent rate case includes provisions limiting our ability to request a rate increase in Michigan during the three year period that began April 1, 1999.

     ENVIRONMENTAL MATTERS. The Gas Distribution Business currently owns seven Michigan sites which formerly housed manufactured gas plants. In the earlier part of the 20th century, gas was manufactured from processes using coal, coke or oil. By-products of this process have left some contamination at these sites. The Gas Distribution Business has submitted plans to the appropriate regulatory authority in the State of Michigan to close one site and begin work at another site.

DIVERSIFIED BUSINESSES

     SEMCO's diversified businesses have grown during the past three years primarily through acquisitions. The following table shows operating revenues for each of the diversified businesses, including intercompany revenues, for 1997 through 1999:

                                                                  YEARS ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1999       1998       1997
                                                                 ----       ----       ----
                                                                       (IN THOUSANDS)
Operating Revenues
  Construction Services.....................................    $58,272    $25,904    $13,207
  Engineering Services......................................     17,486     41,366      5,660
  Propane, Pipelines and Storage............................      6,284      4,852      3,027

     The amounts in the above table include intercompany transactions.

CONSTRUCTION SERVICES

     Our construction services segment operates in the mid-western and southeastern areas of the United States and has offices in Michigan, Tennessee, Kansas, Iowa, Georgia, and Texas as of December 31, 1999. Its primary service is underground pipeline installation and replacement for the natural gas distribution industry. During 1999, SEMCO made four business acquisitions that not only expanded the geographic reach of our construction services business but also expanded underground construction service offerings in new industries such as telecommunications and water supply. As of December 31, 1999, the construction services business was comprised of six companies that were all acquired during the past three years: (1) Sub-Surface Construction Co.; (2) King Energy & Construction Co.; (3) K&B Construction, Inc.; (4) Iowa Pipeline Associates, Inc.; (5) Flint Construction Co.; and (6) Long's Underground Technologies, Inc. On December 31, 1999, King Energy & Construction Co. was merged into Flint Construction Co.

     Our construction services segment had operating revenues, excluding intercompany transactions, of $49,965,000, $16,621,000, and $7,484,000 in 1999,
1998 and 1997, respectively. These operating revenues accounted for 17%, 7% and 3% of consolidated operating revenues, excluding energy marketing operating revenues, during those years.

     The natural gas construction services industry is comprised of a highly fragmented group of companies focused primarily on regional or local markets. We estimate that the top six construction companies in the United States have less than 10% of the market and that approximately 30% of the market represents work done by utility companies' in-house construction operations with the remainder of the market being served by a large number of small and medium-size companies.

     The construction services business is seasonal in nature. Most of this segment's annual profits are made during the summer and fall months. The construction services segment generally incurs losses during the winter months when underground construction is inhibited.

ENGINEERING SERVICES

     Our engineering services business segment is comprised of two companies, Maverick Pipeline Services, Inc. ("Maverick") and Oilfield Materials Consultants, Inc. ("OMC"). Maverick was acquired in December 1997 and OMC was acquired in November 1998. Maverick purchased the assets and certain liabilities of Drafting Services, Inc. in September 1999 and Pinpoint Locators, Inc. in October 1999. These two businesses are being operated as divisions of Maverick. Engineering services has offices in New Jersey, Michigan, Louisiana and Texas and provides a variety of energy related engineering and quality assurance services in several states.

     Our engineering services business had operating revenues, excluding intercompany transactions, of $14,841,000, $40,937,000, and $5,660,000 in 1999,
1998 and 1997, respectively. These operating revenues accounted for 5%, 17% and 2% of consolidated operating revenues, excluding energy marketing operating revenues, during those years.

     The engineering services business serves the natural gas distribution and transmission, oil products, exploration/production and telecommunication industries. The primary services provided include engineering design, distribution system design, construction project management, field surveys, global positioning surveys, inspection, testing, pipeline-mill quality assurance and full turn-key service. The engineering services segment competes with regional, national and international firms as well as in-house engineering and field service departments.

     There has been a reduction in oil and gas production and related activities due to the downturn in oil prices in late 1998 and early 1999. There has also been a reduction or deferral of new engineering projects for the gas distribution industry due to the cash flow impact on the industry of the warm weather during the past two years. As a result, our engineering services business has experienced a reduction in the level of available projects. Management believes that the level of available projects will increase as gas distribution companies start releasing new engineering projects and as pipeline construction and inspection projects become available as a result of the recovery in oil prices in late 1999.

PROPANE, PIPELINES AND STORAGE

     SEMCO's pipelines and storage operations consist of several pipelines and a gas storage facility. SEMCO has partial ownership interests or equity interests in certain of these operations. The pipelines and storage operations are all located in Michigan. In March 1998, we entered the propane distribution business with the acquisition of Hotflame Gas, Inc. and Hotflame Transport Co., Inc. (together known as "Hotflame"). Hotflame supplies approximately 5 million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin. Because propane is used principally for heating, most of the operating income for the propane business is generated in the first and fourth quarters of the calendar year.

     The retail propane industry is highly fragmented with the largest firm in the industry serving less than 10% of the national market and the vast majority of propane companies individually having less than one percent market share. Propane is transported easily in pressurized containers and is generally the fuel used in rural areas where natural gas pipelines and distribution systems do not exist or are uneconomical to build. SEMCO purchases the majority of its propane from BP Amoco PLC. The propane operation competes with other energy sources such as natural gas, fuel oil, electricity and other regional propane providers. The basis of the competition is generally price and service. The propane business has become increasingly competitive and less profitable, which necessitates large-scale operations to be successful in the long term. We will continue to assess regional growth opportunities and the strategic fit of the propane business over the coming year.

BUSINESS STRATEGY

     SEMCO's business strategy is to expand significantly both its gas distribution and diversified businesses through normal market growth and acquisitions that meet pre-determined financial criteria and provide incremental revenue, cost synergies, additional business opportunities and ultimately higher shareholder value. Management has experience in operating non-contiguous gas distribution properties based on operating its Michigan properties. As such, we will continue to evaluate acquisition opportunities throughout the United States. With respect to the diversified business segments, SEMCO's vision is to become one of the largest engineering and construction companies in the United States in the pipeline/underground infrastructure business. The key to SEMCO's business strategy is the acquisition of a number of companies which provide engineering and construction services to companies in the natural gas, telecommunications, water and electric industries. The Company desires to consolidate these acquisitions to achieve the synergies and lower administrative and financing costs usually present in a large firm, while maintaining the entrepreneurial spirit of a small company. A cornerstone of SEMCO's strategy is to build complementary businesses capable of providing a large menu of engineering and construction services in the pipeline/underground infrastructure industry which can be packaged in full turnkey services for higher profit potential. Other major benefits of SEMCO's consolidation strategy is the development of greater depth and overall strength of management, more sophisticated systems, enhanced purchasing capabilities, and better utilization of equipment and resources. We anticipate that this group of diversified businesses could contribute an increasing share of SEMCO's consolidated net income. In addition to this increased contribution, such engineering and construction businesses provide a counter-seasonal earnings pattern to our traditional gas distribution business. These engineering and construction businesses tend to have higher earnings in the spring through fall months. The gas distribution business has higher earnings in the late fall and winter that is associated with colder weather.

                                   THE TRUSTS

     We created three Delaware business trusts pursuant to three trust agreements executed by us as sponsor for each trust, appointed trustees for each trust and filed a certificate of trust for each trust with the Delaware Secretary of State. The trusts are named SEMCO Capital Trust I, SEMCO Capital Trust II and SEMCO Capital Trust III, which we refer to herein as, collectively, the "trusts" and, individually, each a "trust." The amended and restated trust agreement for each trust, (as so amended and restated, the "trust agreement") which is filed as an exhibit to the registration statement of which this prospectus forms a part, states the terms and conditions for each trust to issue and sell its trust preferred securities and trust common securities, which we refer to herein, together with the trust preferred securities, as the trust securities.

     Each trust will exist solely to:

     - issue and sell its trust securities;

     - use the proceeds from the sale of its trust securities to purchase and hold a series of our debt securities;

     - maintain its status as a grantor trust for federal income tax purposes;
       and

     - engage in other activities that are necessary or incidental to these purposes.

     We will purchase all of the trust common securities of each trust. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if we default on the subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

     We will guarantee the trust preferred securities as described later in this prospectus.

     The trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by us, as holder of the trust common securities. The duties and obligations of the trustees will be governed by the trust agreement. Pursuant to each trust agreement, the number of trustees will initially be four. Two of the trustees (the "Administrative Trustees") will be persons who are our employees or officers of or affiliated with us. The third Trustee will be a corporation which maintains a principal place of business in the State of Delaware that will serve for the sole purpose of complying with certain Delaware laws (the "Delaware Trustee"). The fourth trustee will be a financial institution unaffiliated with us which will serve as property trustee under each trust agreement and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"). Bank One Delaware, Inc. will act as the Delaware Trustee and Bank One Trust Company, National Association as the Property Trustee, in each case until removed or replaced by the holder of the trust common securities. The Property Trustee will also act as indenture trustee under the indenture and guarantee trustee under the Trust Guarantee (the "Guarantee Trustee"). See "Description of the Trust Guarantee." We, as the holder of all the trust common securities, will have the right to appoint, remove or replace any trustee and to increase the number of trustees, provided that the number of trustees will be at least three, two of which will be the Administrative Trustees.

     The Property Trustee will hold title to the subordinated debt securities for the benefit of the holders of the trust securities, and will have the power to exercise all rights, powers and privileges as the holder of the subordinated debt securities under the indenture pursuant to which the subordinated debt securities are issued. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated debt securities for the benefit of the holders of the trust securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the property account. The Guarantee Trustee will hold the guarantee by us of the trust securities for the benefit of the holders of the trust preferred securities.

     In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, another trustee of each trust, the Delaware trustee, will either be a natural person who is a resident of the State of Delaware or an entity which has its principal place of business or resides in the State of Delaware. We have appointed Bank One Delaware, Inc., as Delaware trustee. We will pay all fees and expenses related to each trust and each offering of the related trust preferred securities and will pay all ongoing costs and expenses of each trust, except such trust's obligations under the related trust securities.

     The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in each trust's trust agreement and the Delaware Business Trust Act, as amended, and the Trust Indenture Act. The principal place of business of the trusts is c/o SEMCO Energy, Inc., 405 Water Street, Port Huron, Michigan 48060, and their telephone number is 810-987-2200.

                                USE OF PROCEEDS

     Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities will be used to finance acquisitions, repay our short-term borrowings and for other general corporate purposes. Prior to such uses, the net proceeds from the sale of securities may be invested in certificates of deposit or other highly liquid investments with short-term maturities. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement. A significant portion of the net proceeds from the sale of these securities are expected to be used to refinance a $290,000,000 short-term, unsecured bridge loan facility that was used to acquire the assets and some of the liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company. This bridge loan facility matures on October 30, 2000. We currently plan to retire the bridge loan by publicly issuing a combination of medium-term notes, trust preferred securities and common stock, however, our ability to secure permanent financing for this amount on a timely basis or on commercially reasonable terms depends to an extent on factors beyond our control such as the state of the financial markets and general economic conditions.

               ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

     The financial statements of each trust that has issued trust securities will be consolidated with our financial statements, with the trust preferred securities of each trust shown on our consolidated financial statements as our obligated mandatory redemption preferred securities of a consolidated trust. Our financial statements will include a footnote that discloses, among other things, that the sole asset of each trust included therein consists of our subordinated deferrable interest debentures and will specify the designation, principal amount, interest rate and maturity date of such subordinated deferrable interest debentures.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges for SEMCO and its subsidiaries for the years indicated:

                                                                   YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------------------
              RATIO OF EARNINGS TO:                 1999       1998       1997(3)       1996(3)       1995
              ---------------------                 ----       ----       -------       -------       ----
Fixed Charges(1)..................................  2.18       2.17        2.42          (2)          2.21
Fixed Charges and Preferred Dividends(1)..........  2.18       2.17        2.42          (2)          2.20

---------------

(1) In January 1998, SEMCO, through a subsidiary of SEMCO Energy Ventures, SEMCO Arkansas Pipeline Company, sold its 32.07% partnership interest in NOARK Pipeline System L.P. ("NOARK"). NOARK had been generating losses since it was placed in service in 1992. Earnings reflect a share of NOARK's operating losses and fixed charges include a share of NOARK's interest expense equal to SEMCO's percentage interest in NOARK.

    For purposes of calculating the ratios, "earnings" represent the sum of (a) pretax income from continuing operations (excluding extraordinary charges from the early retirement of debt in 1994 and 1998) and (b) fixed charges. "Fixed charges" represent the sum of (i) interest incurred by SEMCO and its subsidiaries plus their share of interest on debt to outsiders incurred by less-than-fifty-percent-owned persons, (ii) amortization of debt expense and
    (iii) the preferred stock dividend requirements of SEMCO's subsidiaries, increased to an amount representing the pretax earnings required to cover such dividend requirement. "Preferred Dividends" represents dividends on SEMCO's Cumulative Convertible Preferred Stock which was called for redemption in November 1999.

(2) For the year ended December 31, 1996, fixed charges exceeded earnings by $20.0 million. Earnings as defined include a $32.3 million non-cash pretax write-down of the NOARK (1) investment. Excluding the NOARK write-down the ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends would have been 1.84 and 1.84, respectively.

(3) Restated to account for a 1998 acquisition as a pooling of interests. Years prior to 1996 were not restated for the pooling of interests as the effects were not material.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 40,000,000 shares of common stock, $1.00 par value ("common stock"), 500,000 shares of cumulative preferred stock, $1.00 par value ("preferred stock"), and 3,000,000 shares of preference stock, $1.00 par value ("preference stock"). At February 29, 2000, there were outstanding 17,918,619 shares of common stock and no shares of preferred stock. 2,000,000 shares of the preference stock are reserved for issuance pursuant to a Shareholder Rights Plan described below; no preference stock is outstanding.

     The following is a summary description of our common stock and preferred stock. You should look at our restated articles of incorporation which are filed as an exhibit to the Registration Statement for a complete description. The following summary is subject in all respects to the provisions of our restated articles of incorporation and does not relate to or give effect to the provisions of the statutory or common law of the State of Michigan. The summary given below is qualified in its entirety by reference to our restated articles of incorporation and the laws of the State of Michigan.

COMMON STOCK

     Dividend Rights. The holders of common stock are entitled to dividends when, as and if, declared by the Board of Directors out of our surplus after full cumulative dividends on the preferred stock and preference stock, if any, shall have been paid or set apart for payment and any sinking fund obligations with respect to the preferred stock and preference stock, if any, have been satisfied.

     We have long-term debt agreements which contain restrictive financial covenants including, among others, limits on the payment of dividends beyond certain levels. We are currently in compliance with all of the covenants in these agreements. With respect to the payment of dividends or any other distributions in respect of our capital stock, such agreements provide that we may not declare and pay any dividends (except dividends or other distributions payable in shares of our capital stock), redeem or retire our capital stock (or any warrants, rights, or options to purchase or acquire our capital stock), or make other distributions with respect to our capital stock (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being collectively referred to as "Restricted Payments") if, after giving effect thereto, (i) any event of default under such agreements exists; (ii) the aggregate amount of Restrictive Payments since January 1, 1994 would exceed our consolidated net income for the same period plus an adjustment factor of $21,000,000; or (iii) would cause our consolidated net worth to be less than $80,000,000.

     After September 30, 1999, the adjustment factor of $21,000,000 is reduced each quarter by $625,000 until the adjustment factor equals $11,000,000. Under the most restrictive terms, as of December 31, 1999, $7,720,000 is available for dividends.

     Voting Rights. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by our shareholders and, subject to any voting rights of the holders of the preferred stock and preference stock described below, the holders of such shares currently possess all voting power. Our Articles of Incorporation provide for cumulative voting for the election of our directors.

     Preemptive Rights. No holder of common stock has any preemptive right to subscribe to any additional securities which we may issue.

     Liquidation Rights. Subject to the preferential rights of holders of the preferred stock and preference stock, upon our liquidation the holders of the common stock are entitled to share on a pro rata basis in our net assets which remain after satisfaction of all liabilities.

PREFERRED STOCK

     The Board of Directors is authorized, without further action by shareholders, to issue preferred stock, in one or more series, from time to time, with such rights and preferences as may be provided in a resolution adopted by the Board of Directors. The authority of the Board includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the rate of dividends and the extent of further participation in dividend distribution, if any; (ii) the price at and the terms and conditions on which the shares are redeemable; (iii) the amount payable upon shares in event of voluntary or involuntary liquidation; (iv) sinking fund provisions for the redemption or purchase of shares; and (v) the terms and conditions on which shares are convertible.

     The terms of each series of preferred stock will be described in any prospectus supplement related to such series of preferred stock and may include the following:

     (1) the title and stated value of such preferred stock;

     (2) the number of shares of such preferred stock offered and the offering price and liquidation preference per share of such preferred stock;

     (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

     (4) the date from which dividends on such preferred stock shall accumulate, if applicable;

     (5) the provision for a sinking fund, if any, for such preferred stock;

     (6) the provision for redemption, if applicable, of such preferred stock;

     (7) any listing of such preferred stock on any securities exchange;

     (8) a discussion of federal tax considerations applicable to such preferred stock;

     (9) any voting rights of holders of such preferred stock;

     (10) any other specific terms, preferences, rights, limitations or restrictions of such preferred stock;

     (11) the relative ranking and preference of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

     (12) any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

     (13) the terms and condition. if applicable, upon which such preferred stock will be convertible into or participate in dividends, if any, paid on the common stock, including the conversion price (or manner of calculation thereof).

     In the event of our liquidation or dissolution, the holders of preferred stock are entitled to receive a fixed amount for each series before any distribution is made to the holders of common stock. As long as any preferred stock remains outstanding, we may not purchase any shares of our common stock or redeem any preference stock.

     As long as any preferred stock remains outstanding, we may not without the consent of the holders of at least two-thirds of the outstanding preferred stock authorize any class of stock having a priority or preference over or ranking on a parity with the preferred stock as to dividends or distribution of assets.

     If at any time we fail to declare and pay or set apart for payment in full eight quarterly dividends (whether or not consecutive) on all of the outstanding preferred stock, then the holders of the outstanding preferred stock shall have the right, voting as a single class irrespective of series, to elect such number of our directors as shall constitute one less than the smallest number of directors necessary to constitute a majority of the full Board of Directors, and such right shall continue (and may be exercised at any annual or other meeting of shareholders for the election of directors) until we shall have paid or declared and set apart for payment all accrued dividends on the preferred stock for all past quarterly dividend periods.

     At February 29, 2000, no shares of preferred stock were outstanding.

PREFERENCE STOCK

     The Board of Directors has the authority to divide the 3,000,000 shares of preference stock into series and, within the limitations set forth in the laws of the State of Michigan and in the Articles of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established. The preference stock ranks junior to all series of preferred stock as to the payment of dividends and the distribution of assets, except to the extent that a specific series of preferred stock provides otherwise.

SERIES A PREFERENCE STOCK

     In January, 1997, the Board of Directors created a series of preference stock designated as Series A preference stock with the number of shares constituting such series set at 2,000,000. No shares of preference stock are outstanding.

     If Series A preference stock was outstanding, dividends would accrue and be cumulative in an amount per share per quarter equal to the greater of (i) $10.00 or (ii) the Adjustment Number (as defined below) times the per share amount of all cash dividends, and the Adjustment Number times the per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of common stock or a subdivision of the shares of common stock), declared on the common stock since the preceding quarterly dividend payment date, or, if later, since the issuance or such Series A preference stock. Upon our liquidation or dissolution the holders of Series A preference stock are entitled to receive $100 per share plus all accrued and unpaid dividends. The Series A preference stock is not redeemable and ranks junior to all series of preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series provides otherwise. If Series A preference stock was outstanding, a holder of Series A preference stock would be entitled to the number of votes equal to the Adjustment Number times the number of votes to which a holder of common stock is entitled. Except as otherwise provided below or by law, Series A preference stock and common stock shall vote together as one class on all matters submitted to a vote of the holders of common stock. If any dividends on Series A preference stock shall be in arrears for six or more quarterly dividends, a "default period" shall begin. The default period shall end when all accrued dividends shall have been paid or set apart for payment. During a default period, Series A preference stock shall have the right to elect two directors. This vote shall be as a class for all series of preference stock entitled to vote.

     The Articles of Incorporation initially set the Adjustment Number at 100. If we shall (i) pay any dividend on common stock in shares of common stock, (ii) subdivide the common stock, or (iii) combine the common stock into a smaller number of shares, the Adjustment Number shall be modified by multiplying it by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock outstanding immediately prior to such event.

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

     We sponsor a direct stock purchase and dividend reinvestment plan under which investors may purchase shares of common stock without paying brokerage fees and other expenses. Under the plan, the plan administrator may purchase common stock in the open market, through private transactions or from SEMCO. If shares are purchased on the open market, or through private transactions, the price of the shares purchased through the plan will be the weighted average price paid in the stock market for the particular investment date. If the plan administrator purchases shares from SEMCO, the price paid for those shares will be the average of the closing prices on the three trading days prior to the 15th of each month as quoted on the New York Stock Exchange. We initially reserved 2,000,000 shares of common stock for issuance under the plan. As of February 29, 2000, 1,202,047 shares were available for issuance under the plan.

OTHER PROVISIONS

     Articles of Incorporation. The following provisions of our Articles of Incorporation may delay, defer or prevent a person from acquiring us or changing control of the Board of Directors. Our Articles of

Incorporation divide the Board into three classes with staggered terms; each director is elected for a three year term. Approximately one-third of the Board positions are filled by a shareholder vote each year. Directors may be removed but only for cause, at an annual meeting of shareholders and by the affirmative vote of a majority of the shares then entitled to vote for the election of directors. In addition to requirements imposed under Section 7A of the Michigan Business Corporation Act (the "MBCA"), our Articles of Incorporation provide that a business combination cannot occur unless a written opinion is obtained from an independent investment banker that the consideration to be paid to our shareholders is fair and reasonable; provided, however, the directors may waive this requirement. Our Articles of Incorporation also contain provisions limiting the personal liability of directors.

     Anti-Takeover Statutes. We are subject to Chapter 7A of the MBCA, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. Such requirements do not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

     We are also subject to Chapter 7B of the MBCA which provides that, unless a corporation's articles of incorporation or bylaws provide that Chapter 7B does not apply, "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the stockholders of the corporation. "Control shares" are shares which, when added to shares previously owned by a stockholder, increase such stockholder's ownership of voting stock to more than 20% but less than 33 1/3%, more than 33 1/3% but less than a majority, or more than a majority, of the votes to which all of the capital stock of the corporation is entitled. Voting rights of control shares must be approved by the affirmative vote of a majority of all shares entitled to vote excluding voting shares owned by the acquirer and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party or certain other transactions described in Chapter 7B.

     Rights to Purchase Preference Stock. In January 1997, we adopted a Shareholder's Rights Plan pursuant to which 2,000,000 shares of Series A preference stock are reserved under the plan for sale to holders of common stock. The common stock currently trades with a right to purchase such Series A preference stock. The right is intended to protect shareholders in the event of an unsolicited attempt to acquire us and becomes exercisable upon the occurrence of certain triggering events. The right is transferred automatically with the transfer of the common stock until separate rights certificates are distributed upon the occurrence of certain events. The right could have the effect of delaying, deferring or preventing a person from acquiring us or accomplishing a change in control of the board of directors.

     Registration Rights. In connection with certain of our acquisitions, we agreed, among other things, to file with the Commission registration statements for shares of common stock received by the shareholders of such companies. As of February 29, 2000, approximately 1,044,874 shares of our common stock in the aggregate are subject to such agreements.

     Transfer Agent. Norwest Bank Minnesota, N.A. is our transfer agent and registrar for our common stock.

     The common stock is traded on the New York Stock Exchange under the symbol SEN.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     Our senior debt securities and subordinated debt securities (collectively, for purposes of this section of the Prospectus, the "Debt Securities"), consisting of notes, debentures and other evidence of indebtedness may be issued from time to time in one or more series, in the case of the Senior Debt Securities, under an indenture, dated as of October 23, 1998, as supplemented from time to time (the "Senior Indenture") between us and Bank One Trust Company, National Association, as trustee (the "Senior Indenture Trustee"), and in the case of the Subordinated Debentures, under an indenture as supplemented from time to time (the "Subordinated Indenture"), between us and Bank One Trust Company, National Association, as trustee (the "Subordinated Indenture Trustee"). The term "Indenture Trustee," as used herein, shall refer to the Senior Indenture Trustee or the Subordinated Indenture Trustee, as appropriate. The form of Senior Indenture and the form of the Subordinated Indenture being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture" are filed, along with the form of Supplemental Indenture in the case of the Subordinated Indenture, as exhibits to the Registration Statement to which this Prospectus is a part and, upon execution and delivery, will be available for inspection at the corporate trust offices of the Senior Indenture Trustee and the Subordinated Indenture Trustee, or as described under "Available Information." The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act" or "TIA"). The following statements relating to the Debt Securities and the Indentures are summaries of the provisions thereof and do not purport to be complete and are qualified in their entirety by reference to the Indentures and the Debt Securities. All Section references herein are to sections of the Indentures, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indentures and the Debt Securities. The Subordinated Debentures are further described under "Additional Description of Subordinated Debentures to be Issued to Trust" below.

TERMS

     The Debt Securities will be our direct, unsecured obligations. The indebtedness represented by the Senior Debt will rank on a parity with all our other unsecured and unsubordinated indebtedness. The indebtedness represented by the Subordinated Debentures will be subordinated in right of payment to the prior payment in full of all our existing and future Senior Indebtedness, as described below under "Subordination." Each Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by our Board of Directors or as established in one or more indentures supplemental to such Indenture. Debt Securities may be issued with terms different from those of Debt Securities previously issued. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301 of each Indenture).

     Each Indenture provides that there may be more than one Indenture Trustee thereunder, each with respect to one or more series of Debt Securities. Any Indenture Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Indenture Trustee may be appointed to act with respect to such series (Section 608 of each Indenture). In the event that two or more persons are acting as Indenture Trustee with respect to different series of Debt Securities, each such Indenture Trustee shall be an Indenture Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Indenture Trustee (Section 609 of each Indenture), and, except as otherwise indicated herein, any action described herein to be taken by an Indenture Trustee may be taken by each such Indenture Trustee with respect to, and only with respect to, the one or more series of Debt Securities of which it is Indenture Trustee under the applicable Indenture.

     The Prospectus Supplement relating to the series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

     (1) The title and any series of such Debt Securities and whether such Debt Securities are Senior Debt or Subordinated Debentures;

     (2) The aggregate principal amount of such Debt Securities and any limit on such principal amount;

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

     (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

     (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

     (5) The rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (6) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such Debt Securities and the applicable Indenture may be served;

     (7) If applicable, whether the interest payment periods may be extended by us and, if so, the terms of any such extension;

     (8) The period or periods within which, the price or prices at which, and other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at our option, if we are to have such an option;

     (9) Our obligation, if any, to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, and other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

     (11) Provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified;

     (12) Any deletions from, modifications of or additions to the Events of Default or our covenants with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the applicable Indenture;

     (13) Whether such Debt Securities will be issued in certificated or book-entry form;

     (14) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

     (15) The applicability if any, of the defeasance and covenant defeasance provisions described herein, or any modification thereof;

     (16) Whether and under what circumstances we will pay any Additional Amounts as defined and contemplated in the applicable Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such Debt Securities in lieu of making such payment; and

     (17) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301 of each Indenture).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth below under "Certain Covenants" and as may be set forth in any Prospectus Supplement, the Indentures will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should refer to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to the events of default or covenants of us that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302 of each Indenture).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium if any) and interest on any series of Senior Debt will be payable at the corporate trust office of the Senior Indenture Trustee, and the principal of (and premium, if any) and interest on any series of Subordinated Debentures will be payable at the corporate trust office of the Subordinated Indenture Trustee; provided that, at our option, payment of interest on any series of Debt Securities may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 307 and 1002 of each Indenture).

     Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Indenture Trustee, notice whereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of each Indenture).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Indenture Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Indenture Trustee. Every Debt Security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of each Indenture). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Indenture Trustee) initially designated by us with respect to any series of Debt Securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the trust will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002 of each Indenture).

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

     Neither we nor any Indenture Trustee shall be required to (i) issue, register the transfer of or exchange of Debt Securities of any series which are issued in registered form during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security or portion thereof, called for redemption, except the unredeemed portion of any Debt Security which is issued in registered form being redeemed in part; or
(iii) issue, register the transfer of or exchange any Debt Security which is issued in registered form that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305 of each Indenture).

MERGER, CONSOLIDATION OR SALE

     The Senior Indenture provides that we will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Senior Debt and the due and punctual performance and observance of all of the covenants and conditions contained in the Senior Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or any Subsidiary as a result thereof as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default under the Senior Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Indenture Trustee (Sections 801 and 803 of the Senior Indenture). The provisions of the Subordinated Indenture regarding merger, consolidation and sale are discussed in "Additional Description of Subordinated Debentures to be Issued to Trust -- Consolidation, Merger and Sale" below.

CERTAIN COVENANTS

     Limitations on Liens. The Indentures provide that we shall not, and shall not cause or permit any Subsidiary to, issue, assume or guarantee any Debt secured by a Lien upon any of our property or assets (other than cash) or that of such Subsidiary, as applicable, without effectively providing that the outstanding Debt Securities (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with such Debt Securities) shall be secured equally and ratably with (or prior
to) such Debt so long as such Debt shall be so secured. The foregoing restriction on Liens will not, however, apply to:

          (a) Liens in existence on the date of original issue of such Debt Securities;

          (b) (i) any Lien created or arising over any property which is acquired, constructed or created by us, or any of our Subsidiaries, but only if (A) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (B) such Lien is created or arises on or before 90 days after the completion of such acquisition, construction or creation and (C) such Lien is confined solely to the property so acquired, constructed or created; or (ii) any Lien to secure our Debt or the Debt of a Subsidiary incurred in connection with a specifically identifiable project where the Lien relates to and is confined to a property or properties (including, without limitation, shares or other rights of ownership in the entities which own such property or project) involved in such project and acquired by us or a Subsidiary after the date of original issue of the Debt Securities of any series and the recourse of the creditors in respect of such Debt is limited to any or all of such project and property (including as aforesaid);

          (c) any Lien securing amounts not more than 90 days overdue or otherwise being contested in good faith;

          (d) (i) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit or the benefit of a Subsidiary or in connection with the issuance of letters of credit for the benefit of the us or a Subsidiary;
     (ii) any Lien securing our Debt or the Debt of a Subsidiary incurred in connection with the financing of accounts receivable; (iii) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (A) any mechanics', materialmens', carriers', workmens', vendors' or other like Liens and (B) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security; (iv) any Lien upon specific items of inventory or other goods and proceeds of us or a Subsidiary securing obligations of us or a Subsidiary in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; (v) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds and other obligations of like nature incurred in the ordinary course of business; (vi) any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind; (vii) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business; and (viii) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

          (e) Liens in favor of us or a Subsidiary;

          (f) (i) Liens on any property or assets acquired from a corporation which is merged with or into us or a Subsidiary, or any Liens on the property or assets of any corporation or other entity existing at the time such corporation or other entity becomes a Subsidiary of us and, in either such case, is not created in anticipation of any such transaction (unless such Lien is created to secure or provide for the payment of any part of the purchase price of such corporation); (ii) any Lien on any property or assets existing at the time of acquisition thereof and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); and (iii) any Lien created or outstanding on or over any asset of any Person which becomes a Subsidiary on or after the date of the issuance of such Debt Securities when such Lien is created prior to the date on which such Person becomes a Subsidiary;

          (g) (i) Liens required by any contract or statute in order to permit us or a Subsidiary to perform any contract or subcontract made by us or it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments by us or a Subsidiary to such governmental unit pursuant to the provisions of any contract or statute; (ii) any Lien securing industrial revenue, development or similar bonds issued by or for the benefit of us or a Subsidiary, provided that such industrial revenue, development or similar bonds are nonrecourse to us or such Subsidiary; and
     (iii) any Lien securing taxes or assessments or other applicable governmental charges or levies;

          (h) (i) any Lien which arises pursuant to any order of attachment, distrait or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising pursuant to such legal process is effectively stayed and the claims secured thereby are being contested in good faith and, if appropriate, by appropriate legal proceedings, or any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or other expenses; or
     (ii) any Lien arising by operation of law or by order of a court or tribunal or any Lien arising by an agreement of similar effect, including, without limitation, judgment liens; or

          (i) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, or any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Debt secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets) (Section 1011 of each Indenture).

     Limitations on Sale and Leaseback Transactions. The Indentures also provide that we will not, and will not permit any Subsidiary to, enter into any arrangement with any Person (other than us or a Subsidiary), providing for the leasing to us or a Subsidiary of any assets which have been or are to be sold or transferred by us or such Subsidiary to such Person (a "Sale and Lease-Back Transaction") unless: (a) such transaction involves a lease for a temporary period not to exceed three years; (b) such transaction is between us or a Subsidiary and an affiliate of ours; (c) we would be entitled to incur debt secured by a Lien on the assets or property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Debt Securities, pursuant to the limitation on Liens described above; (d) such transaction is entered into within 90 days after the initial acquisition by us of the assets or property subject to such transaction; (e) after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such Sale and Lease-Back Transactions does not exceed 10% of Consolidated Net Tangible Assets; or (f) we or a Subsidiary within the twelve months preceding the sale or transfer or the twelve months following the sale or transfer, regardless of whether such sale or transfer may have been made by us or such Subsidiary, apply in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value of the assets so leased at the time of entering into such arrangement (as determined by our Board of Directors or the Board of Directors of such Subsidiary), (i) to the retirement of debt, incurred or assumed by us or a Subsidiary, which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of incurring, assuming or guaranteeing such debt or (ii) to investment in any of our assets or the assets of any Subsidiary (Section 1012 of each Indenture).

     Existence. Except as permitted under "Merger, Consolidation or Sale," we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business (Section 1004 of each Indenture).

     Maintenance of Properties. We will be required to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1005 of each Indenture).

     Insurance. We will be required to, and will be required to cause each of our Subsidiaries to, keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1006 of each Indenture).

     Payment of Taxes and Other Claims. We will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or, that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a material lien upon our property or that of any Subsidiary; PROVIDED, HOWEVER, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment,

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

charge or claim whose amount, applicability or validity is being contested in good faith (Section 1007 of each Indenture).

     Provision of Financial Information. Whether or not we are subject to
Section 13 or 15(d) of the Exchange Act, we will be required, within 15 days of each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the Commission if we were so subject, to (i) transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections, (ii) file with the applicable Indenture Trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections, and (iii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder (Section 1008 of each Indenture).

     Additional Covenants. Any of our additional covenants with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amounts, or Additional Interest, as applicable, payable on any Debt Security of such series; (b) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance or breach of any other covenant or warranty of ours contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000, whether such indebtedness now exists or shall hereafter be created which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any Significant Subsidiary of ours; and (g) any other event of default provided with respect to a particular series of Debt Securities (Section 501 of each Indenture). The term "Significant Subsidiary" means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities
Act).

     If an Event of Default under either Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium, if any, on all of the Debt Securities of that series to be due and payable immediately by written notice thereof to us (and to the Indenture Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) has been made, but before a
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

judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) we shall have deposited with the applicable Indenture Trustee all required payments of the principal of (and premium, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of such Indenture Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium, if any) or interest, with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture (Section 502 of each Indenture). Each Indenture also provides that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest or Additional Amounts, or Additional Interest, as applicable, payable on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby (Section 513 of each Indenture).

     Each Indenture Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; PROVIDED, HOWEVER, that such Indenture Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest or Additional Amounts, or Additional Interest, as applicable, payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Security of such series) if specified responsible officers of such Indenture Trustee consider such withholding to be in the interest of such holders (Section 601 of each Indenture).

     Each Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507 of each Indenture). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any), interest on and Additional Amounts, or Additional Interest, as applicable, payable with respect to, such Debt Securities at the respective due dates thereof.

     Subject to provisions in each Indenture relating to its duties in case of default, each Indenture Trustee will not be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity (Section 602 of each Indenture). The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or of exercising any trust or power conferred upon such Indenture Trustee. However, an Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512 of each Indenture).

     Within 120 days after the close of each fiscal year, we will be required to deliver to each Indenture Trustee a certificate, signed by one of our several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1009 of each Indenture).

     Additional provisions of the Subordinated Indenture regarding Events of Default are discussed in "Additional Description of Subordinated Debentures to be Issued to Trust -- Subordinated Indenture Additional Events of Default" below.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of either Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under each Indenture which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of (or premium, if any), or any installment of principal of or interest payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, or Additional Amounts, or Additional Interest, as applicable, payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security;
(c) change the place of payment, or currency, for payment of principal of (and premium, if any), or interest on, or any Additional Amounts, or Additional Interest, as applicable, payable with respect to, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security (Section 902 of each Indenture).

     The holders of not less than a majority in principal amount of outstanding Debt Securities issued under either Indenture will have the right to waive compliance by us with certain covenants in such Indenture (Section 1013 of each Indenture).

     Modifications and amendments of each Indenture will be permitted to be made by us and the applicable Indenture Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to us as obligor under the applicable Indenture;
(ii) to add to our covenants for the benefit of the holders of all or any series of Debt Securities or to surrender a right or power conferred upon us in the applicable Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of the applicable Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material aspect; (v) to change or eliminate any provisions of the applicable Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts imposed under the applicable Indenture by more than one Indenture Trustee; (ix) to cure any ambiguity, defect or inconsistency in the applicable Indenture, PROVIDED that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect (Section 901 of each Indenture).

     Each Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, and (ii) Debt Securities owned by us or any other obligor upon the Debt Securities or any affiliate of us or of such other obligor shall be disregarded (Section 104 and Section 101 of each Indenture).

     Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series (Section 1501 of each Indenture). A meeting will be permitted to be called at any time by the applicable Indenture Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture (Section 1502 of each Indenture). Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at an reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum (Section 1504 of each Indenture).

     Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504 of each Indenture).

SUBORDINATION

     Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Subordinated Debentures will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness defined below (Sections 1601 and 1602 of the Subordinated Indenture), but our obligation to make payment of the principal and interest on the Subordinated Debentures will not otherwise be affected (Section 1606 of the Subordinated Indenture). No payment of principal or interest may be made on the Subordinated Debentures at any time if (i) any Senior Indebtedness is not paid when due and any applicable grace period has ended or such default has not been waived; (ii) a default on Senior

Indebtedness exists that permits the holders of such Senior Indebtedness to accelerate its maturity or (iii) notice has been given of the exercise of an option to require repayment or prepayment of Senior Indebtedness (Section 1603 of the Subordinated Indenture). After all Senior Indebtedness is paid in full and until the Subordinated Debentures are paid in full, holders will be subrogated to the rights of holders of Senior Indebtedness to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Indebtedness (Section 1605 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the Subordinated Debentures.

     Senior Indebtedness is defined in the Subordinated Indenture as, (i) any payment due in respect of indebtedness of a Person, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by such Person which, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other Persons the payment of which such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures and (2) any unsecured indebtedness between or among such Person or its Affiliates. At February 29, 2000, Senior Indebtedness aggregated approximately $543,600,000. There are no restrictions in the Subordinated Indenture upon the creation of additional Senior Indebtedness.

     Upon payment in full of all amounts due on the Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

     In addition, because we are a holding company our right, and hence the right of our creditors (including any holder of Subordinated Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or recognition or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized. There is no restriction in the Subordinated Indenture against our subsidiaries incurring secured or unsecured indebtedness or issuing secured or unsecured securities. Our ability to make payments of principal and interest on the Subordinated Debentures will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Under each Indenture, we may discharge certain obligations to holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Indenture Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest and any Additional Amounts, or Additional Interest, as applicable, payable to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401 of each Indenture).

     Each Indenture will provide that, if the provisions of Article Fourteen thereof are made applicable to the Debt Securities of or within any series pursuant to Section 301 of such Indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to pay Additional Amounts, or Additional Interest, as applicable, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from our obligations with respect to such Debt Securities under Sections 1004 to 1008, inclusive, and Sections 1011 and 1012 under such Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to such Indenture, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such Debt Securities ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by us with the applicable Indenture Trustee, in trust, of an amount of money, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404 of each Indenture).

     Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable Indenture Trustee an opinion of counsel (as specified in each Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture (Section 1404 of each Indenture).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America, for which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

     In the event we effect covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1008, inclusive, and Sections 1011 and 1012 of either Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Indenture Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

GOVERNING LAW

     The Indentures, each Supplemental Indenture thereto, the Senior Debt and the Subordinated Debentures will be governed by the laws of the State of New York.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Each trust may issue only one series of Trust Preferred Securities having terms described in the prospectus supplement relating thereto. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act and will contain the terms of Trust Preferred Securities.

     The Property Trustee will act as indenture trustee for purposes of the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as will be set forth in the Trust Agreement or made part of the Trust Agreement by the Trust Indenture Act and which will correspond to the terms of the Subordinated Debentures held by the Trust and described in the Prospectus Supplement relating thereto.

     The Prospectus Supplement relating to the Trust Preferred Securities of a trust will include the specific terms of the series of trust preferred securities being issued, including:

          (i) the distinctive designation of the Trust Preferred Securities;

          (ii) the number of Trust Preferred Securities issuable by the Trust;

          (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities and the date or dates upon which such distributions will be payable;

          (iv) whether distributions on Trust Preferred Securities will be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities will be cumulative;

          (v) the amount or amounts which will be paid out of the assets of the Trust to the holders of Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust;

          (vi) the obligation, if any, of the Trust to purchase or redeem Trust Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which Trust Preferred Securities will be purchased or redeemed, in whole or in part, pursuant to such obligation;

          (vii) the voting rights, if any, of holders of Trust Preferred Securities in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for approval by the holders of such Trust Preferred Securities, as a condition to specified action or amendments to the Trust Agreement;

          (viii) the terms and conditions, if any, upon which the Subordinated Debentures owned by the Trust may be distributed to holders of Trust Preferred Securities;

          (ix) if applicable, any securities exchange upon which the Trust Preferred Securities will be listed; and

          (x) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities not inconsistent with the Trust Agreement or with applicable law.

     We will guarantee distributions on Trust Preferred Securities to the extent set forth below under "Description of the Trust Guarantee." Certain United States federal income tax considerations applicable to Trust Preferred Securities will be described in a Prospectus Supplement relating to the Trust Preferred Securities.

     Each Trust will issue a series of Trust Common Securities in connection with the issuance of Trust Preferred Securities. Except for voting rights, the terms of Trust Common Securities will be substantially identical to the terms of Trust Preferred Securities. Trust Common Securities will rank pari passu with Trust Preferred Securities except that, upon an event of default under the Trust Agreement, the rights of holders of Trust Common Securities to payments will be subordinated to the rights of holders of Trust Preferred Securities. The Trust Common Securities will also carry the right to vote to appoint, remove or replace any Trustee of the Trust. We will own all of the Trust Common Securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If an Event of Default as defined and provided in a Trust Agreement occurs and is continuing, then the holders of Trust Preferred Securities of such Trust would rely on the enforcement by the Property Trustee of such Trust of its rights as a holder of the applicable series of Subordinated Debentures against us. In addition, the holders of a majority in aggregate liquidation amount of Trust Preferred Securities of such Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Property Trustee or to direct the exercise of any trust or power conferred upon such Property Trustee under such Trust Agreement, including the right to direct such Property Trustee to exercise the remedies available to it as a holder of Subordinated Debentures provided that such direction shall not be in conflict with any rule of law or with such Trust Agreement, and could not involve such Property Trustee in personal liability in circumstances where reasonable indemnity would not be adequate. If such Property Trustee fails to enforce its rights under the Subordinated Debentures held by such Trust, a holder of Trust Preferred Securities of such Trust may, to the extent permitted by law, institute a legal proceeding directly against us to enforce such Property Trustee's rights under such Trust Agreement without first instituting any legal proceeding against such Property Trustee or any other entity or person, including such Trust; it being understood and intended that no one or more of such holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of such Trust Agreement to affect, disturb or prejudice the rights of any other of such holders or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under such Trust Agreement, except in the manner herein provided and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, a holder of Trust Preferred Securities of such Trust may institute a proceeding directly against us without first instituting a legal proceeding against or requesting that action be taken by such Property Trustee or any other Person for enforcement of payment to such holder of the principal of or interest on the Subordinated Debentures held by such Trust having a principal amount equal to the aggregate stated liquidation amount of such Trust Preferred Securities of such holder (a "Direct Action") on or after the due dates specified or provided for in such Subordinated Debentures. In connection with such Direct Action, we will be subrogated to the rights of such holder of Trust Preferred Securities under the Trust Agreement to the extent of any payment made by us to such holder of Trust Preferred Securities in such Direct Action.

                        DESCRIPTION OF TRUST GUARANTEES

     The following is a summary of information concerning the guarantees of the trust preferred securities of each trust, which we refer to as the Trust Guarantees. Each Trust Guarantee will be executed by us for the benefit of holders of Trust Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. A Prospectus Supplement with respect to the Trust Preferred Securities will identify the indenture trustee for purposes of the Trust Indenture Act (the "Trust Guarantee Trustee").

     The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified by its entirety by reference to, the form of Trust Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Guarantee will be held by the Property Trustee for the benefit of holders of Trust Preferred Securities.

GENERAL

     To the extent set forth in the Trust Guarantee, we will agree to pay in full the Guarantee Payments, described below, without duplication of amounts theretofore paid by or on behalf of the Trust, as and when due regardless of defense, right of set off or counter-claim which we may have. The following payments or distributions are referred to herein as the Guarantee Payments and, with respect to trust preferred securities issued by a trust, to the extent not paid or made by such trust will be subject to the Trust Guarantee:

          (i) any accrued and unpaid distributions on Trust Preferred Securities, to the extent such Trust has funds legally and immediately available therefor;

          (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to the Trust Preferred Securities called for redemption by the Trust to the extent such Trust has funds legally and immediately available therefor with respect to Trust Preferred Securities called for redemption; and

          (iii) upon voluntary or involuntary termination, dissolution or winding up of such Trust (other than in connection with the distribution of Subordinated Debentures to holders of Trust Preferred Securities or the redemption of all Trust Preferred Securities), the lesser of:

             (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment, to the extent such Trust has funds legally and immediately available therefor and

             (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities in liquidation of the Trust.

     The redemption price and liquidation amount will be fixed at the time the Trust Preferred Securities are issued. Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of such Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

     Each Trust Guarantee will not apply to any payment or distribution except to the extent such Trust has funds legally available therefor. If we do not make interest payments on the Subordinated Debentures purchased by a Trust, such Trust will not pay distributions on such Trust Preferred Securities issued by such Trust and will not have funds legally available therefor. The Trust Guarantee, when taken together with our obligations under the Subordinated Debentures, the Subordinated Indenture and the Trust Agreement, including our obligation to pay costs, expenses, debt, and liabilities of such Trust (other than with respect to the Trust Securities), will be a full and unconditional guarantee, on a subordinated basis, by us of payments due on the Trust Preferred Securities from the time of issuance, but will not apply to the payment of distributions and other payments on the Trust Preferred Securities when the Property Trustee does not have sufficient funds in the Property Account of the Trust to make such distributions or other payments. If we do not make interest payments on the Subordinated Debentures held by the Property Trustee, the Trust will not make distributions on the Trust Preferred Securities and will not have funds available therefor. See "Additional Description of the Subordinated Debentures to be Issued to
Trust -- Certain Covenants."

AMENDMENT OF TRUST GUARANTEE; ASSIGNMENT

     Except for changes which do not materially adversely affect the rights of holders of Trust Preferred Securities, each Trust Guarantee may be amended only with the approval of not less than 66 2/3% in liquidation amount of Trust Preferred Securities issued by the applicable Trust. The manner of obtaining any such approval will be as set forth in Article Six of the applicable Trust Agreement. The Trust Guarantee will bind the successors, assigns receivers, trustees and representatives of us and continue to benefit the Trust Guarantee Trustee and holders of Trust Preferred Securities. Except in connection with a consolidation, merger, conveyance, transfer or lease involving us, permitted under Article Eight of the Subordinated Indenture, we may not assign its rights or delegate our obligations under the Trust Guarantee.

TERMINATION OF THE TRUST GUARANTEE

     Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Trust (a) upon full payment of the Redemption Price of all Trust Preferred Securities of such trust, (b) upon distribution of Subordinated Debentures held by such Trust to the holders of and in exchange for all of the Trust Preferred Securities or (c) upon full payment of amounts payable in accordance with the Trust Agreement upon liquidation of such Trust. See "Status of the Trust Guarantee" and "Additional Description of Subordinated Debentures to be Issued to Trust -- Subordinated Indenture Additional Events of Default" for a description of the events of default and enforcement rights of the holders of Subordinated Debentures. The Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must repay any sums paid to them under the Trust Preferred Securities or Trust Guarantee.

EVENTS OF DEFAULT

     An event of default under a Trust Guarantee will occur if we fail to make the payments required by the Trust Guarantee.

     The holders of a majority in liquidation amount of Trust Preferred Securities relating to such Trust Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trust Guarantee Trustee or to direct the exercise of any trust or power conferred upon such Trust Guarantee Trustee under the Trust Guarantee. Accordingly if the Trust Guarantee Trustee fails to enforce such Trust Guarantee, any holder of record of Trust Preferred Securities relating to such Trust Preferred Guarantee may institute a legal proceeding directly against us to enforce the Trust Guarantee Trustee's rights, without first instituting any other legal proceeding.

STATUS OF TRUST GUARANTEE

     The Trust Guarantee will constitute our unsecured obligation and will rank:

          (i) subordinate and junior in right of payment to all of our other liabilities, including the Subordinated Debentures, except those made pari passu or subordinate by their terms,

          (ii) pari passu with the most senior preferred or preference stock which may now or hereafter be issued or guaranteed by us; and

          (iii) senior to our Common Stock.

     The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by such trust, by acceptance thereof, agrees to the subordination provisions and other terms of the
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

Trust Guarantee relating thereto. Each Trust Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under such Trust Guarantee without instituting a legal proceeding against any other person or entity). Each Trust Guarantee will be deposited with the applicable Guarantee Trustee to be held for the benefit of the holders of such Trust Preferred Securities. Except as otherwise noted herein, the Guarantee Trustee has the right to enforce the Trust Guarantee on behalf of the holders of the related Trust Preferred Securities. Except as described under "Termination of the Trust Guarantee" above, the Trust Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust).

INFORMATION CONCERNING TRUST GUARANTEE TRUSTEE

     The Trust Guarantee Trustee, prior to the occurrence of a default with respect to the Trust Guarantee and after the curing or waiving of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, during the continuance of any default, will exercise the same degree of care as a prudent individual would exercise in the conduct of such individual's own affairs. Subject to such provisions, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Trust Guarantee Trustee, upon the occurrence of an Event of Default under such Trust Guarantee, from exercising the rights and powers vested in it by such Trust Guarantee. The Trust Guarantee Trustee also serves as Property Trustee. We and our officers and directors have no material relationship with the initial Trust Guarantee Trustee other than normal banking relationships.

GOVERNING LAW

     The Trust Guarantee will be governed by the laws of the State of New York.

                  THE AGREEMENT AS TO EXPENSES AND LIABILITIES

     Pursuant to an Agreement as to Expenses and Liabilities to be entered into by us under the Trust Agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the Trust other than obligations of the Trust to pay to the holders of the related Trust Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of such Trust Securities or such other similar interests, as the case may be.

               ADDITIONAL DESCRIPTION OF SUBORDINATED DEBENTURES
                             TO BE ISSUED TO TRUST

     Set forth below is a description of the terms of the Subordinated Debentures which each Trust will hold as trust assets. The general provisions of the Subordinated Debentures are set forth under "Description of Debt Securities" above. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Indenture (as defined in "Description of Debt Securities" above), as supplemented by the Supplemental Indenture creating the Subordinated Debentures. The Subordinated Indenture and the Supplemental Indenture are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Subordinated Debentures will include those stated in the Subordinated Indenture and the related Supplemental Indenture and those made a part of the Subordinated Indenture by reference to the Trust Indenture Act.

     Upon a dissolution of a Trust, Subordinated Debentures held by such Trust may be distributed to the holders of Trust Securities in liquidation of such Trust.

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

     If any Subordinated Debentures are distributed to holders of Trust Preferred Securities, we will use our best efforts to have such Subordinated Debentures traded on the same stock exchange as the related Trust Preferred Securities are traded.

GENERAL

     Subordinated Debentures will be issued in a principal amount equal to the aggregate stated Liquidation Amount of Trust Preferred Securities plus our investment in Trust Common Securities.

     The entire principal amount of the Subordinated Debentures held by each Trust will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on the date set forth in the applicable Prospectus Supplement.

     The covenants contained in the Subordinated Debenture Indenture would not necessarily afford protection to holders of the Subordinated Debentures in the event of a decline in our credit quality resulting from takeovers, recapitalizations or similar restructurings.

     If Subordinated Debentures held by a Trust are distributed to holders of Trust Preferred Securities of such Trust in liquidation of such holders' interests in such Trust, such Subordinated Debentures will initially be issued as a Global Security. Under certain limited circumstances, Subordinated Debentures may be issued in certificated form in exchange for a Global Security. In the event Subordinated Debentures are issued in certificated form, such Subordinated Debentures will be in denominations as specified in the applicable Prospectus Supplement and integral multiples thereof and may be transferred or exchanged at the offices described therein. Payments on Subordinated Debentures issued as a Global Security will be made to the Depositary for the Subordinated Debentures. In the event Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in New York, New York; provided, that payment of interest may be made at our option by check mailed to the address of the persons entitled thereto.

     The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event we are involved in a highly leveraged transaction.

CERTAIN COVENANTS

     If there has occurred any event that would constitute an Indenture Event of Default, then (a) we may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock and, (b) we may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Trust Guarantee) issued by us which rank pari passu with or junior to the Subordinated Debentures. The preceding sentence, however, shall not restrict (A) any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,
(B) repurchases, redemptions or other acquisition of shares of our capital stock in connection with any employment contract benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan, (C) dividends or distributions of our capital stock, or (D) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provision of such capital stock or the security being converted or exchanged.

     We will covenant, as long as Trust Preferred Securities of a Trust remain outstanding, (i) to maintain 100% ownership of Trust Common Securities of such Trust, and (ii) to use its reasonable efforts to cause such Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures held by such Trust to the holders of Trust Securities in liquidation of such Trust, the redemption of all Trust Securities, or certain mergers, consolidations or amalgamations, each as

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

permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

OPTIONAL REDEMPTION

     We will have the right to redeem the Subordinated Debentures, in whole or in part, from time to time, without premium or penalty, on or after the date set forth in the applicable Prospectus Supplement, upon not less than thirty (30) or more than sixty (60) days' notice, at a redemption price equal to a percentage of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest (as defined herein), if any, to the Redemption Date, as specified in the applicable Prospectus Supplement. If a partial redemption of the Trust Preferred Securities resulting from a partial redemption of the Subordinated Debentures held by a trust would result in the delisting of the Trust Preferred Securities of such Trust, we may only redeem such Subordinated Debentures held by such trust in whole. In addition, upon the occurrence of a Special Event, we may, upon not less than thirty (30) or more than (60) days notice, within ninety (90) days following the occurrence thereof and subject to the terms and conditions of the Subordinated Indenture, redeem such Subordinated Debentures, in whole, at a price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including Additional Interest, if any) to the Redemption Date. In the event of redemption of such Subordinated Debentures in part only, new Subordinated Debentures for the unredeemed portion shall be issued in the name or names of the holders thereof upon the surrender thereof.

INTEREST

     Each Subordinated Debenture will bear interest at the rate set forth in the applicable Prospectus Supplement from the original date of issuance, payable quarterly in arrears on dates which will be specified in the Prospectus Supplement (each, an "Interest Payment Date"), to the person in whose name such Subordinated Debenture is registered, subject to certain exceptions, on the record date specified in the applicable Prospectus Supplement.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Except to the extent set forth in the applicable Prospectus Supplement, we will have the right at any time to defer payments of interest on Subordinated Debentures by extending the interest payment period for up to 20 consecutive quarters, during which Extension Period we will have the right to make partial payments of interest on Interest Payment Dates. At the end of such an Extension Period, we will pay all interest then accrued and unpaid (including any Additional Interest, together with interest thereon at the rate specified and to the extent permitted by applicable law). We covenant in the Supplemental Indenture for the benefit of the holders of a series of Subordinated Debentures, that, subject to the next succeeding sentence, (a) we shall not declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, and (b) we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Trust Guarantee) issued by us which rank pari passu with or junior to said series of Subordinated Debentures (i) if at such time we shall have given notice of our election to extend an interest payment period for a series of Subordinated Debentures and such extension shall be continuing or (ii) if at such time an Event of Default with respect to a series of Subordinated Debentures shall have occurred and be continuing. The preceding sentence, however, shall not restrict (A) any of the actions described in the preceding sentence resulting from any reclassification
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

of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, (B) repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan, and (C) dividends or distributions in our capital stock, or (D) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

     Prior to the termination of any such Extension Period for a series of Subordinated Debentures, we may further defer payments of interest on such Subordinated Debentures, by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof for such series of Subordinated Debentures may not exceed 20 consecutive quarters or extend beyond the maturity of such series of Subordinated Debentures.

     Upon the termination of any Extension Period for a series of Subordinated Debentures, and the payment of all accrued and unpaid interest on the Subordinated Debentures then due, we may select a new Extension Period for such series of Subordinated Debentures, as if no Extension Period had previously been declared, subject to the above requirements. No interest on a series of Subordinated Debentures during an Extension Period, except at the end thereof, will be due and payable on such series of Subordinated Debentures.

     If the Property Trustee is the sole holder of the Subordinated Debentures, we will give the Property Trustee notice of our selection of such Extension Period for such series of Subordinated Debentures one Business Day prior to the earlier of (i) the Regular Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate or (ii) the date a Trust is required to give notice to the applicable self-regulatory organization or to holders of such Trust Preferred Securities on the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Administrative Trustees shall give notice of our selection of such Extension Period to the holders of such Trust Preferred Securities. If the Property Trustee is not the sole holder of a series of Subordinated Debentures, we will give the holders of such Subordinated Debentures notice of our selection of such Extension Period ten Business Days prior to the earlier of (i) the Regular Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate or (ii) the date we are required to give notice to the applicable self-regulatory organization or to holders of such Subordinated Debentures, but in any event at least two Business Days before such record date.

     We have no present intention to defer interest payments.

ADDITIONAL INTEREST

     If a Trust is required to pay any taxes, duties, assessments or other governmental charges (other than withholding taxes) imposed by the United States, or any other taxing authority, we will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by a Trust after paying any such charges will be equal to the amount such Trust would have received had no such charge been imposed.

SUBORDINATED INDENTURE ADDITIONAL EVENTS OF DEFAULT

     In addition to the Events of Default described under "Description of Debt Securities -- Events of Default," the following will be an additional Event of
Default:

          the voluntary or involuntary dissolution, winding up or termination of a Trust except in connection with

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

             (i) the distribution of Subordinated Debentures to holders of Trust Securities in liquidation of a Trust,

             (ii) the redemption of all outstanding Trust Securities of such Trust, or

             (iii) certain mergers or consolidations permitted by the Trust Agreement.

     The holders of not less than a majority in aggregate principal amount of Subordinated Debentures of any series may waive any past default, except (i) a default in payment of principal, premium, interest or Additional Interest or
(ii) a default in a covenant or provision which under Article Nine of the Subordinated Indenture may not be modified or amended without the consent of each holder of a Subordinate Debenture of the affected series. The holders of Trust Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as holder of Subordinated Debentures.

PAYMENT AND PAYING AGENTS

     Payment of principal and premium (if any) on Subordinated Debentures will be made only if the holder of Subordinated Debentures surrenders them to the Paying Agent of the Subordinated Debentures.

     Principal of and any premium and interest, if any, on Subordinated Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as we may designate from time to time pursuant to the Subordinated Debenture Indenture. Payment of interest on the Subordinated Debentures on any Interest Payment Date will be made to the person in whose name the Subordinated Debenture (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment.

     The Subordinated Indenture Trustee will act as Paying Agent with respect to the Subordinated Debentures. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent at the place of payment.

CONSOLIDATION, MERGER AND SALE

     The Subordinated Indenture provides that we will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume our obligations under the Trust Guarantee and the payment of the principal of (and premium, if any) and interest including all Additional Interest on all of the Subordinated Debentures and the due and punctual performance and observance of all of the covenants and conditions contained in the Subordinated Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any Subsidiary as a result thereof as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default under the Subordinated Indenture or the Trust Guarantee, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Indenture Trustee (Sections 801 and 803 of the Subordinated Indenture).

INFORMATION CONCERNING SUBORDINATED DEBENTURE TRUSTEE

     The Subordinated Indenture Trustee, prior to default and after the curing of all defaults, if any, undertakes to perform only such duties as are specifically set forth in the Subordinated Indenture and, after a default (that has not been cured or waived), will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Indenture Trustee is under no obligation to exercise any of the powers vested in it by the

Subordinated Indenture at the request of any holder of Subordinated Indentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing will not relieve the Subordinated Indenture Trustee, upon the occurrence of an Indenture Event of Default, from exercising the rights and powers vested in it by the Subordinated Indenture. The Subordinated Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Subordinated Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

     We will have the right at all times to assign any of our rights or obligations under the Subordinated Indenture to a direct or indirect wholly-owned subsidiary of ours; provided that, in the event of any such assignment, we will remain liable for all of such obligations. Subject to the foregoing, the Subordinated Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

              EFFECT OF OBLIGATIONS UNDER SUBORDINATED DEBENTURES
                    AND TRUST PREFERRED SECURITIES GUARANTEE

     As long as payments are made when due on Subordinated Debentures, the Trust will have sufficient funds to be able to make all appropriate payments on Trust Securities. This is primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of such Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Trust Securities; (iii) we will pay for all costs and expenses of each Trust; and (iv) the Trust Agreement provides that the Trustees may not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions and other payments due on the Trust Preferred Securities (to the extent funds are available therefor) are guaranteed by us to the extent set forth under "Description of the Trust Guarantee." If we do not make interest payments on Subordinated Debentures, it is expected that the Trust will not have sufficient funds to pay distributions on its Trust Preferred Securities. The Trust Guarantee is a full and unconditional guarantee, but does not apply to any payment unless the Trust has sufficient funds for such payment.

     If we fail to make payments on Subordinated Debentures when due (taking into account any Extension Period), the Trust Agreement will provide a mechanism whereby holders of Trust Preferred Securities may direct the Property Trustee to enforce its rights, including proceeding directly against us. Accordingly, if the Property Trustee fails to enforce its rights, a holder of Trust Preferred Securities may sue us directly to enforce those rights, without first instituting legal proceedings against the Trust, the Property Trustee or any other person or entity.

     If we fail to make payments under the Trust Guarantee, the Trust Guarantee provides a mechanism whereby the holders of Trust Preferred Securities may direct the Trust Guarantee Trustee to enforce its rights. If the Trust Guarantee Trustee fails to enforce its rights, any holder of Trust Preferred Securities may institute a legal proceeding against us directly to enforce those rights without first instituting legal proceedings against the Trust, the Trust Guarantee Trustee or any other person or entity.

     Pursuant to an Agreement as to Expenses and Liabilities to be entered into by the Company under the Trust Agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the Trust other than obligations of the Trust to pay to the holders of the related Trust Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of such Trust Securities or such other similar interests, as the case may be.

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

     The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on Trust Preferred Securities to the extent of funds available to the Trust.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contract." The consideration per share of common stock may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately, or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the prospectus supplement relating thereto.

                              PLAN OF DISTRIBUTION

     We and the trusts may sell securities in any of three ways: (1) through underwriters or dealers; (2) directly to a limited number of institutional purchasers or to a single purchaser; or (3) through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of such securities and the proceeds to us from such sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - the public offering price; and

     - any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

     If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public

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

offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The securities may be sold directly by us or the applicable trust or through agents designated by us or the applicable trust from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us or the applicable trust to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If dealers are utilized in the sale of any securities, we or the applicable trust will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our or a trust's agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us or the applicable trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended, in connection with the securities remarketed thereby.

     If so indicated in the applicable prospectus supplement, we or the applicable trust will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us or the applicable trust at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

     Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us or the applicable trust (or both), to indemnification by us or the applicable trust (or both) against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us and/or the applicable trust in the ordinary course of business.

     Each series of securities will be a new issue and, other than the common stock, which is listed on NASDAQ, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the securities offered here and certain related matters will be passed upon for us, and certain United Stated federal income taxation matters will be passed upon for us and the Trusts by Dickinson Wright PLLC, Detroit, Michigan. Certain matters of Delaware law relating to the validity of
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

the Trust Preferred Securities will be passed upon on behalf of the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of SEMCO Energy, Inc. as of December 31, 1999 and 1998, and for the three years ended December 31, 1999, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, and the SEMCO Energy, Inc. pro forma Combined Statement of Income for the year ended December 31, 1999, incorporated by reference in this prospectus has been examined by Arthur Andersen LLP, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of ENSTAR Natural Gas Company (a division of SEMCO Energy, Inc.) and Alaska Pipeline Company (a subsidiary of SEMCO Energy, Inc.) as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     Our future Financial Statements and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said Financial Statements and consented to the use of their reports thereon.

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                               SEMCO ENERGY, INC.
                             SEMCO CAPITAL TRUST II

                          9,000,000 FELINE PRIDES(SM)

                              [SEMCO ENERGY LOGO]

                            ------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.

                         BANC OF AMERICA SECURITIES LLC

                           SALOMON SMITH BARNEY INC.

                                 JUNE   , 2000

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